As filed with the Securities and Exchange Commission on November 12, 2015	Registration No. 333-207430

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

PREEFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER FINANCIAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Kentucky	6022	61-1206757
(State or Other Jurisdiction	(Primary Standard Industrial	(I. R. S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification Number)
2883 Fifth Avenue
Huntington, West Virginia 25702
 (304) 525-1600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Robert W. Walker
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702
 (304) 525-1600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
with copies to:

Thomas J. Murray, Esq.	Charles D. Dunbar Esq.
Daniel J. Konrad, Esq.	Elizabeth Osenton Lord, Esq.
Dinsmore & Shohl LLP	Jackson Kelly PLLC
611 Third Avenue	500 Lee Street, East
P.O. Box 2185	Suite 1600
Huntington, West Virginia 25722-2185	Charleston, West Virginia 25301
(304) 691-8398	(304) 340-1000
Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐                             Accelerated filer  ☑                                   Non-accelerated filer   ☐                                                    Smaller reporting company  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)      ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price Per	Aggregate Offering	Registration
Securities to Be Registered	Registered (1)	Unit (2)	Price(2)	Fee (3)
Common Stock, no par value per share	1,436,601 shares	$16.30	$23,427,000	$2,359.10

(1)
The number of shares of common stock, no par value per share of Premier Financial Bancorp, Inc. to be registered pursuant to this Registration Statement represents the maximum number of shares issuable by Premier Financial Bancorp, Inc. upon consummation of the merger of a wholly owned subsidiary of Premier Financial Bancorp, Inc. and First National Bankshares Corporation.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f)(1) of the Securities Act based on a rate of $100.70 per $1,000,000 of the proposed maximum offering price. The proposed aggregate offering price of the registrant’s common stock was calculated based on the book value per share of the First National common stock outstanding in accordance with Rule 457(f)(2) under the Securities Act outstanding as of September 30, 2015.

(3)	Previously paid.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Premier Financial Bancorp, Inc.	First National Bankshares Corporation
PROXY STATEMENT/PROSPECTUS
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
You are cordially invited to attend the special meeting of the shareholders of First National Bankshares Corporation (“First National”) to be held on December 30, 2015 at 10:00 a.m. at the offices of First National, One Cedar Street, Ronceverte, West, Virginia. At the special meeting, you will be asked to (i) approve the proposed merger of First National with First National Acquisition, Inc., a wholly owned subsidiary of Premier Financial Bancorp, Inc. (“Premier”) (the “Merger”), (ii) approve, by non-binding advisory vote, compensation that will be payable by First National to its President, Matthew L. Burns in connection with the Merger and (iii) approve adjournment of the special meeting, if necessary, to permit further solicitation of proxies.  Upon completion of the Merger, First National will become a wholly owned subsidiary of Premier and will thereafter be merged with and into Premier (the “Subsequent Merger”).  After completion of the Merger, First National’s wholly owned subsidiary, First National Bank, will be merged with and into Premier’s wholly owned subsidiary, Premier Bank, Inc.  In the Merger, each share of First National common stock that you own will be exchanged for cash and shares of Premier common stock, as follows:  each share of First National common stock outstanding shall be converted into the right to receive:
(a)            1.725 shares of Premier common stock; except that if
(b)            the weighted average of the daily closing trade prices of Premier common stock during the 20 consecutive trading days ending on the trading day before the effective time of the Merger is greater than $15.50, then the exchange ratio shall be reduced by formula, but not to less than 1.650; and
(c)            If Premier's trading price as calculated above is less than $15.50, then Premier shall pay up to an additional $1.20 in cash for each share of First National common stock, together with cash paid as provided below, not to exceed the sum of $1.20 per share of First National common stock.
The Merger Agreement further provides that First National shall seek regulatory approval to pay a special dividend immediately prior to the effective time of the Merger, not to exceed $5.08 per share of First National common stock. If First National’s special dividend approved and paid is less than $5.08 per share, then Premier shall supplement the dividend with additional cash consideration of up to $1.00 for each share of First National common stock if, and only if, the estimated pre-closing shareholders’ equity of First National equals or exceeds $21,836,000. In no event shall the total of the cash consideration paid by Premier pursuant to (c) above and this provision exceed $1.20 per First National share, or $1,000,000 in the aggregate.
A First National shareholder who exchanges his or her shares of First National common stock for shares of Premier common stock pursuant to the Merger and receives cash in the Merger and via the Special Dividend will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes.  Subject to the discussion below concerning Certain Federal Income Tax Consequences, the amount of gain recognized will equal the smaller of (i) the amount of cash received in the Merger and via the Special Dividend and (ii) gain realized from the Merger.  The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of cash received in the Merger, (2) the amount of cash received via the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First National shareholder’s tax basis in the shares of First National common stock surrendered in the Merger.
The Merger proposal is described in this proxy statement/prospectus. We encourage you to read this entire document carefully, including the “Risk Factors” section beginning on page 16.
Your board recommends that you vote FOR the Merger, FOR the advisory vote on Mr. Burns’s compensation and FOR the adjournment. We need your vote to complete the Merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. The presence of a majority of the outstanding shares of First National common stock, by person or by proxy, is necessary to constitute a quorum in order to have a special meeting.  A favorable vote of the holders of a majority of the First National shares voting at the special meeting is required to approve the Merger Agreement, the executive compensation and the adjournment.
You may obtain current market quotations on shares of Premier common stock, which is listed on National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) Global Market under the symbol “PFBI”.
Ronald B. Snyder, Chairman of the Board
First National Bankshares Corporation
An investment in Premier common stock in connection with the Merger involves certain risks and uncertainties. See “Risk Factors” beginning on page 16 of this proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Merger or determined if this proxy statement/prospectus is accurate or adequate. It is illegal to tell you otherwise.
The securities to be issued in the Merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.
This proxy statement/prospectus is dated November 30, 2015 and is being first mailed to shareholders on or about November 30, 2015.

FIRST NATIONAL BANKSHARES CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
 TO BE HELD ON DECEMBER 30, 2015

YOU ARE HEREBY NOTIFIED of and invited to attend the special  meeting of shareholders of First National Bankshares Corporation (“First National”), a West Virginia corporation, to be held on Wednesday, December 30, 2015 at 10:00 a.m. at the offices of First National, One Cedar Street, Ronceverte, West Virginia, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement of Merger dated July 6, 2015, as amended by First Amendment of Merger dated September 22, 2015 between Premier Financial Bancorp, Inc. and First National (the “Merger Agreement”) and the transactions contemplated thereby. The Merger Agreement provides that First National will merge with a subsidiary of Premier Financial Bancorp, Inc., upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying proxy statement/prospectus (the “Merger”).

2.	A proposal to approve, by means of a non-binding shareholder advisory vote, compensation that will be payable by First National to its President, Matthew L. Burns in connection with the Merger.

3.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement/prospectus.

4.	Such other matters as may properly come before the special meeting.
Our board of directors has determined that the terms of the Merger are fair to and in the best interests of First National and our shareholders, has approved and adopted the Merger Agreement, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the Merger Agreement and the transactions contemplated thereby, “FOR” the advisory vote on executive compensation and “FOR” the proposal to adjourn.
Each holder of First National common stock is entitled to assert dissenter’s rights of appraisal in connection with the Merger and seek an appraisal of the fair market value of his or her shares, provided the procedures of Section 31D-13-1301 of the West Virginia Business Corporation Act are followed.  A copy of the West Virginia Business Corporation Act article concerning dissenter’s rights is attached to this prospectus/proxy statement.
Our board of directors has fixed the close of business on November 17, 2015 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.
The presence of a majority of the outstanding shares of First National common stock, by person or by proxy, is necessary to constitute a quorum in order to have a special meeting.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock voting at the special meeting is required to approve and adopt the Merger Agreement, the non-binding advisory vote on executive compensation and adjournment.

Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, by delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the Merger Agreement and the transactions contemplated thereby.

By Order of the Board of Directors
Ronald B. Snyder
November 30, 2015	Chairman of the Board

i

(continued)

(continued)

(continued)

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates certain business and financial information about Premier Financial Bancorp, Inc. from other documents that Premier has filed with the SEC that is not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 91 this proxy statement/prospectus.  This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.
Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus, without charge, by written or telephonic request directed to:

Brien M. Chase
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, WV 25702
(304) 525-1600
If you would like to request any documents, please do so by December 22, 2015 in order to receive them before the shareholder meeting.

For more information, see “Where You Can Find More Information” beginning on page 91.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) by Premier, constitutes a prospectus of Premier under the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Premier common stock to be issued to First National shareholders as required by the Merger Agreement. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of First National shareholders, at which First National shareholders will be asked to vote upon a proposal to adopt the Merger Agreement.

You should rely only on the information contained herein or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this document. This document is dated November 30, 2015. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither the mailing of this document to First National shareholders nor the issuance by Premier of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Premier has been provided by Premier and information contained in this document regarding First National has been provided by First National.

QUESTIONS AND ANSWERS
ABOUT THE SHAREHOLDER MEETING AND THE MERGER

Q:        What will shareholders be voting on at the special meeting?

A:        Shareholders will be voting on the following matters:

•	A proposal to approve and adopt the Merger Agreement between Premier Financial Bancorp, Inc. (“Premier”) and First National Bankshares Corporation (“First National”) and the transactions contemplated thereby.

•	A proposal to approve, by means of a non-binding shareholder advisory vote, compensation that will be payable by First National to its President, Matthew L. Burns, in connection with the Merger.

•	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Shareholders will also consider any other matters that may properly come before the meeting.

Q:        Why is First National proposing the Merger?

A:	We believe the proposed Merger is in the best interests of First National and its shareholders. Our board of directors believes that combining with Premier provides significant value to our shareholders and provides shareholders the opportunities for growth offered by the combined company. Further, the per share value of the consideration to First National’s shareholders was considered including that a portion of the consideration will be in cash in the form of a special dividend. Also, the board found important the anticipated tax-free exchange of First National common stock for Premier common stock in connection with the stock portion of the consideration. Additionally, Premier is a publicly-traded company, so First National shareholders will have a greater market access in the event a shareholder wishes to sell the shares received by the shareholder.

You should review the reasons for the Merger described in greater detail under the caption “Background of the Merger” and “Board Recommendations and Reasons for the Merger” beginning on page 40.

Q:        When and where is the shareholder meeting?

A:	The special meeting is scheduled to take place on Wednesday, December 30, 2015, at 10:00 a.m., local time, at the offices of First National, One Cedar Street, Ronceverte, West Virginia.

Q:        What does the First National board of directors recommend?

A:	The First National board of directors has approved the Merger Agreement. The First National board recommends that shareholders vote “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, “FOR” the proposal to approve Mr. Burn’s compensation and “FOR” the proposal to adjourn.

Q:        What will shareholders receive for their stock?

A:        For each share of First National common stock that you own, you will receive:
(a)	1.725 shares of Premier common stock; except that

(b)	If the weighted average of the daily closing trade prices of Premier common stock during the 20 consecutive trading days ending on the trading day before the effective time of the merger is greater than $15.50, then the exchange ratio will be reduced by formula, but not to less than 1.650 shares of Premier common stock for each share of First National common stock; and

(c)	If Premier's trading price calculated above is less than $15.50, then Premier shall pay up to an additional $1.20 in cash for each share of First National common stock, together with cash paid below, not to exceed the sum of $1.20 per share of First National common stock.

The Merger Agreement further provides that First National will seek regulatory approval to pay a Special Dividend immediately prior to the effective time of the Merger, not to exceed $5.08 per share of First National common stock, and that if First National’s Special Dividend approved and paid is less than $5.08 per share, then Premier will pay further additional cash consideration of up to $1.00 for each share of First National common stock if, and only if, the estimated pre-closing shareholders’ equity of First National equals or exceeds $21,836,000, and in no event will the total of the cash consideration paid by Premier pursuant to (c) above and this provision exceed $1.20 per First National share, or $1,000,000 in the aggregate.

If the sum of the Special Dividend and the Merger Consideration would be less than $27.50 per share of First National common stock, then the Merger Agreement may be terminated by First National on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination will occur.

If the sum of the Special Dividend and the Merger Consideration would be greater than $36.14 per share of First National common stock, then the Merger Agreement may be terminated by Premier on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination will occur.

Q:	Is my vote needed to adopt the Merger Agreement and to approve the transactions contemplated thereby?

A:	Yes. The presence of a majority of the outstanding shares of First National common stock, by person or by proxy, is necessary to constitute a quorum in order to have a special meeting. A favorable vote by a majority of shares voting at the special meeting is required to approve the Merger Agreement, executive compensation and adjournment. Approval of the Merger is NOT contingent on approval of executive compensation.

Q:            How do I vote?

A:	If you are a First National shareholder of record as of the record date for the First National special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the meeting, you may vote by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold First National shares in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the shareholder meeting.

Q:            How many votes do I have?

A:	You are entitled to one vote for each share of First National common stock that you owned as of the record date.

As of the close of business on November 17, 2015, there were approximately 832,812 outstanding shares of First National common stock.  As of that date, approximately 27.63% of the outstanding shares of First National common stock were beneficially owned by directors and executive officers of First National.

Q:        How will my common shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then:

•	your First National common shares will be voted “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated thereby;

•	your First National common shares will be voted “FOR” the approval of executive compensation; and

•	your First National common shares will be voted “FOR” the approval, if necessary, of the adjournment of the special meeting to solicit additional proxies.

Q:        May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of First National, at One Cedar Street, Ronceverte, West Virginia 24970;

•	executing and returning a later-dated proxy card; or

•	attending the special meeting and giving notice of revocation in person.

Attendance at the special meeting will not, by itself, revoke your proxy.

If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:        If I do not favor the adoption of the Merger Agreement, what are my rights?

A:	If you are a First National shareholder as of the November 17, 2015, record date and you do not vote in favor of the adoption of the Merger Agreement, you will have the right under Section 31D-13-1301, et seq. of the West Virginia Business Corporation Act to demand the fair cash value for your First National common shares. The right to make this demand is known as “dissenters’ rights.” For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on Page 39 of this prospectus/proxy statement and the complete text of the West Virginia Business Corporation Act article concerning dissenters’ rights, which is attached to this prospectus/proxy statement as Appendix II.

Q:        When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as we can. We expect to complete the Merger on or before January 31, 2016, assuming shareholder approval and all applicable governmental approvals have been received by that date and all conditions precedent to the Merger have been satisfied or waived.

Q:         When should I send in my First National share certificate?

A:	Please do not send in your First National share certificates with your proxy card. Should the Merger be approved, at a later date, Premier’s exchange agent will mail to you a Transmittal Form that you should use to surrender your First National share certificates. You should not surrender your First National share certificates for exchange until you receive the Transmittal Form from the exchange agent.

Q:	What are the material United States federal income tax consequences of the Merger to U.S. holders of First National common shares?

A:	For U.S. federal income tax purposes, the Special Dividend, the Merger and the Subsequent Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, the Premier common stock, cash and the Special Dividend should be treated as received in exchange for shares of First National common stock pursuant to a transaction qualifying as a reorganization for U.S. federal income tax purposes. A First National shareholder who exchanges his or her shares of First National common stock for shares of Premier common stock pursuant to the Merger and receives cash in the Merger and via the Special Dividend will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes. Subject to the discussion of Certain U.S. Federal Income Tax Consequences, the amount of gain recognized will equal the smaller of (i) the amount of cash received in the Merger and via the Special Dividend and (ii) gain realized from the Merger. The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of cash received in the Merger, (2) the amount of cash received via the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First National shareholder’s tax basis in the shares of First National common stock surrendered in the Merger. Subject to the conditions and restrictions set forth in the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 64 of this proxy statement/prospectus, any recognized gain will generally be long-term capital gain if the shareholder’s holding period for the shares of First National common stock surrendered is more than one year at the effective time of the Merger.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First National common stock.  First National shareholders are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other taxes.

Q:        Where will my Premier common shares received in the Merger be listed?

A:	Premier Financial common shares currently trade on NASDAQ Global Market under the symbol “PFBI”.

Q:        What do I need to do now?

A:	After carefully reviewing this prospectus/proxy statement, including its appendices, please indicate your vote and sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your common shares at the First National special shareholders meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the First National special shareholder meeting.

Q:        Who can answer my questions?

A:	First National shareholders who have questions about the Merger or desire additional copies of this prospectus/proxy statement or additional proxy cards should contact:

Matthew L. Burns
President and Chief Executive Officer
First National Bankshares Corporation
One Cedar Street
Ronceverte, West Virginia 24970
(304) 647-4500

SUMMARY
This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the Merger and the other matters to be considered at the shareholder meeting. See “Where You Can Find More Information” on page 91. Each item in this summary includes a page reference directing you to a more complete description of that item.
Parties Involved in the Merger
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702
(304) 525-1600

Premier is a multi-bank holding company that, as of September 30, 2015, operated ten banking offices in Kentucky, three banking offices in Ohio, nineteen banking offices in West Virginia, two banking offices in Virginia, three banking offices in the District of Columbia and one banking office in Maryland.  At September 30, 2015, Premier had total consolidated assets of $1,263.2 million, net loans of $845.2 million, total consolidated deposits of $1,078.8 million and total consolidated shareholders’ equity of $147.1 million.  The banking subsidiaries of Premier consist of Citizens Deposit Bank & Trust and Premier Bank, Inc. (hereinafter the “Premier Financial Banking Subsidiaries”).

The headquarters of Premier is located in Huntington, West Virginia. Premier’s executive offices are located at 2883 Fifth Avenue, Huntington, West Virginia.

First National Bankshares Corporation
 One Cedar Street
Ronceverte, West Virginia 24970
304-927-3340

First National is a one-bank holding company which owns all of the outstanding shares of First National Bank, Ronceverte, West Virginia. First National operates at its main office at One Cedar Street, Ronceverte, West Virginia with three other offices in West Virginia and two offices in Virginia.

As of September 30, 2015, First National reported total assets of $245.3 million, net loans of $135.1 million, deposits of $210.8 million and shareholders’ equity of $23.5 million.
The Merger (page 37)
We have attached the Merger Agreement to this proxy statement/prospectus as Appendix I. Please read the Merger Agreement. It is the legal document that governs the Merger.
In the Merger, Premier Financial Bancorp, Inc. (“Premier”) will acquire First National Bankshares Corporation (“First National”) by means of the Merger of a subsidiary of Premier with and into First National.
Each share of First National common stock outstanding will be converted in the Merger into cash and shares of Premier common stock. We expect to complete the Merger in the first quarter of 2016, although there can be no assurance in this regard.

Subsequent Merger and Bank Merger
Upon completion of the Merger, First National will become a wholly owned subsidiary of Premier and will thereafter be merged with and into Premier (the “Subsequent Merger”).
After completion of the Merger and the Subsequent Merger, First National’s wholly owned subsidiary, First National Bank (the “Bank”), will be merged with and into Premier’s wholly owned subsidiary, Premier Bank, Inc. (the “Bank Merger”).
Our Reasons for the Merger (page 44)
First National’s board of directors is proposing the Merger because, among other reasons:

•	the value to be received by the shareholders under the Merger Agreement relative to the historical trading price of First National common stock represented a premium of approximately 92% over the published closing price of First National common stock on July 2, 2015, the last trading day before the Merger Agreement was signed;
•	the per share value of the consideration to First National shareholders and the fact that a portion of the consideration will be in the form of cash;
•	the anticipated tax-free exchange of First National common stock for Premier common stock for that portion of consideration; and
•	the ability of First National shareholders, through the Premier common stock component of the Merger Consideration, to participate in the potential growth of the combined institutions following consummation of the transaction.

What Shareholders Will Receive (page 37)

Each share of First National common stock (other than those shares of First National common stock for which appraisal rights have been perfected pursuant to the West Virginia Business Corporation Act), shall automatically be converted into the right to receive (i) “Stock Consideration” in accordance with subparagraphs (a) and (b), (ii) “Cash Consideration” in accordance with subparagraphs (c) and (e), and (iii) “Additional Cash Consideration” in accordance with subparagraphs (d) and (e) (collectively, the “Merger Consideration”), as described below.  The Merger Agreement further provides that First National will seek regulatory approval to pay a special dividend (the “Special Dividend”) immediately prior to the effective time of the merger, not to exceed $5.08 per share of First National common stock.  The Merger Consideration will be calculated as follows:

(a)            1.725 fully paid and non-assessable shares of Premier Common Stock (determined by dividing (n) 1,436,600  by (d) the number of shares of First National Common Stock issued and outstanding at the Effective Time, which as of September 30, 2015 was 832,812); provided, however, if

(b)            The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) is greater than $15.50 then the Exchange Ratio shall be reduced and calculated as follows: (n) $22,267,300 divided by (d) Premier's Trading Price, with that quotient further divided by (dd) the number of shares of First National Common Stock outstanding as of the Effective Time.  The lower ratio determined pursuant to (a) or (b), rounded to the nearest thousandth, shall be hereinafter referred to as the “Exchange Ratio”.  The Exchange Ratio, as adjusted pursuant to this Section 2.2(b) shall not be less than 1.650.

(c)            If Premier's Trading Price is less than $15.50,  then,  subject to the limitation set forth in subparagraph (e), Premier shall pay up to an additional $1.20 in cash for each share of First National Common Stock, the exact amount to be calculated as follows: $15.50 less Premier's Trading Price multiplied by 1.725 (the “Cash Consideration”).  In no event, however, shall the sum of Cash Consideration and Additional Cash Consideration defined in subparagraph (d) below exceed the sum of $1.20 per share of First National Common Stock.

(d)            If First National’s Special Dividend approved and paid is less than $5.08 per share, then, subject to the limitation set forth in subparagraph (e) Premier shall pay further additional cash consideration of up to $1.00 for each share of First National Common Stock (the “Additional Cash Consideration”), however, the Additional Cash Consideration is payable if, and only if, the Estimated PreClosing Shareholders’ Equity described in Section 6(d) of the Merger Agreement equals or exceeds $21,836,000.

(e)            In no event shall the total of the Cash Consideration and the Additional Cash Consideration exceed $1.20 per First National share, or $1,000,000 in the aggregate.

If the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be less than $27.50 per share of First National, then the Merger Agreement may be terminated by First National, on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, no termination shall occur.

If the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be greater than $36.14 per share of First National, then the Merger Agreement may be terminated by Premier, on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, no termination shall occur.

Background of the Merger
The management and the board of directors of First National have, from time to time, considered a number of strategic alternatives with respect to First National’s business prospects, as well as, alternatives to increase shareholder value. The strategic alternatives under consideration have included mergers, acquisitions, sales, equity issuances and restructurings. In late 2013, senior management of First National had preliminary discussions with Baxter Fentriss and Company, a recognized investment banking firm, regarding the strategic direction of First National.  On January 17, 2014, First National engaged Baxter Fentriss to advise First National generally regarding strategic alternatives available to First National to enhance shareholder value. The engagement specifically included assisting First National in evaluating its strategic alternatives, providing recommendations with respect to the pursuit of strategic alternatives, and providing an overview of valuation levels.
As a result of a strategic study by Baxter Fentriss and Company, the board of directors of First National determined to invite indications of interest by potential acquirors.  This process took about ten months and resulted in the Merger Agreement.  The process is described in “Background of the Merger” on page 40.

Dissenters’ or Appraisal Rights (page 39)
Shareholders will have dissenters’ or appraisal rights in connection with the Merger and the other matters described in this proxy statement/prospectus.
Our Recommendation (page 44)
The First National board of directors believes that the Merger is fair to First National’s shareholders and in their best interests. First National’s board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, “FOR” approval of Mr. Burns’s compensation and “FOR” the adjournment.

Opinion of Baxter Fentriss as First National’s Financial Advisor (page 48 and Appendix III)

In connection with the Merger, the First National board of directors received the written opinion, dated July 6, 2015, of First National’s financial advisor, Baxter Fentriss and Company (“Baxter Fentriss”), as to the fairness, from a financial point of view and as of the date of such opinion, to First National of the consideration provided for in the Merger. The full text of Baxter Fentriss’ written opinion is attached as Appendix III to this proxy statement/prospectus and is incorporated herein by reference. Baxter Fentriss’ written opinion is based on, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Baxter Fentriss in rendering its opinion, which are described at “The Merger – Opinion of Financial Advisor”. We encourage you to read the opinion carefully in its entirety. Baxter Fentriss’ opinion is addressed to the First National board of directors, relates only to the fairness, from a financial point of view, to First National of the exchange ratio provided for in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the proposed merger or any other matter.
Accounting Treatment (page 63)
The Merger will be accounted for under the purchase method of accounting.
Certain Federal Income Tax Consequences (page 64)
For U.S. federal income tax purposes, the Special Dividend, the Merger and the Subsequent Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  As a result, the Premier common stock, cash and the Special Dividend should be treated as received in exchange for shares of First National common stock pursuant to a transaction qualifying as a reorganization for U.S. federal income tax purposes.  A First National shareholder who exchanges his or her shares of First National common stock for shares of Premier common stock pursuant to the Merger and receives cash in the Merger and via the Special Dividend will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes.  Subject to the discussion of Certain U.S. Federal Income Tax Consequences, the amount of gain recognized will equal the smaller of (i) the amount of cash received in the Merger and via the Special Dividend and (ii) gain realized from the Merger. The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of cash received in the Merger, (2) the amount of cash received via the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First National shareholder’s tax basis in the shares of First National common stock surrendered in the Merger.  Subject to the conditions and restrictions set forth in the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 64 of this proxy statement/prospectus, any recognized gain will generally be long-term capital gain if the shareholder’s holding period for the shares of First National common stock surrendered is more than one year at the effective time of the Merger.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.
The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First National common stock. Shareholders of First National are strongly urged to consult their tax advisors to determine the particular tax consequences of the Merger to them, including the application and effect of federal, state, local, foreign and other tax laws.
For more information on the U.S. federal income tax consequences of the Merger, the Subsequent Merger and the Special Dividend, see the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 64 of this proxy statement/prospectus.
The Shareholder Meeting (page 34)
The special shareholder meeting will be held on December 30, 2015 at 10:00 a.m. at the offices of First National, One Cedar Street, Ronceverte, West Virginia. At the special meeting, you will be asked:
•	to approve the Merger Agreement and the transactions contemplated thereby;
•	to approve, by means of a non-binding shareholder advisory vote, compensation that will be payable by First National to its President, Matthew L. Burns, in connection with the Merger; and
•	if necessary, to consider and vote upon a proposal to adjourn the meeting to a later date or dates, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the Merger Agreement.
Record Date; Vote Required (page 35)
You can vote at the special meeting if you owned shares of First National common stock at the close of business on November 17, 2015. On that date, First National had 832,812 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of First National common stock that you owned on that date.
The approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of shares voting at the special meeting.  A majority of the outstanding First National shares must be present in person or by proxy to constitute a quorum.
Approval on an advisory basis of the compensation to be paid by First National to Matthew Burns as a result of the Merger requires a majority of shares voting at the special meeting.
Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.
As of November 17, 2015, First National directors and executive officers, and their affiliates, held approximately 27.63% of the outstanding shares of First National common stock entitled to vote at the special meeting. The First National directors have indicated that they plan to vote the shares of First National common stock that they own “FOR” approval of the Merger Agreement and the transactions contemplated thereby, “FOR” the approval of Mr. Burns’s compensation and “FOR” the adjournment.

Conditions to Completion of the Merger (page 55)
The obligations of Premier and First National to complete the Merger depend on a number of conditions being met. These include:

•	First National’s shareholders’ approval of the Merger Agreement;
•	approval of the Merger by the necessary federal and state regulatory authorities;
•	absence of any law or court order prohibiting the Merger;
•	receipt of opinions from counsel to First National and Premier that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	The continued accuracy of certain representations and warranties;
•
First National’s shareholders equity immediately prior to payment of the Special Dividend (the “Estimated PreClosing Shareholders’ Equity”) shall be at least $21,836,000, excluding net negative adjustments for changes in securities marked to market after September 30, 2015 (not to exceed $300,000), and shall reflect the expenditure (paid, accrued or otherwise) of the net of tax costs as may be reasonably estimated at the Effective Time related to various expenses;

•	First National and Bank shall have terminated any and all employment contracts, defined benefit plans and deferred compensation plans, including, without limitation, the Executive Endorsement Split Dollar Agreements;
•	Premier shall have assumed and been substituted for First National under First National’s Trust Preferred securities and the appropriate regulatory authorities shall have allowed Premier to include the Trust Preferred securities in Premier’s Tier 1 capital;
•	FiServ, First National’s and the Bank’s operating systems provider, shall have entered into a written agreement reasonably satisfactory to Premier extending the term of the Data Processing Agreement between FiServ and the Bank dated December 1, 2006, as amended (“DP Agreement”), for a period of not less than one hundred twenty (120) days after its scheduled termination date of September 30, 2015 at a monthly consideration reasonably acceptable to Premier and First National, whereby FiServ will provide similar services to Bank or Premier Bank, as its successor; and
•	Unless waived by Premier, the holders of no more than 20% of the outstanding shares of First National Common Stock shall have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby.
Where the law permits, First National or Premier could choose to waive a condition to an obligation to complete the Merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.  In the event the tax opinions of counsel are not received and First National and Premier waive the requirements for tax opinions, they will recirculate a revised proxy statement and resolicit First National shareholders’ vote on the Merger if the change in tax consequences is material.

Regulatory Approvals (page 60)
We cannot complete the Merger unless it is approved or not objected to by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the West Virginia Division of Financial Institutions. Once the Federal Reserve Board approves the Merger, we have to wait from 15 to 30 days before we can complete it. During that time, the United States Department of Justice may challenge the Merger.
As of the date of this proxy statement/prospectus all necessary applications have been filed, but we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.
Termination of the Merger Agreement (page 57)
First National and Premier may mutually agree to terminate the Merger at any time.
Either First National or Premier may terminate the Merger Agreement if any of the following occurs:

•	there has been a material adverse change in the financial condition of Premier, any Premier Subsidiary Bank, or First National since December 31, 2014; or

•	either party breaches any of its representations or obligations under the Merger Agreement, and does not cure the breach within 30 days if such breach individually or in the aggregate with other breaches results in a material adverse effect; or

•	the approval of any governmental entity required for consummation of the Merger is denied or the shareholders of First National do not approve the Merger Agreement; or

•	if the Closing does not occur on or before January 31, 2016 unless extended by mutual agreement in writing.

  First National may terminate the Merger Agreement:

•	In the event that the sum of the Special Dividend and the Merger Consideration would be less than $27.50 per share of First National common stock, then the Merger Agreement may be terminated by First National on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination shall have occurred.

•	If First National shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First National Board, after consulting with and considering the advice of First National’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate the Merger Agreement shall not be available to First National unless it delivers to Premier (1) written notice of First National’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Termination Fee referred to below. A “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of First National, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First National and its shareholders, and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First National.

  Premier may terminate the Merger Agreement:

•	In the event that the sum of the Special Dividend and the Merger Consideration would be greater than $36.14 per share of First National common stock, then the Merger Agreement may be terminated by Premier on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination shall have occurred.
Termination Fee (See Page 59)
In the event the Merger Agreement is terminated (i) due to a willful breach of the Merger Agreement by First National;  (ii) as a result of the First National Board of Directors’ failure to recommend the Merger and the shareholders of First National fail to approve the Merger or (iii) the shareholders of First National fail to approve the Merger and within 12 months following the date of the Merger Agreement, First National announces or enters into a contract for a transaction with any person relating to a merger or other business combination, First National may be required to pay to Premier a termination fee of $500,000.00.
Material Differences in the Rights of Premier Shareholders and First National Shareholders (page 85)
The rights of Premier’s shareholders are governed by Kentucky law and by Premier’s articles of incorporation and bylaws. The rights of First National shareholders are governed by West Virginia law and by First National’s articles of incorporation and bylaws. Upon completion of the Merger, the rights of Premier’s shareholders, including former shareholders of First National, will be governed by Kentucky law and the articles of incorporation and bylaws of Premier.
Interests of Certain Persons in the Merger (page 54)
Certain members of First National’s management have interests in the Merger in addition to their interests as shareholders of First National. These interests are described below. In each case, the First National board of directors was aware of these potential interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.
Employee Benefit Plans. Premier intends to provide the employees of First National with employee benefit plans substantially similar to those provided to the employees of Premier. Employees of First National will receive credit for their service to First National in determining their eligibility and vesting in the benefit plans provided by Premier. The Merger Agreement also provides that Premier will pay to any First National employee who is involuntarily terminated other than for cause within 12 months after the closing date, upon execution of an appropriate full release, a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First National (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

First National Employment Agreements.  Matthew L. Burns, President and CEO of First National has an employment agreement with First National which will entitle him to sums as a result of the Merger.  Mr. Burns is party to an employment contract dated July 15, 2006.  The initial term of the employment contract was for one year and automatically renews for periods of one year on each July 15.  The employment contract provides that upon a “Change in Control” (the Merger constitutes a defined “Change in Control”), the executive may be entitled to a cash lump sum payment equal to one year’s compensation based on the average annual compensation paid to him during the three calendar years preceding the Change in Control if his employment is terminated by the Bank or he voluntarily terminates employment for “Good Reason”, which includes a diminution of his duties or a reduction in his base salary.  Mr. Burns has indicated that it is his current intention to continue his employment. The Merger Agreement requires the termination of this employment contract, at Premier’s insistence, because Premier does not utilize such contracts.  Premier and Mr. Burns have agreed that he will be paid the lump sum amount of $193,000 in exchange for termination of the contract.

Agreement Not to Solicit Other Proposals (page 62)

First National has agreed not to solicit, initiate, encourage or authorize any person to solicit from any third parties any inquiries or proposals relating to the acquisition of First National, unless required by First National’s or the Bank’s primary banking regulators.  However, this does not limit or affect the fiduciary obligation of First National’s directors to consider unsolicited inquiries or offers.

RISK FACTORS
You should carefully read and consider the following risk factors concerning Premier, First National and the Merger before you decide whether to vote to approve the Merger and/or the other matters to be considered and voted upon at the shareholder meeting.
Risks Associated with the Merger
Fluctuations in the trading price of Premier common stock will change the value of the shares of Premier common stock you receive in the Merger.

The exchange ratio is set at 1.725 shares of Premier common stock plus cash for each share of First National common stock. The stock exchange ratio (“Stock Consideration”) is subject to decrease if the weighted average of the daily closing trade prices of Premier common stock during the 20 consecutive trading days ending on the trading day before the effective time of the Merger is greater than $15.50, but to not less than 1.650.

If Premier's weighted average trading price as calculated above is less than $15.50, then Premier shall pay up to an additional $1.20 in cash for each share of First National common stock, together with other cash paid, not to exceed the sum of $1.20 per share of First National common stock.

The Merger Agreement may be terminated by First National if the sum of the Special Dividend and Merger Consideration is less the $27.50 per First National share.

In the event that the sum of the Special Dividend and the Merger Consideration would be less than $27.50 per share of First National common stock, then the Merger Agreement may be terminated by First National on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination shall have occurred.

The Merger Agreement may be terminated by Premier if the sum of the Special Dividend and Merger Consideration is greater than $36.14 per First National share.

In the event that the sum of the Special Dividend and the Merger Consideration would be greater than $36.14 per share of First National common stock, then the Merger Agreement may be terminated by Premier on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination shall have occurred.

As a result, the market value of the Premier common stock that you receive in the Merger will increase or decrease depending on the direction of the price movement of the Premier common stock.  Also, after the Merger, the market value of Premier common stock may decrease and be lower than the market value of Premier common stock that was used in calculating the exchange ratio in the Merger.

The ability to complete the Merger is subject to the receipt of consents and approvals from governmental entities, which may impose conditions that could have an adverse effect on Premier or First National or could cause them to abandon the Merger.

We are unable to complete the Merger until after we receive approvals from various regulatory authorities. In deciding whether to grant some of these approvals, the relevant governmental entity will make a determination of whether, among other things, the Merger is in the public interest. Regulatory entities may impose requirements or obligations as conditions for their approval.

The Merger Agreement may require us to accept conditions from these regulators that could adversely impact the combined company without either of us having the right to refuse to close the Merger on the basis of those regulatory conditions. We can provide no assurance that we will obtain the necessary approvals or that any required conditions will not have a material adverse effect on Premier following the merger. In addition, we can provide no assurance that these conditions will not result in the abandonment of the Merger.

Failure to complete the Merger could negatively impact the stock prices and the future business and financial results of First National and Premier.

If the Merger is not completed, the ongoing businesses of First National or Premier may be adversely affected, and First National and Premier will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diverting the focus of management of each of the companies from pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of having the Merger completed. If the Merger is not completed and these risks materialize, they would materially affect the business, financial results and stock prices of First National or Premier.

The integration of Premier’s and First National’s operations may be more difficult than we anticipated.
The success of the Merger will depend on a number of factors, including (but not limited to) Premier’s ability to:

•	timely and successfully integrate Premier’s and First National’s operations;

•	maintain existing relationships with depositors in First National’s wholly owned subsidiary, First National Bank, thereby minimizing withdrawals of deposits after the Merger;

•	maintain and enhance existing relationships with borrowers to limit potential losses from loans made by First National Bank;

•	control the incremental increase in non-interest expense of Premier and First National to maintain overall operating efficiencies;

•	retain and attract qualified personnel at Premier and First National Bank; and

•	compete effectively in the communities served by Premier and First National Bank and in nearby communities.

First National’s shareholders will have less influence as shareholders of Premier than as shareholders of First National.

First National’s shareholders will have less influence on the management and policies of Premier than they now have on the management and policies of First National. First National shareholders currently have the right to vote in the election of the board of directors of First National and on other matters affecting First National.  The shareholders of First National as a group will own approximately 14.4% - 15.14% (depending on the applicable Exchange Ratio) of the combined organization (Premier and First National). When the Merger occurs, each shareholder that receives shares of Premier common stock will become a shareholder of Premier with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of First National.

Assumption of First National’s Trust Preferred Stock could affect Premier’s ability to pay dividends on Premier common stock.

It is a condition to completion of the Merger that Premier assume First National’s Trust Preferred Stock.

Premier’s assumption of First National’s Trust Preferred Stock will affect the shareholders of Premier common stock, and, if the Merger is completed, First National shareholders who become Premier shareholders and their rights as shareholders, as described below.

If Premier fails to pay regularly scheduled installments of principal and interest on the First National Trust Preferred Stock or should another event of default occur under the First National Trust Preferred Stock’s governing instruments, Premier would not be able to declare or pay any dividends on, or redeem or acquire or purchase any shares of Premier’s common stock.

The Termination Fee may discourage others from trying to acquire First National.

The termination fee provided for in the Merger Agreement (See “Termination Fee” on page 59) may discourage other companies from trying to acquire First National even if the other acquisition could offer higher immediate value to First National shareholders.

Risks Associated with Premier

Like all financial companies, Premier’s business and results of operations are subject to a number of risks, many of which are outside of Premier’s control.  In addition to the other information in this report, readers should carefully consider that the following important factors, among others, could materially impact Premier’s business and future results of operations.

Changes in interest rates could negatively impact Premier’s results of operations.

Premier’s earnings depend primarily on net interest income, which is the difference between interest earned on loans and investments, and interest paid on interest-bearing liabilities such as deposits and borrowings. Interest rates are highly sensitive to many factors, including government monetary and fiscal policies, domestic and international economic and political conditions, and, in particular, changes in the discount rate by the Board of Governors of the Federal Reserve System. Conditions such as inflation, recession, unemployment, money supply, government borrowing and other factors beyond management’s control may also affect interest rates. If Premier’s interest-earning assets mature, reprice or prepay more quickly than interest-bearing liabilities in a given period, a decrease in market interest rates could adversely affect net interest income. Likewise, if interest-bearing liabilities mature or reprice, or, in the case of deposits, are withdrawn by the accountholder more quickly than interest-earning assets in a given period, an increase in market interest rates could adversely affect net interest income. Given Premier’s current mix of assets and liabilities, a rising interest rate environment would have a positive impact on Premier’s results of operations because Premier has more interest bearing assets than interest bearing liabilities and the interest bearing assets will likely reprice at higher rates more quickly than interest-bearing liabilities.

Fixed rate loans increase Premier’s exposure to interest rate risk in a rising rate environment because interest-bearing liabilities would be subject to repricing before assets become subject to repricing.  Adjustable rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks.  As interest rates rise, the periodic payment by the borrower rises to cover the increased interest to the extent permitted by the terms of the loan, and the increased periodic payment increases the potential for default.  At the same time, for secured loans, the marketability of the underlying collateral may be adversely affected by higher interest rates. In a declining interest rate environment, there is likely to be an increase in prepayment activity on loans as the borrowers refinance their loans at lower interest rates. Under these circumstances, Premier’s results of operations could be negatively impacted.  Adjustable rate loans that have an interest rate floor feature will exhibit the same characteristics as a fixed rate loan during the period market interest rates are below the floor.  During this time and until the time market interest rates rise above the floor, Premier’s exposure to interest rate risk in a rising rate environment is increased because interest-bearing liabilities would be subject to repricing without a change in the interest rate on adjustable rate loans.

Changes in interest rates also can affect the value of loans, investments and other interest-rate sensitive assets and Premier’s ability to realize gains on the sale or resolution of assets. This type of income can vary significantly from quarter to quarter and year to year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in non-performing assets and increased loan loss reserve requirements that could have a material adverse effect on Premier’s results of operations.

Regional economic changes in Premier’s markets could adversely impact results from operations

Like all banks, Premier is subject to the effects of any economic downturn, and in particular a significant decline in home values or reduced commercial development in Premier’s markets could have a negative effect on results of operations. Premier’s success depends primarily on the general economic conditions in the counties in which Premier conducts business, and in the West Virginia, southern Ohio, northern Kentucky, northern and south central Virginia and the metro Washington, DC and Richmond, Virginia areas in general. Unlike larger banks that are more geographically diversified, Premier provides banking and financial services to customers primarily in the West Virginia counties of Barbour, Boone, Braxton, Calhoun, Clay, Doddridge, Gilmer, Harrison, Jackson, Kanawha, Lewis, Lincoln, Logan, Monongalia, Roane, Taylor, Upshur, Webster, Wirt and Wood; the southern Ohio counties of Adams, Brown, Gallia, Lawrence and Scioto; the northern Kentucky counties of Boone, Bracken, Campbell, Fleming, Greenup, Henry, Kenton, Lewis, Mason, Robertson and Shelby; the metro Washington DC area including the surrounding portions of Virginia and Maryland, and the Richmond and Hampton areas of Virginia. The local economic conditions in these market areas have a significant impact on Premier’s ability to originate loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A decline in the general economic conditions caused by inflation, recession, government intervention or regulation, unemployment or other factors beyond Premier’s control would affect these local economic conditions and could adversely affect Premier’s financial condition and results of operations. Additionally, a significant decline in home values would likely lead to increased delinquencies and defaults in both the consumer home equity loan and residential real estate loan portfolios and result in increased losses in these portfolios.

There has been a sustained decline in the housing market and real estate markets and in the general economy, both nationally and locally, due to the recession that began in December 2007.  Housing markets deteriorated as evidenced by reduced levels of sales, increasing inventories of houses and condominiums on the market, a decline in house prices and an increase in the length of time houses remain on the market.  Some recovery of values and economic activity has occurred in various degrees throughout Premier’s markets.  However, it is possible that these conditions will not improve any further or will worsen or that such conditions will result in a decrease in Premier’s interest income, an increase in Premier’s non-performing loans, and/or an increase in Premier’s provision for loan losses.

Premier targets its business lending and marketing strategy for loans to serve primarily the banking and financial services needs of small to medium size businesses.  These small to medium size businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities.  If general economic conditions negatively impact these businesses, Premier’s results of operations and financial condition may be adversely affected.

Extensive regulation and supervision could adversely affect Premier’s operations.

Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Premier in substantial and unpredictable ways.  Premier, primarily through the Premier Subsidiary Banks, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect Premier’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Premier is also subject to a number of federal laws, which, among other things, require it to lend to various sectors of the economy and population, establish and maintain comprehensive programs relating to anti-money laundering and customer identification, and customer education programs to avoid excessive overdrafting. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Such changes could subject Premier to additional costs, limit the types of financial services and products it may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, along with corrective action plans required by regulatory agencies, any of which could have a material adverse effect on Premier’s business, financial condition and results of operations.  Premier and certain of its Premier Subsidiary Banks have in the past been subject to such corrective action plans, and therefore, there may be some residual reputational damage within the regulatory agencies.  While Premier has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.  See the “Regulatory Matters” section of Item 1, “Description of Business”, of Premier’s Annual Report on Form 10-K for the calendar year ended December 31, 2014.

Dividend payments by subsidiaries to Premier and by Premier to its shareholders can be restricted.

The inability of Premier’s Subsidiary Banks to pay sufficient dividends to Premier could have a material, adverse effect on its business.  Premier’s principal source of funds for dividend payments and its debt service obligations is dividends received from the Premier Subsidiary Banks.  Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies.  Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, as defined, combined with the retained net profits of the preceding two years, subject to the capital requirements and additional restrictions. During 2015 the Premier Subsidiary Banks could, without prior approval, declare dividends of approximately $5.5 million plus any 2015 net profits retained to the date of the dividend declaration.

Premier is a separate and distinct legal entity from Premier’s Subsidiary Banks.  Premier receives nearly all of its revenue from dividends from its subsidiary banks, which are limited by federal banking laws and regulations.  These dividends also serve as the primary source of funds to pay dividends on Premier’s common and preferred shares.

As explained in “Risks Associated With the Merger”, completion of the Merger is conditioned upon Premier’s assumption of First National’s Trust Preferred Stock.  As long as First National’s Trust Preferred Stock remains outstanding, unless all payments due thereon are fully and timely paid, Premier would not be permitted to declare or pay dividends on Premier common stock.

The extended disruption of vital infrastructure could negatively impact Premier’s results of operations and financial condition

Premier’s operations depend upon, among other things, its technological and physical infrastructure, including its equipment and facilities.  While disaster recovery procedures are in place, an extended disruption of its vital infrastructure by fire, power loss, natural disaster, telecommunications failure, computer hacking and viruses, terrorist activity or the domestic and foreign response to such activity, or other events outside of Premier’s control, could have a material adverse impact either on the financial services industry as a whole, or on Premier’s business, results of operations, and financial condition.

Defaults by another larger financial institution could adversely affect financial markets generally.

Concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions.  This is sometimes referred to as “systemic risk”.  The commercial soundness of many financial institutions may be closely interrelated as a result of relationships between the institutions. Premier’s business could be adversely affected directly by the default of another institution or if the financial services industry experiences significant market-wide liquidity and credit problems.

Market volatility may adversely affect market price of common stock or investment security values.

The capital and credit markets have experienced volatility and disruption in the past and for periods lasting more than a year.  In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers seemingly without regard to those issuers’ underlying financial strength.  Market volatility could contribute to the decline in the market value of certain security investments and other assets of Premier.  If market disruption and volatility should occur, continue or worsen, Premier may experience an adverse effect, which may be material, on results of operations, capital or financial position.

New or revised tax, accounting and other laws, regulations, rules and standards could significantly impact strategic initiatives, results of operations and financial condition.

The financial services industry is highly regulated and laws and regulations may sometimes impose significant limitations on operations. These limitations, and sources of potential liability for the violation of such laws and regulations, are described under the heading “Business — Regulatory Matters” in Item 1, “Description of Business”, of Premier’s Annual Report on Form 10-K for the calendar year ended December 31, 2014.  These regulations, along with the existing tax and accounting laws, regulations, rules and standards, control the methods by which financial institutions conduct business; implement strategic initiatives, as well as past, present, and contemplated tax planning; and govern financial disclosures. These laws, regulations, rules, and standards are constantly evolving and may change significantly over time. The nature, extent, and timing of the adoption of significant new laws, changes in existing laws, or repeal of existing laws may have a material impact on Premier’s results of operations and financial condition, the effects of which are impossible to predict at this time.

Additional capital may not be available when needed or required by regulatory authorities.

If Premier cannot raise additional capital when needed, it may have a material adverse effect on its financial condition, results of operations and prospects.  Premier and the Premier Subsidiary Banks are required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. In addition, Premier may elect to raise additional capital to support its business or to finance acquisitions, if any, or it may otherwise elect or be required to raise additional capital.  Premier’s ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside Premier’s control and its financial performance. Accordingly, Premier may not be able to raise additional capital if needed or on acceptable terms.

Strong competition within Premier’s market area may limit profitability.

Premier faces significant competition both in attracting deposits and in the origination of loans. Mortgage bankers, commercial banks, credit unions and other savings institutions, which have offices in the market areas of the Premier Subsidiary Banks, have historically provided most of the competition for the Premier Subsidiary Banks for deposits; however, each Premier Subsidiary Bank also competes with financial institutions that operate through internet banking operations throughout the continental United States. In addition, and particularly in times of high interest rates, each Premier Subsidiary Bank faces additional and significant competition for funds from money market and mutual funds, securities firms, commercial banks, credit unions and other savings institutions located in the same communities and those that operate through Internet banking operations throughout the continental United States. Many competitors have substantially greater financial and other resources than Premier and its Premier Subsidiary Banks. Moreover, credit unions do not pay federal or state income taxes and are subject to fewer regulatory constraints than community banks and as a result, they may enjoy a competitive advantage over Premier. The Premier Subsidiary Banks compete for loans principally on the basis of the interest rates and loan fees they charge, the types of loans they originate and the quality of services they provide to borrowers. This advantage places significant competitive pressure on the prices of loans and deposits.

Allowance for loan losses may be insufficient.

Premier, through the Premier Subsidiary Banks, maintains an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience, evaluations of probable losses on identified problem loans and delinquency trends.  Premier believes that its allowance for loan losses is maintained at a level adequate to absorb any probable incurred losses in its loan portfolio given the current information known to management.  These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events.  Therefore, Premier cannot predict loan losses with certainty and ultimate losses may differ from current estimates.  Depending on changes in economic, operating and other conditions, including changes in interest rates, which are generally beyond its control, Premier’s actual losses could exceed its current allowance estimates.  Premier’s allowance may not be sufficient to cover all charge-offs in future periods.  If charge-offs exceed Premier’s allowance, its earnings would decrease.  In addition, regulatory agencies review Premier’s allowance for loan losses and may require additions to the allowance based upon their judgment about information available to them at the time of their examination.  A required increase in Premier’s allowance for loan losses could reduce its earnings.

Loss of large checking and money market deposit customers could increase cost of funds and have a negative effect on results of operations.

Premier has a number of large deposit customers that maintain balances in checking, money market and repurchase agreement accounts at the Premier Subsidiary Banks. The ability to attract these types of deposits has a positive effect on Premier’s net interest margin as they provide a relatively low cost of funds to Premier compared to certificates of deposits or borrowing advances. If these depositors were to withdraw these funds and the Premier Subsidiary Banks were not able to replace them with similar types of deposits, the cost of funds would increase and Premier’s results of operation would be negatively impacted.

Integration of future acquisitions may be more difficult than anticipated.

The success of Premier’s acquisition of First National or any future acquisitions will depend on a number of factors, including (but not limited to) Premier’s ability to:

•	timely and successfully integrate the operations of Premier and each of the acquisitions;
•	maintain the existing relationships with the depositors of each acquisition to minimize the withdrawal of deposits subsequent to the merger(s);
•	maintain and enhance the existing relationships with the borrowers of each acquisition to limit potential losses from loans made by the them;
•	control the incremental non-interest expense of the integrated operations to maintain overall operating efficiencies;
•	retain and attract qualified personnel at each acquisition; and
•	compete effectively in the communities served by each acquisition and in nearby communities.

Concentration of commercial real estate and commercial business loans may increase credit risk in the loan portfolio.

These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations and the income stream of the commercial borrowers.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond Premier’s control would impact these local economic conditions and could negatively affect the financial results of its banking operations.

Premier’s success in the metro Washington, D.C. market area depends primarily on the local general economic conditions in the area and lending to commercial customers.  While the sources of economic activity in the metro Washington, D.C. market are diverse, commercial loans in the market area are generally larger in size than in Premier’s other markets due to various factors such as higher real estate values and larger business operations.  Also, many of the local borrowers have more than one commercial real estate or commercial business loan outstanding with Premier.  Consequently, an adverse development with respect to one loan or one credit relationship can expose Premier to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. The local economic conditions in the Washington, D.C. metropolitan area have a significant impact on its loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans and could negatively affect the financial results of Premier’s banking operations.

Premier’s success and recent growth in lending in the central West Virginia market area depend primarily on the local general economy which has been driven in the past by Federal Government programs to develop technology infrastructure and more recently by the drilling for natural gas in the newly discovered Marcellus and Utica shale formations.  While Premier’s direct credit risk exposure to such industries is minimal, the success or failure of these industries may have an indirect effect on the local economic conditions in the central West Virginia market area thus having a significant impact on Premier’s loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans and could negatively affect the financial results of its banking operations.

Premier’s expenses will increase as a result of increases in FDIC insurance premiums.

The Federal Deposit Insurance Corporation imposes an assessment against institutions for deposit insurance.  This assessment is based on the risk category of the institution and ranges from 2.5 to 45 basis points of the institution’s assessment base.  The assessment base for banks similar to those owned by Premier is defined as the most recent quarterly average total assets of the bank less the quarterly average tangible equity of the bank.  Federal law requires that the designated reserve ratio for the deposit insurance fund be established at a minimum of 1.35% of estimated insured deposits.  If this reserve ratio drops below 1.35% or if the FDIC expects that it will do so within six months, the FDIC must establish and implement a plan to restore the designated reserve ratio to 1.35% of estimated insured deposits by no later than September 30, 2020.

Claims and litigation pertaining to fiduciary responsibility.

From time to time, shareholders or customers may make claims and take legal action pertaining to Premier’s and the Premier Subsidiary Banks’ performance of their fiduciary responsibilities. Defending such claims can impose a material expense on Premier.  If such claims and legal actions are not resolved in a manner favorable to the Premier Subsidiary Banks they may result in financial liability and/or adversely affect the market perception of the Premier Subsidiary Banks and their products and services as well as impact customer demand for those products and services. Any financial liability or reputational damage could have a material adverse effect on Premier’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations

Unauthorized disclosure of sensitive or confidential customer information could severely harm Premier's Business.

Despite the security measures in place, Premier’s facilities and systems, and those of Premier’s third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. In the normal course of business, the Premier Subsidiary Banks collect, process and retain sensitive and confidential customer information to both open deposit accounts and determine whether to approve a customer’s request for a loan. Premier also relies upon a variety of computing platforms and networks over the internet for the purposes of data processing, communication and information exchange, including a variety of services provided by third-party vendors.  If information security is breached, information can be lost or misappropriated resulting in financial loss or costs to Premier or damages to others. Any security breach involving the misappropriation, loss or other unauthorized disclosure of confidential customer information, whether by Premier or by its vendors, could severely damage Premier’s reputation, expose it to the risks of litigation and liability or disrupt the business operations of Premier which in turn, could have a material adverse effect on its financial condition and results of operations.

Inability to hire and retain qualified employees could adversely affect Premier’s business.

Premier’s business could be adversely affected if it were unable to retain and motivate its existing key employees and management team.  Premier’s performance is largely dependent on the talents and efforts of highly skilled individuals and their ability to attract and retain customer relationships in a community bank environment. There is intense competition in the financial services industry for qualified employees. In addition, Premier faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals. Furthermore, Premier’s success may be impacted if it were unable to recruit replacement management and key employees in a reasonable amount of time.

Future issuances of common shares or other securities may dilute the value of outstanding common shares, which may also adversely affect their market price.

In many situations, Premier’s Board of Directors has the authority, without any vote of its shareholders, to issue shares of authorized but unissued securities, including common shares authorized and unissued under Premier’s stock option plans and shares of Premier preferred stock. In the future, Premier may issue additional securities, through public or private offerings, in order to raise additional capital, complete acquisitions, or compensate key employees. Any such issuance would dilute the percentage of ownership interest of existing shareholders and may dilute the per share value of the common stock.

Preferred shares impact net income available to common shareholders.

Additional capital Premier may raise through the issuance of preferred stock may decrease net income available to common shareholders.  Dividends declared and the accretion of any discount on the issuance of preferred shares reduces the net income available to Premier’s common shareholders and earnings per common share.  Preferred shares also receive preferential treatment in the event of Premier’s liquidation, dissolution or winding up of its operations.

If a subsidiary bank’s current capital ratios decline below the regulatory threshold for an “adequately capitalized” institution, the bank will be considered “undercapitalized” which may have a material and adverse effect on Premier.

The Federal Deposit Insurance Act (FDIA) requires each federal banking agency to take prompt corrective action with respect to banks that do not meet the minimum capital requirements. Once a bank becomes undercapitalized, it is subject to various requirements and restrictions, including a prohibition of the payment of capital distributions and management fees, restrictions on growth of the bank’s assets, and a requirement for prior regulatory approval of certain expansion proposals. In addition, an undercapitalized bank must file a capital restoration plan with its principal federal regulator.

If an undercapitalized bank fails in any material aspect to implement a plan approved by its regulator, the agency may impose additional restrictions on the bank. These include, among others, requiring the recapitalization or sale of the bank, restrictions with affiliates, and limiting the interest rates the bank may pay on deposits. Further, even after the bank has attained adequately capitalized status, the appropriate federal agency may, if it determines, after notice and hearing, that the bank is in an unsafe or unsound condition or has not corrected a deficiency from its most recent examination, treat the bank as if it were undercapitalized and subject the bank to the regulatory restrictions of such lower classification.

In addition to measures taken under the prompt corrective action provisions with respect to undercapitalized institutions, insured banks and their holding companies may be subject to potential enforcement actions by their regulators for unsafe and unsound practices in conducting their business or the violations of law or regulation, including the filing of false or misleading regulatory reports. Enforcement actions under this authority may include the issuance of cease and desist orders, the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or the removal and prohibition orders against “institution-affiliates parties”. Further, the Federal Reserve may bring an enforcement action against the bank holding company either to address the undercapitalization in the holding company or to require the holding company to implement measures to remediate undercapitalization in a subsidiary.

Risks Associated With First National
In addition to the foregoing risk factors, First National is also subject to the following risks:
First National’s real estate portfolios are exposed to weakness in the U.S. housing markets and the overall state of the economy.

The decline in home prices in many markets across the U.S., along with the reduced availability of mortgage credit, could result in increases in delinquencies and losses in First National’s portfolio of loans related to residential real estate mortgage, construction and development. Further declines in home prices coupled with rises in unemployment levels could drive losses beyond that which is provided for in the allowance for loan losses.

The allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures.

First National’s business depends on the creditworthiness of its customers. First National reviews the allowance for loan losses quarterly for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. There is no certainty that the allowance for loan losses will be adequate over time to cover credit losses from the portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets. If the credit quality of the customer base materially decreases, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, the business, financial condition, liquidity, capital, and results of operations could be materially adversely affected.

First National’s ability to pay dividends is limited.

Holders of shares of First National’s common stock are entitled to dividends if, and when, they are declared by First National’s Board of Directors out of funds legally available for that purpose. The Federal Reserve Board expects First National to serve as a source of strength to the Bank. The Federal Reserve Board may require First National to retain capital for further investment in the Bank, rather than pay dividends to its stockholders. The Bank may not pay dividends to First National if, after paying those dividends, the Bank would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. The Bank must have the approval from the West Virginia Division of Banking if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year’s net earnings as defined in the retained earnings for the preceding two years as defined, less required transfers to surplus. These provisions could limit First National’s ability to pay dividends on its outstanding common shares.

Changes in interest rates could reduce income and cash flows.

Aside from credit risk, the most significant risk resulting from First National’s normal course of business, extending loans and accepting deposits, is interest rate risk. First National’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and other borrowings. These rates are highly sensitive to many factors outside of First National’s control, including general economic conditions and the fiscal and monetary policies of various governmental agencies, in particular, the Federal Reserve. Changes in monetary policy and changes in interest rates will affect loan origination volume, the values of investments, the volume of deposits and other borrowings, the rates received on loans and investment securities, the rates paid on deposits and other borrowings and the resulting margin. Fluctuations in these areas may have an adverse effect on First National’s financial condition.

First National’s success depends on First National’s management team.

The departure of one or more of First National’s officers or other key personnel could adversely affect First National’s operations and financial position. First National’s management makes most decisions that involve First National’s operations.

First National faces vigorous competition in its market areas.

First National faces competition from the following:

•	local, regional and national banks;
•	savings and loans;
•	internet banks;
•	credit unions;
•	finance companies; and
•	brokerage firms serving First National’s market areas.

In particular, First National’s competitors include several major national financial and banking companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions may have products and services not offered by First National, which may cause current and potential customers to choose those institutions. First National experiences areas of competition with interest rates on loans and deposits, the ability to obtain deposits and the range and quality of services provided. If First National is unable to attract new and retain current customers, loan and deposit growth could decrease causing First National’s results of operations and financial condition to be negatively impacted.

First National is highly regulated.

The operations of First National are subject to extensive regulation by federal, state, and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them. Policies adopted or required by these governmental authorities can affect First National’s business operations and the availability, growth, and distribution of First National’s investments, borrowings, and deposits. Regulations affecting banks and financial services businesses are undergoing continuous change, and management cannot predict the effect of those changes.

First National's ability to complete the Merger with Premier is subject to the receipt of consents and approvals from governmental entities which may impose conditions that could adversely affect us or cause the merger to be abandoned.

Before the Merger may be completed, we must obtain various approvals or consents from various bank regulatory and other authorities. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although Premier and First National do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Premier following the Merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Termination of the Merger Agreement could negatively impact First National.

If the Merger Agreement is terminated, there may be various consequences. For example, First National’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. If the Merger Agreement is terminated and First National’s board of directors seeks another Merger or business combination, First National stockholders cannot be certain that First National will be able to find a party willing to pay the equivalent or greater consideration than that which Premier has agreed to pay in the Merger.  Furthermore, if First National terminates the Merger Agreement, it may be required to pay Premier a fee of $500,000, under the circumstances described in this proxy statement/prospectus. See “Termination Fee” on page 59.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the Merger, the expected pro forma effect of the Merger, and plans and objectives of Premier’s management for future operations of the combined organization following consummation of the Merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of Premier and First National caution you not to rely unduly on any forward-looking statements in this proxy statement/prospectus. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.
Factors that might cause such a difference include the following:

•	the ability of First National to obtain the required shareholder approval or the companies to obtain the required regulatory approvals for the Merger;
•	the ability of the companies to consummate the Merger;
•	the ability to successfully integrate First National into Premier following the Merger;
•	a material adverse change in the financial condition, results of operations or prospects of either First National or Premier;
•	the ability to fully realize any cost savings and/or revenue enhancements or the ability to realize them on a timely basis;
•	the risk of borrower, depositor and other customer attrition after the transaction is completed;
•	a change in general business and economic conditions;
•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;
•	changes in accounting principles, policies or guidelines;
•	changes in legislation and regulation;
•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and
•	other risk factors described on pages 16 to 29 of this proxy statement/prospectus.

Premier and First National undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Premier Financial common stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) Global Market under the trading symbol “PFBI”. The closing sale price reported for Premier common stock on July 6, 2015, the last trading date preceding the public announcement of the Merger Agreement, was $15.57.  As of November 17, 2015, approximately 185 shareholders of record held First National Common Stock.  The Common Stock of First National is not traded on any exchange.  The stock has been predominantly traded on a limited basis in privately negotiated transactions.  Because such trades reported to management have been infrequent, and private trades may have been conducted which were not reported to management, no representations can be made regarding the fair value per share.  The published trading price per share of First National does not necessarily match the values reported to the management of First National.
The following table sets forth for the periods indicated the high and low prices per share of Premier common stock as reported on NASDAQ and First National common stock for which the price was known, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	PREMIER			FIRST NATIONAL
	Cash	Sales Price		Cash	Sales Price
	Dividends Paid	High	Low	Dividends Paid	High	Low
2013
First Quarter	$0.11	$12.50	$10.37	$0.10	$17.05	$15.51
Second Quarter	0.11	13.10	10.99	0.10	--	--
Third Quarter	0.11	13.00	11.40	--	18.25	15.45
Fourth Quarter	0.11	14.73	11.60	--	15.50	14.35
	0.44			0.20
2014
January 31 Special Dividend	$0.11
First Quarter	0.12	$14.78	$13.70	--	$17.50	$15.00
Second Quarter	0.12	16.79	13.82	--	16.00	15.35
Third Quarter	0.12	16.99	14.06	$0.10	16.50	15.37
Fourth Quarter	0.13	16.75	14.25	0.20	16.75	16.60
	0.60			0.30

2015
First Quarter	$0.13	$15.86	$14.46	$0.10	$--	$--
Second Quarter	0.13	15.76	14.51	0.10	16.00	16.00
Third Quarter	0.15	16.46	13.80	0.10	30.50	28.00
Fourth Quarter (through November 9, 2015)		15.68	14.01		30.50	29.00

The shareholders of Premier are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. The payment of dividends is subject to the restrictions set forth in the Kentucky corporate and banking laws and the limitations imposed by the Federal Reserve Board.

Premier is dependent on dividends from the Premier Subsidiary Banks for its revenues. Various federal and state regulatory provisions limit the amount of dividends the Premier Subsidiary Banks can pay to Premier without regulatory approval. At December 31, 2014, approximately $5.5 million of the total shareholders' equity of the Premier Subsidiary Banks was available for payment of dividends to Premier without approval by the applicable regulatory authority.

In addition, federal bank regulatory authorities have authority to prohibit the Premier Subsidiary Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Premier Subsidiary Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as each of the Premier Subsidiary Bank's earnings and financial condition.

The board of directors of First National makes dividend payment decisions after consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.  First National’s ability to pay dividends is limited by restrictions imposed by the West Virginia Business Corporation Act and the Federal Reserve, and indirectly by the Office of the Comptroller of the Currency.  Restrictions on dividend payments from First National Bank to First National (First National’s primary source of funds for the payment of dividends to its stockholders) are described in “INFORMATION ABOUT FIRST NATIONAL BANKSHARES CORPORATION – Payment of Dividends”.

The following table set forth historical per share market values for Premier Financial Common Stock (i) on July 6, 2015, the last trading day prior to public announcement of the merger and (ii) on November 9, 2015, the most recent practicable date before the printing and mailing of this proxy statement prospectus. The table also shows the equivalent pro forma market value of First National Common Stock on those dates.
The equivalent pro forma market value of First National common stock is obtained by applying the Merger Consideration based on the historical market price of Premier Financial Common Stock.
Historical Market Price
	Premier Financial		First National	First National Equivalent Pro Forma Market Value
July 6, 2015	$15.31	*	$16.60	$31.82	**
November 9, 2015	$14.86		$30.50	$31.82	***

‘* Based on 20-day weighted average closing price
** Includes total cash consideration of $5.41 per share
*** Includes total cash consideration of $6.19 per share
The market prices of Premier Financial Common Stock will fluctuate prior to the Merger. First National shareholders should obtain current stock price quotations for Premier Financial Common Stock.

SUMMARY SELECTED FINANCIAL DATA
The following table sets forth certain summary historical consolidated financial information for Premier and First National. The balance sheet data and income statement data of each of Premier and First National as of and for the five years in the period ended December 31, 2014 are taken from the audited consolidated financial statements of Premier and First National, respectively.
The following information should be read in conjunction with the audited consolidated financial statements of each of Premier and First National, and the related footnotes.
PREMIER
 Summary Consolidated Financial Data
Dollars in thousands, except per share amounts	At or for the Nine Months Ended September 30		At or for the Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
Earnings
Net interest income	$36,670	$36,109	$48,414	$43,695	$43,999	$44,208	$43,744
Provision for loan losses	232	147	534	(375)	4,260	3,630	3,297
Non-interest income	5,269	5,022	6,930	7,732	9,529	6,911	6,761
Non-interest expense	26,807	25,571	34,490	31,169	33,272	36,521	34,219
Income taxes	5,306	5,492	7,170	7,404	5,673	3,800	3,817
Net Income	9,594	9,921	13,150	13,229	10,323	7,168	9,172
Preferred stock dividends, net of redemption discount	-	535	598	659	168	1,221	1,249
Net income available to common shareholders	$9,594	$9,386	$12,552	$12,570	$10,155	$5,947	$7,923

Financial Position
Total assets	$1,263,244	$1,261,368	$1,252,824	$1,100,179	$1,120,787	$1,124,087	$1,183,251
Loans	855,062	854,394	879,711	740,770	704,625	690,923	725,964
Allowance for loan losses	9,825	10,180	10,347	11,027	11,488	9,795	9,865
Goodwill and other intangibles	36,186	37,054	36,829	31,996	32,596	33,268	34,060
Securities	228,610	253,559	229,750	218,066	283,975	278,479	256,520
Deposits	1,078,752	1,076,996	1,075,243	924,023	930,583	925,078	985,291
Other borrowings	32,531	30,485	27,302	25,119	42,151	51,418	62,711
Preferred equity	-	5,000	-	11,955	11,896	21,949	21,841
Common equity	147,062	143,234	145,782	134,985	132,400	122,058	109,556

Per Common Share Data
Net income – basic	1.18	1.16	1.55	1.57	1.28	0.75	1.00
Net income - diluted	1.14	1.09	1.46	1.49	1.24	0.74	0.98
Book value	17.99	17.65	17.90	16.79	16.63	15.38	13.80
Tangible book value	13.56	13.08	13.38	12.81	12.53	11.19	9.51
Cash dividends	0.41	0.47	0.60	0.44	0.22	0.00	0.22

Financial Ratios
Return on average assets	1.01%	1.08%	1.01%	1.13%	0.90%	0.51%	0.71%
Return on average common equity	8.66%	9.36%	8.80%	9.29%	7.89%	5.08%	7.12%
Dividend payout	34.75%	40.52%	38.71%	28.03%	17.19%	0.00%	22.00%
Stockholders’ equity to total assets at period end	11.64%	11.75%	11.64%	13.36%	12.87%	12.81%	11.10%
Average stockholders’ equity to average total assets	11.65%	12.48%	12.29%	13.21%	12.94%	11.98%	11.84%

FIRST NATIONAL
 Summary Consolidated Financial Data

Dollars in thousands, except per share amounts	At or for the Nine Months Ended September 30		At or for the Year Ended December 31
	2015	2014	2014	2013	2012	2011	2010
Earnings
Net interest income	$5,142	$5,022	$6,911	$6,977	$7,356	$8,238	$8,063
Provision for loan losses	(150)	80	80	475	601	1,900	1,340
Non-interest income	1,392	1,283	1,744	1,514	1,515	1,918	2,191
Non-interest expense	4,968	5,097	6,757	7,434	7,593	7,170	7.247
Income taxes	421	123	339	(105)	(68)	63	246
Net income	$1,295	$1,005	$1,479	$687	$745	$1,023	$1.421

Financial Position
Total assets	$245,294	$254,117	$250,161	$239,287	$260,095	$265,123	$261,156
Loans	137,155	127,451	130,487	126,296	131,338	144,020	154,981
Allowance for loan losses	2,102	2,226	2,160	2,151	2,971	3,091	3,355
Securities	82,991	88,689	87,226	88,501	94,747	94,007	76,618
Deposits	210,843	220,374	215,926	206,993	226,095	231,366	226,712
Other borrowings	3,583	4,798	4,532	4,680	5,144	5,560	7,634
Debt	6,186	6,186	6,186	6,186	6,186	6,186	6,186
Common equity	23,483	21,836	22,249	20,098	21,633	21,064	19,578

Per Share Data
Net income – basic	1.56	1.21	1.78	0.83	0.89	1.23	1.70
Book value	28.20	26.22	26.72	24.13	25.98	25.29	23.42
Cash dividends	0.30	0.00	0.30	0.20	0.30	0.40	0.40

Financial Ratios
Return on average assets	0.69%	0.55%	0.61%	0.27%	0.29%	0.39%	0.54%
Return on average equity	7.50%	6.31%	6.88%	3.29%	3.49%	4.96%	7.36%
Dividend payout	19.23%	0.00%	16.85%	24.10%	33.71%	32.52%	23.53%
Stockholders’ equity to total assets at period end	9.57%	8.59%	8.89%	8.40%	8.32%	7.95%	7.50%
Average stockholders’ equity to average total assets	9.13%	8.76%	8.81%	8.32%	8.21%	7.90%	7.28%

THE SPECIAL MEETING
General
This section contains information about the First National special shareholder meeting that has been called to vote upon the matters described below.
We are mailing this proxy statement/prospectus to you, as a First National shareholder, on or about November 30, 2015. Together with this proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the First National board is soliciting for use at the special meeting. The special meeting will be held on Wednesday, December 30, 2015, at 10:00 a.m., local time.
Matters to Be Considered
At the special meeting, you will be asked:

•	to approve the Merger Agreement and the transactions contemplated thereby;

•	to approve by means of a non-binding shareholder advisory vote, compensation that will be payable by First National to its President, Matthew L. Burns, in connection with the Merger; and

•	to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You may revoke your proxy at any time before the vote is taken at the special meeting by submitting to the First National corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

First National Bankshares Corporation
Attn:  Corporate Secretary
One Cedar Street
Ronceverte, West Virginia 24970
All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to First National or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of First National common stock on behalf of their customers may not give a proxy to First National to vote those shares without specific instructions from their customers.

If you are a First National shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares.
Your vote is important.  Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the First National special meeting in person.
Solicitation of Proxies
First National will bear the entire cost of soliciting proxies from you, except that Premier has agreed to pay the cost of the preparation and filing of this proxy statement/prospectus and other fees relating to the Merger paid to the Securities and Exchange Commission. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. First National will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.
Record Date and Voting Rights
In accordance with West Virginia law, First National’s articles of incorporation and bylaws, we have fixed November 17, 2015 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of First National common stock at the close of business on the record date. At that time, 832,812 shares of First National common stock were outstanding, held by approximately 185 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of First National common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of First National common stock you held as of the close of business on the record date.
Holders of shares of First National common stock present in person at the special meeting but not voting, and shares of First National common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.
Vote Required
The approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote by a majority of shares voting at the special meeting at which a quorum is present.
The approval of Mr. Burns’s compensation, in a non-binding, advisory vote, requires the affirmative vote by a majority of shares voting at the special meeting at which a quorum is present.
Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Because approval of the Merger Agreement and the transactions contemplated thereby, Mr. Burns’s compensation in the Merger and the proposal to adjourn require the affirmative vote of a majority of the outstanding shares of First National common stock voting at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the First National board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.
As of the record date, directors and executive officers of First National and their affiliates, beneficially owned approximately 230,008 shares of First National common stock, entitling them to exercise approximately 27.63% of the voting power of the First National common stock entitled to vote at the special meeting. Each director and executive officer of First National has indicated that they will vote each share of First National common stock that they own “FOR” approval and adoption of the Merger Agreement and the transactions contemplated thereby, Mr. Burns’s compensation in the Merger and the proposal to adjourn.
Recommendation of the First National Board of Directors
The First National board of directors has approved the Merger Agreement and the transactions contemplated thereby, Mr. Burns’s compensation in the Merger and the proposal to adjourn.  The First National board believes that the Merger Agreement and the transactions contemplated thereby, Mr. Burns’s compensation in the Merger and the proposal to adjourn are fair to, and are in the best interests of, First National and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby, Mr. Burns’s compensation in the Merger and the proposal to adjourn.

APPROVAL OF THE MERGER
This summary of the material terms and provisions of the Merger Agreement is qualified in its entirety by reference to such document. The Merger Agreement is attached as Appendix I to this proxy statement/prospectus. We incorporate this Appendix I into this summary by reference.
Merger
Subject to satisfaction or waiver of all conditions in the Merger Agreement, First National Acquisition, Inc., a wholly owned subsidiary of Premier, will merge with and into First National.  Upon completion of the Merger, First National will be the surviving corporation.  Premier, as the sole shareholder of First National after the Merger, will cause First National to merge with and into Premier immediately following the effective time of the Merger.  The separate corporate existence of First National will terminate.
Bank Merger
            After the effective time of the Merger, Premier will cause First National Bank to be merged with, into and under the charter of Premier Bank, Inc., a wholly owned subsidiary of Premier.  The separate existence of First National Bank will cease and Premier Bank, Inc. will survive.
Merger Consideration

 Each share of First National common stock (other than those shares of First National common stock for which appraisal rights have been perfected pursuant to the West Virginia Business Corporation Act), will automatically be converted into the right to receive (i) “Stock Consideration” in accordance with subparagraphs (a) and (b), (ii) “Cash Consideration” in accordance with subparagraphs (c) and (e), and (iii) “Additional Cash Consideration” in accordance with subparagraphs (d) and (e) (collectively, the “Merger Consideration”), as described below.  The Merger Agreement further provides that First National will seek regulatory approval to pay a Special Dividend immediately prior to the effective time of the Merger, not to exceed $5.08 per share of First National common stock.

(a)            1.725 fully paid and non-assessable shares of Premier Common Stock (determined by dividing (n) 1,436,600  by (d) the number of shares of First National Common Stock issued and outstanding at the Effective Time, which as of June 29, 2015 is 832,812); provided, however, if

(b)            The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) is greater than $15.50 then the Exchange Ratio shall be reduced and calculated as follows: (n) $22,267,300 divided by (d) Premier's Trading Price, with that quotient further divided by (dd) the number of shares of First National Common Stock outstanding as of the Effective Time.  The lower ratio determined pursuant to (a) or (b), rounded to the nearest thousandth, shall be hereinafter referred to as the “Exchange Ratio”.  The Exchange Ratio, as adjusted pursuant to this Section 2.2(b) of the Merger Agreement shall not be less than 1.650.

(c)            If Premier's Trading Price is less than $15.50,  then,  subject to the limitation set forth in subparagraph (e) of the Merger Agreement, Premier shall pay up to an additional $1.20 in cash for each share of First National Common Stock, the exact amount to be calculated as follows: $15.50 less Premier's Trading Price multiplied by 1.725 (the “Cash Consideration”).  In no event, however, shall the sum of Cash Consideration and Additional Cash Consideration defined in subparagraph 2(d) of the Merger Agreement exceed the sum of $1.20 per share of First National Common Stock.

(d)            If First National’s Special Dividend approved and paid is less than $5.08 per share, then, subject to the limitation set forth in subparagraph 2(e) of the Merger Agreement Premier shall pay further additional cash consideration of up to $1.00 for each share of First National Common Stock (the “Additional Cash Consideration”), however, Additional Cash Consideration is payable if, and only if, the First National Estimated PreClosing Shareholders’ Equity equals or exceeds $21,836,000.

(e)            In no event shall the total of the Cash Consideration and the Additional Cash Consideration exceed $1.20 per First National share, or $1,000,000 in the aggregate.

In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be less than $27.50 per share of First National, then the Merger Agreement may be terminated by First National, on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination shall occur.

In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be greater than $36.14 per share of First National, then the Merger Agreement may be terminated by Premier, on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination shall occur.

The amount and nature of the Merger Consideration was established through arm’s-length negotiations between Premier and First National and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate. See “Background of the Merger”, and “Board Recommendations and Reasons for the Merger” beginning on page 40 and “Premier Reasons for the Merger” beginning on page 54. The parties have structured the Merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 64.   The Merger Agreement may be terminated by either Premier or First National upon the occurrence of certain circumstances.  See “Termination of the Merger Agreement” beginning on page 57.
We cannot assure you that the current fair market value of Premier or First National common stock will be equivalent to the fair market value of Premier or First National common stock on the effective date of the Merger.
No Fractional Shares
Each holder of shares of common stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Premier common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of such fractional part of a share of Premier common stock multiplied by Premier’s Trading Price.

Dissenters’ Appraisal Rights

The following summary does not purport to be a complete statement of the procedures to be followed by First National shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of West Virginia Code Sections 31D-13-1301 et seq., the full texts of which are attached as Appendix II to this Proxy Statement.

Appraisal Rights

Under the West Virginia Business Corporation Act, First National shareholders may object to the Merger and demand in writing to be paid the fair value of their shares.  Shareholders who elect to exercise appraisal rights must comply with all of the procedures of the West Virginia Business Corporation Act to preserve those rights.  A copy of the provision of the West Virginia Business Corporation Act concerning the “Appraisal Rights” is attached as Appendix II to this Proxy Statement.

Section 31D-13-1321 sets forth the initial procedures to be followed by a shareholder electing to demand appraisal of his or her shares.  These must be followed strictly.  Failure to comply with these procedures may cause you to lose your appraisal rights.  The following information is only a brief summary of the required procedures under West Virginia law and is qualified in its entirety by the provisions of the West Virginia Business Corporation Act.

General Requirements

If you want to object to the Merger and be paid the fair value of your shares in cash, §31D-13-1321 requires you to take the following actions:

•	You must deliver a written demand for appraisal to First National before the vote is taken on the Merger Agreement at First National’s special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement. Merely voting against, abstaining from voting or failing to vote in favor of adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of §31D-13-1321. See “Requirements for Written Demand for Appraisal” below for more details on making a demand for appraisal.

•	You must not vote in favor of approval and adoption of the Merger Agreement. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement will constitute a waiver of your right of appraisal. Accordingly, if you want to maintain your appraisal rights you must either check the “Against” box or the “Abstain” box on the proxy card or refrain from executing and returning the enclosed proxy card.

•	You must continuously hold your shares of First National stock from the date you make the demand for appraisal through the effective date of the Merger. A shareholder who is the record holder of shares of First National common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to completion of the Merger, will lose any right to appraisal in respect of those shares.

Requirements for Written Demand for Appraisal

Voting against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will not constitute a written demand for appraisal within the meaning of §31D-13-1321.  The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

First National shareholders who wish to exercise their appraisal rights should address written demands to:

Matthew L. Burns
President and Chief Executive Officer
First National Bankshares Corporation
One Cedar Street
Ronceverte, West Virginia 24970

First National must receive all written demands for appraisal before the vote concerning the Merger Agreement is taken.

Written Notice from First National After the Effective Date

Within ten days after the effective date of the Merger, First National must give written notice that the Merger has become effective to each First National shareholder who has properly sent a written demand for appraisal and who did not vote in favor of the Merger.  The written notice and form will (a) specify the date of the first announcement to shareholders of the principal terms of the Merger and (b) require the shareholder(s) to certify (x) whether or not the beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (y) that the shareholder(s) did not vote for the Merger.  The form will also specify (a) where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited; (b) a date by which First National must receive the form; (c) First National estimate of the fair value of the shares; (d) that, if requested in writing, that First National will provide within ten (10) days after the date set forth in (b) above the number of shareholders who return the dissenters form by the specified date and the total number of shares owned by them; and (e) the date by which a shareholder may withdraw their request for appraisal rights.

ANY SHAREHOLDER FAILING TO MAKE DEMAND AS OUTLINED ABOVE AND IN APPENDIX II SHALL BE BOUND BY THE MERGER PLAN IN ACCORDANCE WITH ITS TERMS.

Background of the Merger

Management and the board of directors of First National have, from time to time, considered a number of strategic alternatives with respect to First National’s business prospects, as well as alternatives to increase shareholder value. The strategic alternatives under consideration have included mergers, acquisitions, sales, equity issuances and restructurings. The board has considered whether First National should remain independent, acquire other companies or combine with either larger-sized or equal sized financial institutions. Management and the board of directors have routinely reviewed banking industry trends and conditions, the merger and acquisition environment for financial institutions nationally and in First National’s markets, First National’s competitive position in relation to other financial institutions within its market and First National’s current financial condition and future financial prospects.

In late 2013, senior management of First National had preliminary discussions with Baxter Fentriss and Company, a recognized investment banking firm, regarding the strategic direction of First National.  Although Baxter Fentriss had never been formally engaged previously, Baxter Fentriss had on a couple of occasions made various presentations to management and the board in a variety of contexts over the years. On January 17, 2014, First National engaged Baxter Fentriss to advise First National generally regarding strategic alternatives available to First National to enhance shareholder value. The engagement specifically included assisting First National in evaluating its strategic alternatives, providing recommendations with respect to the pursuit of strategic alternatives, and providing an overview of valuation levels.

On February 25, 2014, Baxter Fentriss presented its strategic study to and met with First National’s board of directors to review the findings contained in the strategic study prepared in connection with its engagement with First National. During that meeting, Ben Baxter of Baxter Fentriss distributed the strategic study to the board and discussed the contents thereof, including providing a current market overview of the bank merger and acquisition environment, summarizing bank trading multiples, identifying potential acquisition candidates, summarizing merger of equals transactions, discussing implications of sale transactions and identifying potential acquirors, setting forth how an acquisition would work, as well as, summarizing the investment banker’s role in a sale. Mr. Baxter also reviewed what is involved in the typical transaction process including a discussion of tasks and timing.

As a result of the findings contained in the strategic study, the board of directors met on May 27, 2014 at a special meeting of the board to discuss the results of the study and determined that the best opportunity for First National to enhance shareholder value would be to seek a business combination with another financial institution. Accordingly, on May 27, 2014, First National formally engaged Baxter Fentriss to:

•	advise it generally concerning mergers and acquisitions and business combinations;
•	advise and assist First National in evaluating and developing merger and business combinations and initiatives;
•	assist First National in identifying potential acquirors or merger partners;
•	develop and prepare a confidential offering memorandum;
•	initiate confidential discussions with relevant potential acquirors or merger partners;
•	develop and initiate proposals for a business combination transaction;
•	assist in developing financial and non-financial terms of any offer and seek to improve such terms;
•	advise and assist First National in any negotiations relating to price, structure, terms and conditions of any potential transaction;
•	provide an opinion regarding fairness of any transaction from a financial point of view of First National’s shareholders;
•	communicate with the company’s advisors; and
•	take such incidental actions that are necessary to achieve the foregoing.

During the months of June and July 2014, Baxter Fentriss began gathering information and working with First National’s senior management on a confidential offering memorandum that would be used to provide information about First National to prospective bidders.

On August 28, 2014, Baxter Fentriss met with First National’s Chairman of the Board and Chief Executive Officer to discuss the process involved in combining with another financial institution, including the matters the board should consider and the timing of the process. Baxter Fentriss worked with senior management to identify and list potential merger partners. Subsequent to the meeting a list of merger partners was developed that consisted of 38 financial institutions of various sizes.

During October and November 2014, senior management of First National and Baxter Fentriss completed the confidential offering memorandum to be presented to prospective purchasers who entered into confidentiality agreements. On October 22, 2014, during the executive session of the First National board strategic planning meeting, Ben Baxter of Baxter Fentriss updated the board on the current mergers and acquisitions environment and prospective merger partners. Mr. Baxter also summarized the bid solicitation process, the estimated timeline and milestone dates. The board instructed Baxter Fentriss to consider both an outright sale of the company and a “merger of equals” where organizational, cultural and community factors are weighed more heavily.

During November 2014 and December 2014, Baxter Fentriss began to contact these financial institutions on a confidential basis to solicit non-binding indications of interest. Baxter Fentriss also met with select potential acquirors.  Of the 38 institutions on the list prepared by senior management and Baxter Fentriss, 8 institutions reviewed the opportunity.

The First National board met in a special meeting on November 24, 2014, and Mr. Baxter of Baxter Fentriss provided an update on the status of the bid process. Since the last meeting, Baxter Fentriss, with the assistance of First National’s Chief Executive Officer, Matthew Burns, prepared bid packages and shared the bid packages with potential acquirors. Several potential bidders signed non-disclosure/confidentiality agreements.

On December 16, 2014, the First National board met at a special meeting for Baxter Fentriss to summarize the offers received. First National had received two offers and had also received two additional indications to bid, for a total of four interested parties. Since the last board meeting, Baxter Fentriss had met with the officers of one of the bidders to discuss a potential transaction.

On December 29, 2014, First National’s board met to discuss the received indications of interest from four bidders. Baxter Fentriss reported on a meeting it had at the request of one of the bidders, Premier, at Premier’s headquarters, in Huntington, West Virginia, where Premier indicated its interest in First National’s franchise and employees.  Mr. Baxter reminded the board that all offers were subject to due diligence.  Mr. Baxter discussed the offers and indicated that two of the bidder’s offers (Premier and “Bidder 2”) were superior to the other two bidders (these two bidders, collectively, “Bidders 3 and 4”). Accordingly, Baxter Fentriss suggested that First National proceed with the due diligence process with Premier and Bidder 2. The board directed Baxter Fentriss and management to proceed to due diligence with the top two bidders.

On February 4, 2015, Baxter Fentriss met with representatives of Bidder 2 for the purpose of Bidder 2’s initial due diligence of First National. On February 7 and 8, 2015, Bidder 2 conducted on-site due diligence of First National. On March 7 and 8, 2015, Premier conducted on-site due diligence.  On February 26, 2015, Bidder 2 withdrew its offer.

At a specially called board meeting on March 24, 2015, Baxter Fentriss discussed with the First National board the progress of the top two bidders and the feedback from due diligence.  Baxter Fentriss also discussed the withdrawal by Bidder 2 of its offer.

At First National’s special board meeting on April 22, 2015, Baxter Fentriss updated the board on Premier’s post-due diligence offer which included a proposed reduction in the purchase price. Additionally, the board discussed the other terms of Premier’s proposal including the requirement that First National earn sufficient income to pay for certain merger-related expenses and employee severance accruals as well as the requirement to deliver pre-closing shareholder equity of $21.836 million. The board directed Baxter Fentriss to continue to negotiate these aspects of the proposal along with the floor contained in the offer to give some protection to First National shareholders should the price of Premier stock decrease and to provide upside should the price of Premier stock increase. Baxter Fentriss then reported that Bidder 2 had re-engaged in merger discussions. Subsequently, Bidder 2 re-submitted a bid.

At the First National special board of directors meeting on May 8, 2015, Ben Baxter of Baxter Fentriss and Charles Dunbar of Jackson Kelly PLLC, First National’s legal counsel, discussed the status of the due diligence process of both Premier and Bidder 2 in connection with each of their respective due diligence investigations of First National, as well as plans for due diligence by First National on both Premier and Bidder 2. With respect to Premier, Mr. Baxter reviewed its offer noting that the offer had been reduced due to certain adjustments made as the result of due diligence, but Mr. Baxter expected a revised offer from Premier substantially reducing or eliminating a significant portion from the adjustment, as a result of additional and updated information provided by First National.

At a special meeting of First National’s board of directors on May 19, 2015, Mr. Baxter summarized the outstanding due diligence issues with respect to Bidder 2’s offer as well as concern with Bidder 2’s ability to successfully and smoothly integrate the operations, employees and culture of First National. The impact to First National’s community of a merger with Bidder 2 was also discussed and concern was raised by the board as to whether the cultural differences between the two institutions would have an adverse effect on First National’s community, particularly with respect to commercial and retail lending. Mr. Dunbar with Jackson Kelly outlined the board’s fiduciary duty in making a decision with respect to entering into a merger transaction.

The First National board discussed the two offers and the characteristics and cultures of the two bidders along with the outstanding items to be negotiated. The board considered the amount and the form of consideration in both proposals, the tax implications of cash versus stock consideration to stockholders of First National and the likelihood of each bidder receiving regulatory approval of the proposed transaction.  The board also considered the size, financial condition and results of operations of each bidder, the market valuations and stock price performance of each bidder and experience of each bidder in completing acquisitions as well as each bidder’s desire of and success at retaining a target’s employees.  Various other terms of the proposal were considered at the meeting, including the percentage of the cash and stock portions of the merger consideration relative to the total merger consideration offered by each bidder and the effect of various mixes of cash and stock consideration on the proposed aggregate consideration value to First National’s shareholders. The board noted that the consideration offered by Premier and Bidder 2 were nearly equal and noted the cultural and community concerns discussed above. The board unanimously voted to pursue a definitive agreement with Premier and authorized management, counsel and Baxter Fentriss to attempt to negotiate a binding merger agreement with Premier and concluded that the merger consideration to be paid to stockholders by Premier was fair, from a financial point of view.

The first draft of the merger agreement was received by First National on June 10, 2015.  The parties continued to negotiate the terms and conditions of the merger agreement throughout June and early July of 2015.

At a meeting on June 23, 2015, the board of directors of First National met and reviewed the status of the negotiations with Baxter Fentriss and reviewed the then current draft of the merger agreement.

On July 6, 2015, the board of directors of First National held a special meeting to discuss with senior management and First National’s legal and financial advisors the status of the merger negotiations and to review the proposed merger terms and draft merger agreement.  Management reviewed with the board the progress of its negotiations with Premier. Mr. Dunbar of Jackson Kelly discussed with the board the legal standards applicable to its decisions and actions with respect to its consideration of the proposed merger agreement and reviewed the legal terms of the proposed merger agreement and related transaction agreements.  At the meeting, Baxter Fentriss reviewed the structure and other terms of the proposed transaction and financial information regarding Premier.  In connection with the deliberations by the board, Baxter Fentriss rendered to the board its oral opinion to be confirmed in writing that as of the date of the meeting, that the merger consideration to be received by the shareholders of First National was fair, from a financial point of view, to First National and its shareholders.  Baxter Fentriss and Jackson Kelly also responded to questions from the board concerning the proposed merger and the draft merger agreement and related documents.  The board reviewed and discussed the factors described in this proxy statement/prospectus under the caption “—First National’s Reasons for the Merger; Recommendation of First National’s Board of Directors.”  At the conclusion of these discussions, the board of directors of First National unanimously approved the Merger Agreement with Premier and recommended that the shareholders approve and adopt the Merger Agreement.

Board Recommendations and Reasons for the Merger

The First National board of directors believes that the Merger is in the best interest of First National and its shareholders. Accordingly, the First National board of directors has unanimously approved the Merger and the Merger Agreement and unanimously recommends that First National shareholders vote FOR approval of the Merger Agreement.

In reaching its decision to approve the Merger and the Merger Agreement and to recommend its approval to First National shareholders, the First National board of directors consulted with executive management, Baxter Fentriss and Company, its financial advisor, and Jackson Kelly PLLC, its legal counsel. The First National board of directors carefully considered the terms of the Merger Agreement and the value of the Merger Consideration to be received by First National shareholders and ultimately determined that it was in the best interest of First National and its shareholders for First National to enter into the Merger Agreement with Premier. The First National board of directors believes that partnering with Premier will maximize the long-term value of shareholders’ investment in First National, and that the Merger will provide the combined company with additional resources necessary to compete more effectively in its market area. In addition, the First National board of directors believes that the customers and communities served by First National will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the Merger and the Merger Agreement and to recommend that First National shareholders vote FOR approval of the Merger Agreement, the First National board of directors considered many factors, including, without limitation, the following:

•	The value of the Premier common stock consideration being offered to First National shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of First National and Premier;
•	Comparative pro forma analyses of First National, Premier and the combined entity, and the earnings per share, dividends and capital levels of each entity;
•	The fact that the Merger Consideration represented 1.15 times the June 30, 2015 tangible book value per share of First National common stock and a 92% premium over the published trading price of First National common stock as of July 6, 2015;
•	The expected future receipt by First National shareholders of significant dividends after completion of the Merger as Premier shareholders, based on Premier’s current and forecasted dividend yield;
•	Premier’s asset size, capital position and financial performance in recent periods, which make Premier an attractive merger partner and would give the combined company almost $1.5 billion in assets;
•	The feasibility of, and the results that could be expected to be obtained if, First National continued to operate independently, including First National’s ability to compete with much larger regionally-based banks and the potential need to eventually raise additional capital that could be dilutive to existing First National shareholders;
•	The anticipated future earnings growth of First National compared to the potential future earnings growth of Premier and the combined entity;
•	The anticipated future trading value of First National common stock compared to the value of the common stock consideration offered by Premier and the potential future trading value of Premier common stock;
•	The common stock consideration offered by Premier, including the opportunity for First National shareholders to receive shares of Premier common stock on a tax-free basis for their shares of First National common stock;
•	The greater market capitalization and trading liquidity of Premier common stock in the event First National shareholders desired to sell the shares of Premier common stock to be received by them upon completion of the merger;
•	Operational, regulatory and compliance benefits that could be realized by First National if First National continued to operate independently;
•	The process conducted by Baxter Fentriss, First National’s financial advisor, to assist the First National board of directors in negotiating and structuring the proposed Merger;
•	The presentation of analyses by Baxter Fentriss, First National’s financial advisor, as to the fairness, from a financial point of view, of the Merger Consideration to be paid to First National common shareholders. In this regard, the First National board of directors received from Baxter Fentriss a written opinion dated July 6, 2015, that, as of such date, the Merger Consideration to be received pursuant to the Merger Agreement was fair to First National shareholders from a financial point of view. The opinion is attached as Appendix III to this document. For a summary of Baxter Fentriss’ presentation, see “Opinion of Financial Advisor” below;
•	The current and prospective environment in which First National operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	The analyses presented by Jackson Kelly PLLC, First National’s outside legal counsel, as to the structure of the Merger, the Merger Agreement, duties of the First National board of directors under applicable law, and the process that First National (including its board of directors) employed in considering all potential strategic transactions including the Merger;
•	The ability to terminate the Merger Agreement if the total of the Merger Consideration and the Special Dividend is less than $27.50, as calculated pursuant to the Merger Agreement;
•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining First National with Premier;
•	The additional products offered by Premier to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;
•	The earnings prospects of the combined company after completion of the Merger;
•	The shared community banking philosophies of First National and Premier, and each entity’s commitment to community service and support of community-based, non-profit organizations and causes;
•	The fact that certain members of First National management have interests in the Merger that are different from, or in addition to, those of other First National shareholders, as more fully discussed under “Interests of Certain Persons in the Merger” on page 54;
•	The reports of First National’s management and the financial presentation by Baxter Fentriss to the First National board of directors concerning the operations, financial condition and prospects of Premier and the expected financial impact of the Merger on the combined company, including pro forma assets and earnings;
•	The likelihood of successful integration and operation of the combined company;
•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;
•	The potential cost-saving opportunities resulting from the Merger;
•	The effects of the Merger on First National employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to First National employees; and
•	The review by the First National board of directors with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger, including the exchange ratio and the Special Dividend, as well as the condition that the Merger must qualify as a transaction that will permit First National shareholders to receive Premier shares in exchange for their First National shares on a tax-free basis for federal income tax purposes.

The First National board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including but not limited to, the following:

•	The challenges of integrating First National’s businesses, operations and employees with those of Premier;
•	The need to obtain approval by shareholders of First National, as well as regulatory approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;
•	The risks associated with entry into the Merger Agreement and conduct of First National’s business before the Merger is completed, and the impact that provisions of the Merger Agreement relating to minimum capital requirements and the potential payment of a termination fee if First National receives a superior acquisition offer; and
•	The ability of Premier to terminate the Merger Agreement if the Merger Consideration, based on the trading value of Premier prior to the Merger, and the Special Dividend are greater than $36.14 per share.

In addition, the First National board of directors considered the structural protections included in the Merger Agreement, such as the ability of First National to terminate the Merger Agreement if certain events occur, such as:

•	Premier or any of its subsidiary banks suffers a material adverse change in its financial condition since December 31, 2014;
•	Premier materially breaches any of its covenants or agreements under the Merger Agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Premier; or
•	Any required approval of any government authority is denied by final non-appealable action of such government authority, or the shareholders of First National do not approve the Merger.

The First National board of directors also noted that it could terminate the Merger Agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by First National in compliance with the non-solicitation provisions of the Merger Agreement and that would, if consummated, result in a transaction that is more favorable to First National shareholders than the Merger. This termination right is conditioned on First National paying a $500,000 break-up fee to Premier. The amount of this potential fee was negotiated at arm’s-length and was deemed by the First National board of directors to be reasonable based upon the break-up fees paid in comparable transaction and the fact that multiple institutions had already been given an opportunity to bid prior to the Merger Agreement being approved. As of the date of this prospectus and proxy statement, no unsolicited acquisition proposals have been received.

The foregoing discussion of the information and factors considered by the First National board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the Merger, the First National board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The First National board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The First National board of directors based its recommendation on the totality of the information presented. The First National board of directors evaluated the factors described above, including asking questions of First National’s legal and financial advisors. The First National board of directors relied on the experience and expertise of its legal advisors regarding the structure of the Merger and the terms of the Merger Agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See “– Opinion of Financial Advisor” below.

The First National board of directors unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger. In considering the recommendation of the First National board of directors with respect to the proposal to approve the Merger Agreement and Merger, First National shareholders should be aware that First National’ directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other First National shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement and Merger be adopted by the shareholders of First National. See “Interests of Certain Persons in the Merger” on page 54.

This summary of the reasoning of First National’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 29.
Opinion of Financial Advisor

Baxter Fentriss and Company (“Baxter Fentriss”) has acted as financial advisor to First National Bankshares Corporation, Ronceverte, West Virginia, (“First National”) in connection with the Merger by Premier Financial Bancorp, Inc., Huntington, West Virginia (“Premier”). Baxter Fentriss delivered to First National its opinion dated July 6, 2015, that on the basis of matters referred to herein, the Merger Consideration received by shareholders of First National is fair from a financial point of view. Baxter Fentriss assisted First National in identifying and negotiating with Premier and other prospective acquirors. In rendering its opinion Baxter Fentriss consulted with the management of First National and Premier regarding their respective businesses and outlook, reviewed the Agreement of Merger entered into on July 6, 2015, and also reviewed certain public-available information on the parties and certain additional materials made available by the management of the respective banks.

No limitations were imposed by First National’s Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix III to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss.

Baxter Fentriss’ opinion is directed to First National’s Board of Directors and is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by shareholders of First National. It does not address First National’s underlying business decision to effect the proposed Merger nor does it constitute a recommendation to any First National shareholder as to how a shareholder should vote with respect to the Merger at the shareholder meeting or as to any other matter.

Baxter Fentriss' opinion was one of many factors taken into consideration by First National’s Board of Directors in making its determination to approve the Merger, and the receipt of Baxter Fentriss' opinion is a condition precedent to First National’s consummating the Merger. The opinion of Baxter Fentriss does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for First National or the effect of any other business combination in which First National might engage.

Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate, and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. First National selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the Merger. Baxter Fentriss is not affiliated with First National or Premier. Baxter Fentriss has represented from time-to-time certain financial institutions that have ultimately been merged with or acquired by Premier.

In connection with rendering its opinion to First National’s Board of Directors, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following:

•
the historical and current financial condition and results of operations of First National and Premier including interest income, interest expense, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

•	the business prospects of First National and Premier;

•	the economies of First National and Premier’s respective market areas; and

•	the nature and terms of certain other acquisition transactions that it believed to be relevant.

Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of acquisition transactions in West Virginia and throughout the United States.

In connection with rendering its opinion, Baxter Fentriss reviewed:

•	the Agreement of Merger;

•	drafts of this Proxy Statement/Prospectus;

•
the Annual Reports to shareholders of First National for the years ended December 31, 2013 and 2014, First National’s March 31, 2015 Call Report and First National’s May 31, 2015 unaudited internal financial statements, as well as certain current interim reports to shareholders and regulatory agencies;

•
the Annual Reports to shareholders of Premier for the years ended December 31, 2012, 2013, and 2014, Premier’s March 31, 2015 Form 10-Q, as well as certain current interim reports to shareholders and regulatory agencies;

•	certain additional financial and operating information with respect to the business, operations and prospects of First National and Premier as it deemed appropriate.

Baxter Fentriss also:

•
held discussions with members of First National’s and Premier’s senior management regarding the historical and current business operation, financial condition and future prospects of their respective companies;

•
reviewed the historical market prices and trading activity for First National’s common stock and Premier’s common stock, as applicable, and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the results of operations of First National and Premier with those of certain banking companies that it deemed to be relevant;

•	analyzed the pro-forma financial impact of the Merger on Premier; and

•	conducted such other studies, analyses, inquiries, and examinations as Baxter Fentriss deemed appropriate.

The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a Fairness Opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of First National common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of First National or Premier.

In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First National and Premier. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro-forma basis, to Premier.

The following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion:

1. Comparative Analysis. Baxter Fentriss analyzed and compared the premium over the quoted market values for select publicly announced merger target banks throughout the U.S. five business days prior to the acquisition announcement for the period of January 1, 2009 through June 30, 2015 and compared those values with Premier’s offer price and the comparable published market price for First National of $16.60 per share. The average premium for the select target bank group over market value five days prior to announcement was 5.01%. This pricing ratio reflects as purchase value; the sum of all value paid to common shareholders and value paid to option holders in excess of strike price.  The Premier offer represents a 92% premium over First National’s comparable published market price. The premium is the highest of the one hundred and thirty-one bank transactions reviewed.

Additionally, Baxter Fentriss analyzed and compared the price-to-book multiple, price-to-tangible book multiple, and price-to-earnings multiple of Premier’s offer to the average of select national publicly announced banking transaction pricing multiples for the period January 1, 2012 through June 30, 2015 where the target banks assets were greater than $150 million but less than $300 million (“National Group”). The average acquisition pricing multiples for the National Group were price-to-book 1.16X; price-to-tangible book 1.18X; and price-to-earning 16.89X. These pricing ratios reflect as purchase value; the sum of all value paid to common shareholders and value paid to option holders in excess of strike price. For price-to-book multiple the Merger ranks as the sixty-first of one hundred and seventeen transactions; for price-to-tangible book the Merger ranks sixty-second out of one hundred seventeen transactions; and for price-to-earnings the Merger ranks as the thirty-first highest multiple since 2011. The transaction value is in close proximity with the National Groups average multiple for price-to-book, slightly lower than the National Groups price-to-tangible book value due to the National Group’s higher intangible ratio and lower than the National Groups price-to-earnings which reflects the First National’s transitory tax rate.

Baxter Fentriss further analyzed and compared the price-to-book multiple, price-to-tangible book multiple, and price-to-earnings multiples of Premier’s offer to the average of select regional publicly announced banking transaction pricing multiples for the period January 1, 2012 through June 30, 2015 where the target banks were located in the states of Kentucky, Maryland, North Carolina, Ohio, Tennessee, Virginia and West Virginia and had assets less than $500 million (“Regional Group”). The average acquisition pricing multiples for the Regional Group were price-to-book 1.16X; price-to-tangible book 1.17X; and price-to-earning 17.04X. These pricing ratios reflect as purchase value; the sum of all value paid to common shareholders and value paid to option holders in excess of strike price. For price-to-book multiple the Merger ranks thirty-fifth out of seventy-seven transactions; for price-to-tangible book value the Merger ranks thirty-seventh out of seventy seven transactions; and for price-to-earnings the Merger ranks as the twenty-first highest multiple. The transaction value is in close proximity with the Regional Groups average multiple for price-to-book, slightly lower than the Regional Groups price-to-tangible book value due to the Regional Group’s higher intangible ratio and lower than the Regional Groups price-to-earnings which reflects First National’s transitory tax rate.

Below is a table that summarizes the Premier offer, as well as, the National Regional Groups average pricing for transactions since January 1, 2012

Premier Offer and Select Comparable Transaction Averages
Price /
	Price	Tangible	Price /
	/ Book	Book	Earnings
Premier Offer	1.15 X	1.15 X	16.73 X
National Group	1.16 X	1.18 X	16.89 X
Regional Group	1.16 X	1.17 X	17.04 X

2. Discounted Cash Flow Analysis. Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of First National’s common stock as a five and ten year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of First National’s common stock using a range of growth rates from four percent (4%) to ten percent (10%) for First National’s earnings. A range of terminal values from sixteen to twenty times earnings was also used in the analysis as well as a range of discount rates from twelve percent (12.0%) to fourteen percent (14.0%). These ranges of growth rates, discount rates, and terminal values were chosen based upon what Baxter Fentriss in its judgment, considered to be appropriate taking into account, among other things, First National’s past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the market place generally and for companies of similar risk profiles. In all of the scenarios considered, the present value of First National’s common stock was calculated at less than the value of Premier’s offer. Thus, Baxter Fentriss’ discounted cash flow analysis indicated that First National shareholders would be in a better financial position by receiving the Premier common stock offered in the Merger rather than continuing to hold First National common stock.

The discounted cash flow analysis is a widely used methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made and the results thereof are not necessarily indicative of actual values or actual future results.  Below is a table that summarizes the discounted cash flow analysis that Baxter Fentriss performed in forming its Fairness Opinion. An example of how to read the table is as follows:

Using a discount rate of 12.0%, a terminal value of 16x, and growth rates of 4% to 10%, the present value of First National’s common stock is calculated to be in the range of $19.66 to $25.33 assuming the shares are sold in five years. The values in the range are less than the $31.82 which Premier has offered, implying that under the assumptions of this particular scenario, a shareholder of First National common stock would be better off taking Premier’s offer than holding First National common stock.

Summary of Baxter Fentriss Discounted Cash Flow Analysis

Discount Rate of	12.00%	and growth rates from			4%	to	10%
		Range of Present Value Calculations
Terminal Value		Sell Shares in			Sell Shares in
of Earnings		Five Years			Ten Years
16X		$19.66	to	$25.33	$14.67	to	$24.12
18X		$21.76	to	$28.11	$16.12	to	$26.66
20X		$23.86	to	$30.89	$17.57	to	$29.20

Discount Rate of	13.00%	and growth rates from			4%	to	10%
		Range of Present Value Calculations
Terminal Value		Sell Shares in			Sell Shares in
of Earnings		Five Years			Ten Years
16X		$18.83	to	$24.25	$13.51	to	$22.18
18X		$20.84	to	$26.91	$14.84	to	$24.51
20X		$22.85	to	$29.57	$16.17	to	$26.83

Discount Rate of	14.00%	and growth rates from			4%	to	10%
		Range of Present Value Calculations
Terminal Value		Sell Shares in			Sell Shares in
of Earnings		Five Years			Ten Years
16X		$18.04	to	$23.23	$12.46	to	$20.42
18X		$19.96	to	$25.78	$13.68	to	$22.55
20X		$21.89	to	$28.32	$14.89	to	$24.68

3. Proforma Underlying Value of the Premier Shares Received Baxter Fentriss performed an analysis that compares the underlying value of the shares of Premier that shareholders of First National would receive as a result of the Merger. In this analysis, First National’s March 31, 2015 book value per share of $27.55, trailing twelve months earnings per share of $1.90, and annualized dividends of $0.40 were compared to the underlying book value, earnings, and dividends that each shareholder will receive as a result of the Merger. The analysis was performed using only the stock portion of the consideration and excluded $5.08 in cash assumed to be received by common stock holders of First National. Using this exchange ratio of 1.725, the restated proforma underlying book value represented by each First National share equates to $30.00, an increase of 9%. The proforma underlying value of First National’s trailing twelve months earnings per share equates to $2.80, an increase of 47%. The proforma underlying value of First National’s new dividends per share equates to $.90, an increase of 125%.  The additional cash flow generated from increased dividends along with the increased liquidity of Premier’s stock represents significant gains for First National’s shareholders.  Although not factored into the proforma underlying value analysis above the cash portion of the Merger Consideration could be reinvested to provide additional cash flow and investment return.

4. Stock Price History. Baxter Fentriss analyzed the history of the trading prices and volume for First National’s and Premier’s common stock and compared them to other publicly traded banks in West Virginia. As of the close of the market on June 30, 2015 First National traded at a published price of $16.60 per share which represents a price-to-book multiple of 0.60X and price-to-earnings multiple of 8.73X.   For the same period, Premier traded at $15.45 per share which represents a price-to-book multiple of 0.85X and price-to-earnings multiple of 10.96X. The corresponding average multiples for select West Virginia banks is 1.05X price-to-book 16.11X price-to-earnings.

Using publicly available information on First National and Premier and applying the capital guidelines of banking regulators, Baxter Fentriss' analysis indicated that the Merger would not permanently dilute the capital and earnings capacity of Premier and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and concluded that possible antitrust issues do not exist.

Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either First National or Premier, and has not been furnished such an appraisal.

No company or transaction used as a comparison in the above analysis is identical to First National, Premier, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

Baxter Fentriss will be paid (1) an acquisition fee, equal to approximately 1.75% of the aggregate consideration received by First National and (2) a Fairness Opinion Fee of $25,000 and (3) reasonable out-of-pocket expenses for its services. First National has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

Premier’s Reasons for the Merger
The Merger is consistent with Premier’s plan to have operations, offices and distinct capabilities in markets of its choice. The Merger will afford Premier the opportunity to expand into Greenbrier County, West Virginia, Allegheny and Bath County, Virginia and the City of Covington, Virginia.  Premier believes that the Merger provides an opportunity to enhance Premier’s shareholder value with the prospects of positive long-term performance of Premier’s common stock. Premier believes that the Merger is a strategic fit between Premier and First National given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the Merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.
Interests of Certain Persons in the Merger
Certain members of First National’s management have interests in the Merger in addition to their interests as shareholders of First National. These interests are described below. In each case, the First National board of directors was aware of these potential interests, and considered them, among other matters in approving the Merger Agreement and the transactions contemplated thereby.
Employee Benefit Plans. Premier intends to provide the employees of First National with employee benefit plans substantially similar to those provided to the employees of Premier. Employees of First National will receive credit for their service to First National in determining their eligibility and vesting in the benefit plans provided by Premier. The Merger Agreement also provides that Premier will pay to any First National employee who is involuntarily terminated other than for cause within 12 months after the closing date, upon execution of an appropriate full release, a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at First National (with credit for partial years of service), with a maximum payment equal to 10 weeks of base pay.
First National Employment Agreement.  Matthew L. Burns, the President and CEO of First National, is party to an employment contract dated July 15, 2006.  The initial term of the employment contract was for 1 year and automatically renews for periods of one year on each July 15.  The employment contract provides, that upon a “Change in Control”, (the Merger constitutes a defined “Change in Control”) the executive may be entitled to a cash lump sum payment, equal to one year’s compensation based on the average annual compensation paid to him during the three calendar years preceding the Change in Control if his employment is terminated by the Bank or he voluntarily terminates employment for “Good Reason”, which includes a diminution of his duties or a reduction in his base salary. Mr. Burns has indicated that it is his current intention to continue his employment.  The Merger Agreement requires the termination of this employment contract, at Premier’s insistence, since Premier does not utilize such contracts, Premier and Mr. Burns have agreed that he will be paid the lump sum amount of $193,000 in exchange for termination of the contract.

Conditions of the Merger
The respective obligations of Premier and First National to consummate the Merger are subject to the satisfaction of certain mutual conditions, including the following:

•	The shareholders of First National approve the Merger Agreement and the transactions contemplated thereby, described in the proxy statement/prospectus at the special meeting of shareholders of First National;
•	All regulatory approvals required by law to consummate the transactions contemplated by the Merger Agreement are obtained from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the West Virginia Division of Financial Institutions and any other appropriate federal and/or state regulatory agencies without unreasonable conditions, and all waiting periods after such approvals required by law or regulation expire;
•	The registration statement (of which this proxy statement/prospectus is a part) registering shares of Premier common stock to be issued in the Merger is declared effective and not subject to a stop order or any threatened stop order;
•	There shall be no actual or threatened litigation, investigations or proceedings challenging the validity of, or damages in connection with, the Merger that would have a material adverse effect with respect to the interests of Premier or First National or impose a term or condition that shall be deemed to materially adversely impact the economic or business benefits of the Merger;
•	The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the Merger;
•	All permits or other authorizations under state securities laws necessary to consummate the Merger and to issue the shares of Premier common stock to be issued in the Merger being obtained and remaining in full force and effect;
•	First National’s shareholders equity immediately prior to payment of the Special Dividend (the “Estimated PreClosing Shareholders’ Equity”) shall be at least $21,836,000, excluding net negative adjustments for changes in securities marked to market after September 30, 2015, not to exceed $300,000, and shall reflect the expenditure (paid, accrued or otherwise) of the net of tax costs of the Merger as may be reasonably estimated at the Effective Time related to various expenses;
•	FiServ, First National’s and the Bank’s operating systems provider, shall have entered into a written agreement reasonably satisfactory to Premier extending the term of the Data Processing Agreement between FiServ and the Bank dated December 1, 2006, as amended (“DP Agreement”), for a period of not less than one hundred twenty (120) days after its scheduled termination date of September 30, 2015, at a monthly consideration reasonably acceptable to Premier and First National, whereby FiServ shall provide similar services to Bank or Premier Bank, as its successor;
•	Premier shall have assumed and been substituted for First National under First National’s Trust Preferred securities and the appropriate regulatory authorities shall have allowed Premier to include the Trust Preferred securities in Premier’s Tier 1 capital; and

•	Unless waived by Premier, the holders of no more than 20% of the outstanding shares of First National Common Stock shall have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby.
In addition to the mutual covenants described above, the obligation of Premier to consummate the Merger is subject to the satisfaction, unless waived, of the following other conditions:

•	The representations and warranties of First National made in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the effective time of the Merger and Premier receives a certificate of the chief executive officer and the chief financial officer of First National to that effect;
•	First National performs in all material respects all obligations required to be performed under the Merger Agreement prior to the effective time of the Merger and delivers to Premier a certificate of its chief executive officer and chief financial officer to that effect; and
•	Premier shall have received an opinion of Dinsmore & Shohl LLP, counsel to Premier, dated as of the effective time of the Merger, that the Merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code and that the federal income tax consequences will be as described in “Certain U.S. Federal Income Tax Consequences of the Merger”.
In addition to the mutual covenants described above, First National’s obligation to complete the Merger is subject to the satisfaction, unless waived, of the following other conditions:

•	The representations and warranties of Premier made in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the effective time of the Merger and First National receives a certificate of the chief executive officer and chief financial officer of Premier to that effect;
•	Premier performs in all material respects all obligations required to be performed under the Merger Agreement prior to the effective time of the Merger and delivers to First National a certificate of its chief executive officer and chief financial officer to that effect; and
•	First National shall have received an opinion of Jackson Kelly PLLC, counsel to First National, stating that, among other things, as of the effective time of the Merger, the Merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code and that the federal income tax consequences will be as described in “Certain U.S. Federal Income Tax Consequences of the Merger”.

Where the law permits, First National or Premier could choose to waive a condition to an obligation to complete the Merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.  In the event the tax opinions of counsel are not received and First National and Premier waive the requirements for tax opinions, they will recirculate a revised proxy statement and resolicit First National shareholders’ vote on the Merger if the change in tax consequences is material.

Representations and Warranties
The Merger Agreement contains representations and warranties by Premier and First National. These representations and warranties are qualified by a materiality standard, which means that Premier or First National is not in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on Premier or First National. These include, among other things, representations and warranties by Premier and First National to each other as to:

•	organization and good standing of each entity and its subsidiaries;
•	each entity’s capital structure;
•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the reorganization agreement;
•	absence of material adverse changes since December 31, 2014;
•	consents and approvals required;
•	regulatory matters;
•	accuracy of documents, including financial statements and other reports;
•	absence of defaults under contracts and agreements;
•	absence of environmental problems;
•	absence of conflicts between each entity’s obligations under the Merger Agreement and its charter documents and contracts to which it is a party or by which it is bound;
•	litigation and related matters;
•	taxes and tax regulatory matters;
•	employee benefit matters; and
•	books and records fully and accurately maintained and fairly present events and transactions.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the closing in any of the following ways:

•	By mutual consent in writing of First National and Premier; or
•	By First National by giving written notice thereof to Premier if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of Premier or any Premier Subsidiary Bank since December 31, 2014, or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in the Merger Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or
•	By Premier by giving written notice thereof to First National if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of First National since December 31, 2014 or (ii) First National has breached any covenant, undertaking, representation or warranty contained in the Merger Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

•	By either First National or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by the Merger Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or
•	By either First National or Premier upon written notice to the other if any condition precedent to either party’s performance under the Merger Agreement is not satisfied or fulfilled; or
•	By either First National or Premier if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or
•	By either First National or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of First National, Premier or of any of the Premier Subsidiary Banks; or
•	By either First National or Premier, if the shareholders of First National shall fail to approve the Merger by the vote required under the West Virginia Business Corporation Act and the Articles of Incorporation and Bylaws of First National; or
•	By either First National or Premier, if the Closing does not occur on or before January 31, 2016 unless extended by mutual agreement in writing; or
•	By First National in the event that the sum of the Special Dividend and the Merger Consideration would be less than $27.50 per share of First National common stock, provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination shall have occurred; or
•	If First National shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First National Board, after consulting with and considering the advice of First National’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate the Agreement shall not be available to First National unless it delivers to Premier (1) written notice of First National’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Termination Fee referred to below. A “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of First National, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First National and its shareholders, and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First National; or
•	By Premier in the event that the sum of the Special Dividend and the Merger Consideration would be greater than $36.14 per share of First National common stock; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination shall have occurred.

Termination Fee

The Merger Agreement provides that:

(a)            First National shall pay to Premier a cancellation fee of $500,000.00 (the "Termination Fee") if a Triggering Event (as defined below) has occurred; provided that Premier has not breached in any material respect the obligations of Premier contained in the Merger Agreement.  The Termination Fee shall be payable in immediately available funds.

(b)            A "Triggering Event" shall mean:

(i)            a willful breach of the Merger Agreement which would permit Premier to terminate the Merger Agreement; or

(ii)            the occurrence of both paragraphs (A) and (B) below:

(A)            The First National Board of Directors fails to recommend the Merger to First National shareholders and to continue such recommendation until the First National shareholders meeting duly called and held for the purpose of approving the Merger Agreement (the "Shareholders Meeting"), unless the  Board of Directors reasonably concludes that one of the conditions precedent to First National’s obligation to close, other than the required shareholders' vote, is not likely to be met, or unless a recommendation of the Merger would constitute a breach of the First National Board of Directors fiduciary duty, and

(B)            the shareholders of First National fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms of the Merger Agreement; or

(iii)            the occurrence of both paragraphs (A) and (B) below:

(A)            The shareholders of First National fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms of the Merger Agreement and,

(B)            pursuant to an offer or negotiations initiated or commenced while the Merger Agreement is in effect, either:  (a) within 6 months following the date of the Merger Agreement, First National announces or enters into a contract for a transaction with any person or group of persons relating to a merger or other business combination involving First National or the sale or other disposition of a majority of the assets of, or equity interest in, First National other than a transaction pursuant to which First National is the surviving corporation and the shareholders of First National are the owners of a majority of the stock of the surviving corporation subsequent to the transaction (an "Acquisition Transaction") and such transaction is consummated within 12 months following the date of the Merger Agreement; (b) within 12 months following the date of the Merger Agreement, a tender or exchange offer is commenced by any person or group of persons to acquire equity securities of First National if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in First National (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months following the date of the Merger Agreement.

(iv)            The Merger Agreement is terminated because First National’s board has determined to accept a Superior Proposal as discussed in “Termination of the Merger Agreement”.

Waiver and Amendment
Prior to the effective time of the Merger, any provision of the Merger Agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the special meeting, the Merger Agreement may not be amended if it would violate the West Virginia Business Corporation Act.
Indemnification; Directors’ and Officers’ Insurance
Premier has agreed to indemnify the directors and officers of First National and Bank for a period of 3 years after the effective time of the Merger.  Premier has also agreed to use its reasonable best efforts to cause the directors and officers of First National to be covered by a directors’ and officers’ liability insurance policy maintained by Premier with respect to claims against such officers and directors arising from facts or events that occurred prior to the effective time of the Merger that were committed by such officers and directors in their capacities as such.  Alternatively, First National may purchase insurance coverage for its officers and directors, at a premium not to exceed $75,000.
Closing Date; Effective Time
The Merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of State). Unless otherwise agreed to by Premier or First National, the closing of the Merger will take place no later than 45 days after the last of the conditions to the Merger have been satisfied or waived.
Regulatory Approvals
The Merger and the other transactions contemplated by the Merger Agreement require the approval or non-objection of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the West Virginia Division of Financial Institutions. As a bank holding company, Premier is subject to regulation under the Bank Holding Company Act of 1956.   Premier and First National have filed all required applications seeking approval of the Merger with the foregoing agencies.
Under the Bank Holding Company Act, the Federal Reserve Board is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve Board can withhold approval of the Merger if, among other things, it determines that the effect of the Merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The West Virginia Division of Financial Institutions will review the Merger under similar standards.
In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the Merger is allowed, within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws.
The Merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the Merger will be obtained and, if the Merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board.

Premier and First National are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger.
The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting First National common stock to Premier common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement contains certain forbearances and affirmative covenants made by First National. First National has agreed that, until the effective time of the Merger, without the prior written consent of Premier, First National and First National Bank will not:

(a)            Make any change in its authorized capital stock;

(b)            Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities;

(c)            Issue or grant any options, warrants, or other rights to purchase shares of its common stock;

(d)            Declare or pay any dividends or other distributions on any shares of common stock, except for regular quarterly dividends not to exceed Ten Cents ($0.10) per share and the Special Dividend;

(e)            Purchase or otherwise acquire or agree to acquire for a consideration any share of its common stock (other than in a fiduciary capacity);

(f)            Enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect, except as contemplated by the Merger Agreement;

(g)            Take any action materially and adversely affecting the Merger Agreement or the transactions contemplated by the Merger Agreement or the financial condition (present or prospective), businesses, properties, or operations of First National or the Bank;

(h)            Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association;

(i)            Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract;

(j)            Amend its Articles of Incorporation or Association, By-laws or Charter; or

(k)            Take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of First National, or the acquisition of their First National common stock, or the merger of First National with any person other than Premier, and First National shall promptly notify Premier orally of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.
First National has also agreed that it will:

(a)            Promptly advise Premier in writing of the name and address of and number of shares of First National common stock held by each shareholder who elects to exercise his, her or its rights to appraisal in connection with the Merger pursuant to the West Virginia Business Corporation Act;

(b)            Operate its business only in the normal course and manner;

(c)            Make available to Premier for review prior to First National’s or Bank’s final loan approval, any loan documentation, credit memorandums or other related documentation requested or received by First National or Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $400,000 or greater; or

(2)	Any new loan, or renewal of an existing loan, which, when included with all other loans from First National or Bank to any such borrower and their related interests, would cause such borrower’s total loans from First National or Bank, including loans from First National or Bank to their related interests, to exceed $800,000;

(d)            Promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of First National or Bank and of any material breach of any representation or warranty made by First National in the Merger Agreement;

(e)            Direct its accountants to give Premier access to all information, documents and working papers pertaining to First National;

(f)            Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of the Merger Agreement;

(g)            Furnish to Premier a list containing the names and addresses of all holders of First National common stock;

(h)            Use its best efforts in good faith to take or cause to be taken all action required under the Merger Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated thereby at the earliest possible date and cooperate fully with Premier to that end; and

(i)            Terminate:

(1)	Any and all employment contracts to which either First National or the Bank is a party.

(2)	Any defined benefit plan to which either First National or the Bank is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

(3)	Any and all deferred compensation plans to which either First National or the Bank is a party, including First National’s and Bank’s Executive Endorsement Split Dollar Agreements.
Accounting Treatment
The Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of First National, as of the completion of the Merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill and will not be amortized. Instead, goodwill is evaluated for impairment annually. Financial statements of Premier issued after the consummation of the Merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of First National. The operating results of First National will be reflected in Premier consolidated financial statements from and after the date the Merger is consummated.

Management and Operations after the Merger, Subsequent Merger and Bank Merger

After the Merger (of Interim Company with and into First National), the Subsequent Merger (of First National with and into Premier) and the Bank Merger (of First National Bank with and into Premier Bank, Inc.) the separate corporate existence of First National and First National Bank will cease to exist.  All banking operations of First National Bank will be branches of Premier Bank, Inc.

After the Merger, the Subsequent Merger and the Bank Merger, there will be no board of directors of either First National or First National Bank.

No director of First National will become a director of Premier.  No First National executive officer will become an executive officer of Premier.

Resales of Premier Common Stock
The shares of Premier common stock to be issued to shareholders of First National under the Merger Agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Premier after the Merger.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
General
The following summary sets forth the material U.S. federal income tax consequences of the Merger to the holders of First National common stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
The following summary addresses only shareholders who are citizens or residents of the United States who hold their First National common stock as a capital asset. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders subject to the alternative minimum tax.
The Merger
No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, Subsequent Merger, and Special Dividend. The obligations of Premier, on the one hand, and First National, on the other hand, to complete the Merger are conditioned, respectively, on Premier’s receipt of a written opinion from Dinsmore & Shohl LLP, counsel to Premier, and First National’s receipt of a written opinion from Jackson Kelly PLLC, counsel to First National, each to the effect that for U.S. federal income tax purposes:

(1)	The Merger and the Subsequent Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and First National, Surviving Company and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)	No gain or loss will be recognized by the shareholders of First National who exchange their First National Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, the Special Dividend, Cash Consideration and Additional Cash Consideration;

(3)	No gain or loss will be recognized by Premier, First National, or Surviving Company by reason of the Merger or the Subsequent Merger; and

(4)	The holding period of Premier Common Stock received by First National shareholders in exchange for First National Common Stock will include the holding period of the shares of First National Common Stock so exchanged, provided that the First National Common Stock is held as a capital asset at the Effective Time.

The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of First National or Premier, in each case in form and substance reasonably satisfactory to such counsel. Opinions of counsel are not binding on the Internal Revenue Service.

Tax Consequences of the Merger
Subject to qualifications and limitations set forth herein, Premier and First National have received from Dinsmore & Shohl LLP, counsel to Premier, and Jackson Kelly PLLC, counsel to First National, a written opinion that for U.S. federal income tax purposes:

(1)	The Merger and the Subsequent Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and First National, Surviving Company and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)	No gain or loss will be recognized by the shareholders of First National who exchange their First National Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, the Special Dividend, Cash Consideration and Additional Cash Consideration;

(3)	No gain or loss will be recognized by Premier, First National, or Surviving Company by reason of the Merger or the Subsequent Merger; and

(4)	The holding period of Premier Common Stock received by First National shareholders in exchange for First National Common Stock will include the holding period of the shares of First National Common Stock so exchanged, provided that the First National Common Stock is held as a capital asset at the Effective Time.

Based on the above opinions, the following is a summary of the tax consequences of the Merger to the holders of First National common stock.
Recognition of Gain.A First National shareholder who exchanges his or her shares of First National common stock for shares of Premier common stock pursuant to the Merger and receives cash in the Merger and via the Special Dividend will recognize gain, but will not recognize any loss.  Subject to the discussion below concerning the possible treatment of the cash received as a dividend, the amount of gain recognized will equal the smaller of (i) the amount of cash received in the Merger and via the Special Dividend and (ii) the gain realized from the Merger. The gain realized from the Merger is equal to the excess, if any, of (x) the sum of (1) the amount of cash received in the Merger, (2) the amount of cash received via the Special Dividend, and (3) the fair market value of the Premier common stock received in the Merger (determined at the effective time of the Merger) over (y) the First National shareholder’s tax basis in the shares of First National common stock surrendered in the Merger.  The amount of gain (or non-recognized loss) must be computed separately for each block of First National common stock if those blocks were purchased at different prices or at different times, and a loss realized on one block of stock may not be used to offset a gain realized on another block of stock.  Any recognized gain will generally be long-term capital gain if the shareholder’s holding period for the shares of First National common stock surrendered is more than one year at the effective time of the Merger.

Tax Basis.  Each First National shareholder’s aggregate tax basis in the shares of Premier common stock received in the Merger will be the same as his or her aggregate tax basis in the First National common stock surrendered in the Merger, increased by the amount of gain recognized and decreased by the amount of cash received in the Merger and via the Special Dividend.  The holding period of the shares of Premier common stock received in the Merger by a First National shareholder will include the holding period of the shares of First National common stock that he or she surrendered in the Merger.
Treatment of the Cash and Special Dividend. Whether the Special Dividend and cash received by a holder of First National stock will be treated as capital gain or as ordinary dividend income is determined under the principles of Section 302 of the Code. With regard to the Special Dividend, it is unclear if for U.S. federal income taxes, the Special Dividend will be treated as part of the consideration paid by Premier in the Merger or if it will be treated as separate consideration paid by First National.
Treatment of the Special Dividend as Capital Gain. If the Special Dividend is treated as being part of the Merger consideration paid by Premier, then the holder is treated as if shares of Premier having a fair market value equal to the cash and Special Dividend paid to the holder had been distributed by Premier to the holder with such shares of Premier common stock then being redeemed by Premier in return for the cash and Special Dividend. Both Premier and First National intend to treat the Special Dividend as part of the Merger consideration paid by Premier.
If this hypothetical redemption by Premier constitutes an “exchange” under Section 302 of the Code, taking into account the holder’s actual and constructive ownership of Premier common stock  under Section 318 of the Code, the holder of First National common stock will recognize gain as described above. In general, whether this hypothetical redemption constitutes an "exchange" under Section 302 of the Code will depend upon whether and to what extent the hypothetical redemption reduces the holder's percentage stock ownership in Premier.  The hypothetical redemption will be treated as an "exchange” if, under the principles of Section 302 of the Code, the hypothetical redemption is (a) “substantially disproportionate," (b) “not essentially equivalent to a dividend” or (c) results in a "complete termination" of the holder's interest in Premier.
The hypothetical redemption is neither "substantially disproportionate", because the holder's interest will not decrease by at least 20%, nor a "complete termination”, because this will not be a complete redemption.
Whether the hypothetical redemption is "not essentially equivalent to a dividend” with respect to the holder will depend on the holder's particular circumstances. In order for the hypothetical  redemption to be "not essentially equivalent to a dividend,” the hypothetical redemption must result in  a "meaningful reduction" in the holder's percentage stock ownership of Premier's common stock.  The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's percentage stock ownership. Accordingly, the hypothetical redemption by Premier should be treated as not essentially equivalent to a dividend.
Possible Treatment of the Special Dividend as an Ordinary Dividend of First National. If the Special Dividend is treated as separate consideration paid by First National, the Special Dividend would be treated as a redemption by First National of its common stock in return for the Special  Dividend.  Whether such redemption would be treated as capital gain or as an ordinary dividend would also be determined under the principles of Section 302 of the Code. Because the redemption is proportionate to the holders of First National common stock, it would not qualify as a redemption under section 302 of the Code. Accordingly, the Special Dividend would he treated as an ordinary dividend  for U.S. federal income tax purposes to the extent of the accumulated earnings and profits of First National. To the extent the Special Dividend exceeds the holder's ratable share of accumulated  earnings and profits of First National, the amount received will be applied against and reduce the holder's adjusted basis in his or her First National common stock and any excess will be treated as gain  from the sale or exchange of the stock. For any amount of the Special Dividend treated as an ordinary dividend, the Special Dividend would likely be taxable as a qualified dividend under Section 1(h)(11) of the Code subjecting it to capital gains rates, and the First National shareholders would not be required to reduce their basis in the Premier common stock received by the amount treated as an ordinary dividend.

Cash in Lieu of Fractional Shares. Holders of First National common stock who receive cash in lieu of fractional shares of Premier common stock in the Merger generally will be treated as if the fractional shares of Premier common stock had been distributed to them as part of the Merger, and then redeemed by Premier in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.
Medicare Tax
A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates, and trusts. "Net investment income," for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of stock, reduced by the deductions properly allocable to such income. The consideration received by First National shareholders in these transactions may result in net investment income causing additional Medicare tax liability. In the case of an individual, the tax will be imposed on the lesser of: (1) the shareholder's net investment income or (2) the amount by which the shareholder's modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately), $12,300 (for estates and certain trusts) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by a shareholder on, and paid with, the shareholder's federal income tax return.

Backup Withholding and Reporting Requirements
Holders of First National common stock, other than certain exempt recipients, may be subject to backup withholding (currently at a rate of 28%) with respect to any cash payment received in the Merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (b) otherwise proves to Premier and its exchange agent that the holder is exempt from backup withholding.
Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.
These opinions of counsel do not address any state, local or foreign tax consequences of the Merger, the Subsequent Merger or the Special Dividend.  They are based on certain assumptions and representations as to factual matters from Premier and First National, as well as certain covenants by Premier and First National.  The opinions cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.  In addition, the opinions are based on current law and cannot be relied upon if current law changes with retroactive effect.  The opinions of counsel are not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.  Premier and First National do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger, the Subsequent Merger or the Special Dividend.
The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of First National common stock. We strongly encourage shareholders of First National to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT
PREMIER AND FIRST NATIONAL

PREMIER

Information about Premier, including description of business, properties, management’s discussion and analysis of financial condition and results of operations for the year-end 2014, included in Premier’s Annual Report on Form 10-K for the calendar year ended December 31, 2014 is incorporated herein by reference.

Premier’s management’s discussion and analysis of financial condition and results of operations included in Premier’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015 is incorporated herein by reference.

The audited consolidated financial statements of Premier as of December 31, 2014, 2013 and 2012 included in Premier’s Annual Report on Form 10-K for the calendar year ended December 31, 2014 are incorporated herein by reference.

The unaudited consolidated financial statements of Premier for the nine month period ended September 30, 2015 and September 30, 2014 included in Premier’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015 are incorporated herein by reference.

FIRST NATIONAL

INFORMATION ABOUT FIRST NATIONAL BANKSHARES CORPORATION
Organizational History
First National Bankshares Corporation (“First National”) is a West Virginia corporation. It was organized on January 28, 1986, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.
First National has three wholly owned subsidiaries, a national banking association known as First National Bank (the “Bank”) and a non-banking subsidiary known as FNB Insurance, LLC, and FNB Capital Trust One. The Bank was originally organized and chartered in 1888, but was reorganized after the Great Depression and now operates under a charter dated 1933. First National Bank became a wholly-owned subsidiary of First National on August 3, 1987. FNB Insurance, LLC was organized on September 27, 2000, for the purpose of investing in ProServ, LLC, an insurance agency operating in the State of West Virginia selling various lines of insurance products. The insurance agency dissolved in 2003; since that time there has been no business activity conducted by FNB Insurance, LLC.  FNB Capital Trust One, a Delaware statutory trust, was formed on February 26, 2004, as part of the issuance of trust preferred securities by First National. The majority of First National’s business activities are conducted through First National Bank, which presently and historically accounts for substantially all of the First National’s assets, revenues and earnings.
General
First National Bank is a federally insured depository institution offering a wide variety of services that are typical of full service community banks. First National Bank primarily engages in retail and commercial banking in its defined geographic market areas.
Retail Banking: Retail banking services to individuals include deposit (demand, savings and time deposit accounts) and lending activities. Principal lending types include installment loans (primarily loans secured by automobiles, consumer goods and deposit accounts), mortgage and home equity loans, overdraft protection, personal credit lines and credit card programs. Mortgage and home equity lending have the lowest risk profile due to the nature of the collateral. Installment loans have an intermediate risk due to the lower principal amounts and the depreciating nature of the collateral. Personal lines and overdraft protection have the highest degree of risk since the loans are generally unsecured or secured by marketable securities. The credit card programs are fee services for originating the relationships and the Bank retains no credit risk.
Commercial Banking: First National Bank provides a wide range of financial services to commercial and small business entities. These services include, among others, lending, deposits, letters of credit and cash management services. The lending products are tailored to specific customer needs and are generally secured by various types of collateral, including commercial real estate, accounts receivable and business machinery and equipment. First National Bank’s interest rate terms generally include variable rate features or three to five year balloon maturities, thereby minimizing its exposure to interest rate risk. Commercial lending has a higher risk profile than does retail lending due to the larger dollar amounts involved, the nature of the collateral and a greater variety of economic risks that could potentially affect the loan customer.
First National Bank manages its credit risk via a centralized credit administration process. Bank lending personnel follow established lending limits and authorities based on each individual’s lending expertise and experience. Loan policies and procedures require lending personnel to document and corroborate such items as: loan-to-value and debt coverage ratios, credit history and financial performance of the borrower. When considering loan requests, the primary factors taken into consideration by First National Bank are the cash flow and financial condition of the borrower, the value of the underlying collateral, if any, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews and visits to the borrower’s place of business. The loan officers will risk-rate their respective loan customers at the origination date of the loan based upon the strength of the borrower and the structure of the loan. During the term of the loan, the loan officer, along with the credit administrator, will monitor the performance of the loan and modify the risk rating based upon new information, such as current financial information, industry trends or fluctuations in collateral value.

First National Bank does not currently participate in any indirect lending programs. First National Bank’s participation in lease financing is not material.
Trust Services: First National Bank also offers a broad range of fiduciary services through its Trust Department, including the administration of trusts and decedents’ estates and other personal and corporate fiduciary services. Personal fiduciary services include the settlement of estates, administration of various trusts, agency or custodial accounts, investment management and guardian services.  Premier does not engage in trust activities, and in the event that the Merger is consummated, it is anticipated that the trust portion of the Bank’s business will be sold.
Investment Brokerage Services:  In December of 2014, the Bank began offering investment brokerage services for its clients.
Investment Portfolio and Policies: As a complement to its commercial and retail banking activities, First National Bank also carries a securities investment portfolio. The level of assets that First National Bank holds in securities is dependent upon a variety of factors. Chief among these factors is the optimal utilization of First National Bank’s capital. After consideration of loan demand, excess capital is available to allocate to high-quality investment activities that can generate additional income.  In addition to producing additional interest spreads for First National Bank, the investment portfolio is used as a source of liquidity, to manage interest rate risk and to meet pledging requirements of First National Bank. The investment portfolio is governed by an investment policy designed to provide maximum flexibility in terms of liquidity and to contain risk from changes in interest rates. Individual holdings are diversified, maximum terms and durations are limited and minimum credit ratings are enforced and monitored. First National Bank does not engage in trading activities.
Sources of Funding: Liquidity management is the process by which First National Bank, through its Risk Management Committee and treasury function, ensures that adequate liquid funds are available to meet its financial commitments on a timely basis, at a reasonable cost and within acceptable risk tolerances. These commitments include funding credit obligations to borrowers, withdrawals by depositors, repayment of debt, maintaining adequate collateral for secured deposits and borrowings, paying dividends to its parent company, payment of operating expenses, funding capital expenditures and maintaining deposit reserve requirements.
Liquidity is derived primarily from core deposit growth and retention; principal and interest payments on loans; principal and interest payments, sale, maturity and prepayment of investment securities; net cash provided from operations; and access to other funding sources. Other funding sources include federal funds purchased lines, Federal Home Loan Bank advances and repurchase agreements.

Market Area

First National Bank conducts business from four locations in West Virginia and two locations in Virginia. First National Bank’s primary market area includes the cities of Ronceverte and Lewisburg and surrounding Greenbrier County, West Virginia. As of June 30, 2014, the latest date that deposit information is available, there were six financial institutions operating in Greenbrier County, West Virginia, and total deposits of approximately $648,839,000, and First National Bank was second in the market with deposits of approximately $177,519,000, or 27.36% of total deposits.  As of December 31, 2014, First National Bank’s operations in Greenbrier County accounted for approximately 82.0% of total loans. Greenbrier County is predominately rural and comprised of moderate-income households. Major employment in the area includes agriculture, tourism, health care, education and light manufacturing. Unemployment rates in the Greenbrier County area often exceed the state average, with 2014’s average unemployment rate (not seasonally adjusted) being 6.8%% versus West Virginia’s statewide average (seasonally adjusted) of 6.5%. Employment is seasonal and is dependent on a small number of major employers.
First National Bank originally entered Covington, Virginia in 2001 via a loan production office specializing in a fixed rate mortgage program.   A full service branch, which opened February 4, 2002, is located approximately 40 miles east of the Bank’s main location in Ronceverte. First National Bank also opened a branch in Hot Springs, Virginia on November 1, 2004.  The Virginia branches are located in the Alleghany County, Virginia, Market, as defined by the Federal Reserve Bank of Richmond.  This market consists of Alleghany and Bath Counties and the independent city of Covington. As of June 30, 2014, nine banking institutions operated in this market, with total deposits of approximately $500,343,000.  First National Bank ranked sixth in the market, based on deposits, with deposits of approximately $38,775,000, or 7.75% of total deposits.  The demographics of this market are similar to the Greenbrier County market except that there is a stronger manufacturing segment. Unemployment in Virginia is well below the national average (5.1% on average for 2014, seasonally adjusted).   In Alleghany County, the average unemployment rate is slightly higher than the state’s average unemployment rate (6.0% for 2014, not seasonally adjusted), while the City of Covington’s unemployment rate is higher yet (8.0% for 2014, not seasonally adjusted). In Bath County, Virginia the unemployment rate tracks more closely with the state average with average unemployment for 2014 reported at 4.4%, not seasonally adjusted.

Competition
First National Bank experiences significant competition in attracting depositors and borrowers. Competition in lending activities comes principally from other commercial banks, savings associations, insurance companies, governmental agencies, credit unions, brokerage firms, and pension funds. The primary factors in competing for loans are interest rate and overall lending services. Competition for deposits comes from other commercial banks, savings associations, money market funds, and credit unions, as well as from insurance companies and brokerage firms. The primary factors in competing for deposits are interest rates paid on deposits, account liquidity, convenience of office location, and overall financial condition. First National believes that its size and community approach provide flexibility, which enables First National Bank to offer an array of banking products and services.
First National Bank primarily focuses on its local markets for its products and services. Management believes that First National Bank has developed a niche and a level of expertise in serving these communities.
First National Bank operates under a “needs-based” selling approach that management believes has proven successful in serving the financial needs of most customers. It is not First National Bank’s strategy to compete solely on the basis of interest rate. Management believes that a focus on customer relationships and service will promote continued customers’ use of First National Bank’s financial products and services and will lead to enhanced revenue opportunities.

Supervision and Regulation
As a bank holding company under federal law, First National is subject to supervision and examination by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and is required to file with the Federal Reserve Board reports and other information regarding its business operations and the business operations of its subsidiaries. First National also is required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of certain voting shares of other banks, as described below.

As indicated above, First National presently operates one bank subsidiary, First National Bank. First National Bank is a national banking association. It is subject to examination and supervision by the Office of the Comptroller of the Currency (the “OCC”). The deposits of First National Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”). First National’s non-bank subsidiary is subject to examination and supervision by the Federal Reserve Board and examination by other federal and state agencies.
Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), a bank holding company may acquire banks in states other than its home state, subject to certain limitations. The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate banking. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), banks are also permitted to establish de novo branches across state lines to the same extent that a state-chartered bank in each host state would be permitted to open branches.
Under the BHCA, prior Federal Reserve Board approval is required for First National to acquire more than 5% of the voting stock of any bank. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with safe and sound operation of the bank, under the Community Reinvestment Act, as amended (the “CRA”).
Holding Company Regulations
As indicated above, First National has one national bank subsidiary, First National Bank.  First National Bank is subject to affiliate transaction restrictions under federal law, which limit “covered transactions” by the subsidiary bank with the parent and any non-bank subsidiaries of the parent, which are referred to in the aggregate in this paragraph as “affiliates” of the subsidiary bank. “Covered transactions” include loans or extensions of credit to an affiliate (including repurchase agreements), purchases of or investments in securities issued by an affiliate, purchases of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit, the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate, certain transactions that involve borrowing or lending securities, and certain derivative transactions with an affiliate. Such covered transactions between the subsidiary bank and any single affiliate are limited in amount to 10% of the subsidiary bank’s capital and surplus, and, with respect to covered transactions with all affiliates in the aggregate, are limited in amount to 20% of the subsidiary bank’s capital and surplus. Furthermore, such loans or extensions of credit, guarantees, acceptances and letters of credit, and any credit exposure resulting from securities borrowing or lending transactions or derivatives transactions, are required to be secured by collateral at all times in amounts specified by law. In addition, all covered transactions must be conducted on terms and conditions that are consistent with safe and sound banking practices.

The Dodd-Frank Act requires a bank holding company to act as a source of financial strength to its subsidiary bank. Under this source of strength requirement, the Federal Reserve Board may require a bank holding company to make capital infusions into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. A capital infusion conceivably could be required at a time when First National may not have the resources to provide it.
Payment of Dividends
Dividends from First National Bank are a significant source of funds for payment of dividends to First National’s shareholders. For the year ended December 31, 2014, First National declared cash dividends to its common shareholders of approximately $249,843.
Under OCC Regulations, at 12 C.F.R. 5.64(c), a national bank may not declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared by the national bank in any current year exceeds the total of the national bank's net income for the current year to date, combined with its retained net income of current year minus one and current year minus two, less the sum of any transfers required by the OCC and any transfers required to be made to a fund for the retirement of any preferred stock.  As of December 31, 2014, under the OCC regulations, First National could receive, without prior regulatory approval, a dividend of up to approximately $1.8 million from First National Bank.
In addition, dividends are subject to the capital rules of the OCC.  As of December 31, 2014, First National Bank was “well capitalized” under the definition in Section 6.4 of the OCC Regulations. Therefore, as long as First National Bank remains “well capitalized” or even becomes “adequately capitalized,” there would be no basis under Section 6.4 to limit the ability of First National Bank to pay dividends because it had not become undercapitalized, significantly undercapitalized or critically undercapitalized. Beginning January 1, 2016, First National Bank will be subject to “capital buffer” rules, which will require First National Bank to have capital levels above the regulatory minimums in order to pay dividends.
All financial institutions are subject to the prompt corrective action provisions set forth in Section 38 of the Federal Deposit Insurance Act (the “FDI Act”) and the provisions set forth in Section 6 of the OCC Regulations. Immediately upon a national bank receiving notice, or being deemed to have notice, that the bank is undercapitalized, significantly undercapitalized, or critically undercapitalized, as defined in Section 6 of the OCC Regulations, the bank is precluded from being able to pay dividends to its shareholders based upon the requirements in Section 38(d) of the FDI Act, 12. U.S.C. § 1831o(d).
If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice which, depending on the financial condition of the bank, could include the payment of dividends, such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board has issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. On February 24, 2009, the Federal Reserve Division of Banking Supervision and Regulation issued a letter providing direction to bank holding companies on the payment of dividends, capital repurchases and capital redemptions. Although the letter largely reiterates longstanding Federal Reserve supervisory policies, it emphasizes the need for a bank holding company to review various factors when considering the declaration of a dividend or taking action that would reduce regulatory capital provided by outstanding financial instruments. These factors include the potential need to increase loan loss reserves, write down assets and reflect declines in asset values in equity. In addition, the bank holding company should consider its past and anticipated future earnings, the dividend payout ratio in relation to earnings, and adequacy of regulatory capital before any action is taken. The consideration of capital adequacy should include a review of all known factors that may affect capital in the future.

In certain circumstances, defined by regulation relating to levels of earnings and capital, advance notification to, and in some circumstances, approval by the regulator could be required to declare a dividend or repurchase or redeem capital instruments.
FDIC Insurance
FDIC insurance premiums are assessed by the FDIC using a risk-based approach that places insured institutions into categories based on capital and risk profiles. In 2014, First National Bank paid deposit insurance premiums less than those paid in 2013 and 2012, despite having a higher assessment base. The decrease was due to First National Bank’s improving capital, net income and loan quality financial ratios used to calculate the assessment rate which gradually decreased assessment expense from $275,393 in 2012, to $329,695 in 2013 and to $261,635 in 2014.
Capital Requirements
The Federal Reserve Board has issued risk-based capital ratio and leverage ratio guidelines for bank holding companies. The risk-based capital ratio guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and a leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weightings being assigned to categories perceived as representing greater risk. A bank holding company’s capital is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital to total assets adjusted as specified in the guidelines. The Bank is subject to substantially similar capital requirements.
Generally, under the applicable guidelines, a financial institution’s capital is divided into two tiers. “Tier 1,” or core capital, includes common equity, qualifying noncumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. In addition, bank holding companies may include certain restricted capital instruments, including qualifying cumulative perpetual preferred stock and qualifying trust preferred securities, in their Tier 1 capital, up to a limit of 25% of Tier 1 capital. “Tier 2,” or supplementary capital, includes, among other things, portions of trust preferred securities and cumulative perpetual preferred stock not otherwise counted in Tier 1 capital, as well as perpetual preferred stock, intermediate-term preferred stock, hybrid capital instruments, perpetual debt, mandatory convertible debt securities, term subordinated debt, unrealized holding gains on equity securities, and the allowance for loan and lease losses, all subject to certain limitations. “Total capital” is the sum of Tier 1 and Tier 2 capital. The amount of Tier 2 capital that exceeds the amount of Tier 1 capital must be excluded from the total capital calculation.

The Federal Reserve Board and the other federal banking regulators require that all intangible assets, with certain limited exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board’s rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company’s capital are readily marketable mortgage servicing assets, non-mortgage servicing assets, and purchased credit card relationships, provided that, in the aggregate, the amount of these items included in capital shall be the lesser of 90% of their fair value or 100% of their book value. No such intangible assets were outstanding at December 31, 2014 and 2013.
Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio, which is total capital to risk-weighted assets, of at least 8%, of which at least 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution’s circumstances warrant.
The federal regulatory authorities’ risk-based capital guidelines are based upon agreements reached by the Basel Committee on Banking Supervision (the “Basel Committee”). The Basel Committee is a committee of central banks and bank supervisors and regulators from the major industrialized countries that develops broad policy guidelines for use by each country’s supervisors in determining the supervisory policies they apply. In December 2010, the Basel Committee issued a strengthened set of international capital and liquidity standards for banks and bank holding companies, known as “Basel III.” In July 2013, the U.S. federal banking agencies issued a joint final rule that implements the Basel III capital standards and establishes the minimum capital levels required under the Dodd-Frank Act. The rule was effective January 1, 2015 subject to a transition period providing for full implementation on January 1, 2019.
The final capital rule establishes the following minimum capital levels banks and bank holding companies will be required to maintain: (i) Tier 1 common equity ratio of at least 4.5%, (ii) Tier 1 capital ratio of at least 6%, (iii) total capital ratio (Tier 1 and Tier 2 capital) of at least 8%; and (iv) a non-risk-based leverage ratio (Tier 1 capital to average consolidated assets) of 4%. Additionally, when the final capital rule is fully implemented, it will require an institution to maintain a 2.5% common equity Tier 1 capital conservation buffer over the minimum risk-based capital requirements to avoid restrictions on the ability to pay dividends, to pay discretionary bonuses to executive officers, and to engage in share repurchases. The final capital rule permanently grandfathers trust preferred securities issued before May 19, 2010 for institutions of less than $15 billion in size, subject to a 25% limit of Tier 1 capital. The final capital rule also increases the required capital for certain categories of assets, including high-volatility construction real estate loans and certain exposures related to securitizations and off-balance sheet instruments; however, the final capital rule maintains the current capital treatment of residential mortgages. Under the final capital rule, an institution may make a one-time, permanent election to continue to exclude accumulated other comprehensive income from capital. If an institution does not make this election, unrealized gains and losses will be included in the calculation of its regulatory capital.  Section 171 of the Dodd-Frank Act exempts small holding companies with assets of $500 million or less which would qualify as a “small bank holding company” under Federal Reserve Board Regulation Y.  First National qualifies as a “small bank holding company”; however, First National’s wholly-owned bank subsidiary, First National Bank, is subject to the provisions of the capital rules as discussed above.
The risk-based capital standards of the Federal Reserve Board and the OCC specify that evaluations by the banking agencies of a bank’s capital adequacy will include an assessment of the exposure to declines in the economic value of the bank’s capital due to changes in interest rates. These banking agencies issued a joint policy statement on interest rate risk describing prudent methods for monitoring such risk that rely principally on internal measures of exposure and active oversight of risk management activities by senior management.

Failure to meet applicable capital guidelines could subject a financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described below under “Prompt Corrective Action” as applicable to undercapitalized institutions.
As of December 31, 2014, First National had $6,186,000 in junior subordinated debt on its Consolidated Balance Sheets presented as a separate category of long-term debt. For regulatory purposes, Trust Preferred Securities totaling $6,000,000 underlying such junior subordinated debt were included in Tier 1 capital as of December 31, 2014, in accordance with regulatory reporting requirements. On March 1, 2005, the Federal Reserve Board adopted a rule retaining trust preferred securities in Tier 1 capital, but with stricter quantitative limits and clearer qualitative standards. Under this rule, the aggregate amount of trust preferred securities and certain other capital elements is limited to 25% of Tier 1 capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier 2 capital, subject to restrictions.
In 2013, the federal banking agencies amended capital requirements to generally exclude trust preferred securities from Tier 1 capital. A grandfather provision, however, permits bank holding companies with consolidated assets of less than $15 billion, such as First National, to continue counting existing trust preferred securities as Tier 1 capital until they mature.
As of December 31, 2014, First National’s Tier 1 and total capital to risk-adjusted assets ratios were 17.15% and 18.41%, respectively. As of December 31, 2014, First National Bank also had capital in excess of the minimum requirements. Neither First National nor the Bank had been advised by the appropriate federal banking regulator of any specific leverage ratio applicable to it. As of December 31, 2014, First National’s leverage ratio was 10.71%.
Prompt Corrective Action
The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires federal banking regulatory authorities to take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.
Effective January 1, 2015, an institution is deemed to be “well-capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 8% or greater, a Tier 1 leverage ratio of 5% or greater, and a new common equity Tier 1 ratio of 6.5% or greater, and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 6% or greater, generally a Tier 1 leverage ratio of 4% or greater, and a new common equity Tier 1 ratio of 4.5% or greater, and the institution does not meet the definition of a “well-capitalized” institution. An institution that does not meet one or more of the “adequately capitalized” tests is deemed to be “undercapitalized.” If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 4%, or a Tier 1 leverage ratio that is less than 3%, it is deemed to be “significantly undercapitalized.” No changes were made to the definition of a “critically undercapitalized” institution.
FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a cash dividend, or paying any management fee to its holding company, if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary of a holding company is required to submit a capital restoration plan, the holding company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt and/or trust preferred securities. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

Gramm-Leach-Bliley Act
Under the Gramm-Leach-Bliley Act (the “GLB Act”), banks are no longer prohibited from associating with, or having management interlocks with, a business organization engaged principally in securities activities. By qualifying as a “financial holding company,” as authorized under the GLB Act, a bank holding company acquires new powers not otherwise available to it. First National has not elected to become a financial holding company under the GLB Act.
Financial holding company powers relate to “financial activities” that are determined by the Federal Reserve Board, in coordination with the Secretary of the Treasury, to be financial in nature, incidental to an activity that is financial in nature, or complementary to a financial activity, provided that the complementary activity does not pose a safety and soundness risk. The GLB Act itself defines certain activities as financial in nature, including but not limited to: underwriting insurance or annuities; providing financial or investment advice; underwriting, dealing in, or making markets in securities; merchant banking, subject to significant limitations; insurance company portfolio investing, subject to significant limitations; and any activities previously found by the Federal Reserve Board to be closely related to banking.
National and state banks are permitted under the GLB Act, subject to capital, management, size, debt rating, and CRA qualification factors, to have “financial subsidiaries” that are permitted to engage in financial activities not otherwise permissible. However, unlike financial holding companies, financial subsidiaries may not engage in insurance or annuity underwriting; developing or investing in real estate; merchant banking (for at least five years); or insurance company portfolio investing.
Dodd-Frank Act
The Dodd-Frank Act contains numerous and wide-ranging reforms to the structure of the U.S. financial system. Portions of the Dodd-Frank Act are effective at different times, and many of the provisions are general statements directing regulators to draft more detailed rules. Although the full scope of the Dodd-Frank Act’s impact remains somewhat unclear, management expects that it will, over time, reduce revenue and increase expenses.
Bank holding companies will be subjected to increased capital requirements (as discussed above). A provision known as the “Volcker Rule” limits First National’s ability to engage in proprietary trading, as well as its ability to sponsor or invest in hedge funds or private equity funds. In December 2013, U.S. federal banking agencies issued joint final rules implementing this provision. The rules were effective April 1, 2014. Additionally, an interim final rule was issued in January 2014 that exempts investments in certain collateralized debt obligations backed primarily by trust preferred securities from the provisions of the Volcker Rule. This interim final rule issued in January 2014 did not have a material impact on First National.

The Dodd-Frank Act makes several changes affecting the securitization markets that may affect a bank’s ability or desire to use those markets to meet funding or liquidity needs. One of these changes calls for federal regulators to adopt regulations requiring the sponsor of a securitization to retain at least 5% of the credit risk, with exceptions for “qualified residential mortgages.”
Publicly traded companies are required by the Dodd-Frank Act to give shareholders an advisory vote on executive compensation, and, in some cases, golden parachute arrangements. Further, SEC and NASDAQ rulemaking under the Dodd-Frank Act requires NASDAQ-listed companies to have a compensation committee composed entirely of independent directors. The Dodd-Frank Act also calls for regulators to issue new rules relating to incentive-based compensation arrangements deemed excessive, and proxy access by shareholders. Because it is not a publicly traded company, First National is not subject to these shareholder voting rules.
All banks and other insured depository institutions will have increased authority to open new branches across state lines (as discussed above).  A provision authorizing insured depository institutions to pay interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.  While no changes have been made to the Bank’s account offerings, this provision has the potential to increase the Bank’s interest expense. The Consumer Financial Protection Bureau (the “Consumer Bureau”), created by the Dodd-Frank Act, has the authority to write rules implementing numerous consumer protection laws applicable to all banks.
Consumer Protection Laws
In connection with its lending and leasing activities, all banks are subject to a number of federal and state laws designed to protect consumers and promote lending and other financial services to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Electronic Fund Transfer Act, and, in some cases, their respective state law counterparts. The new Consumer Bureau created by the Dodd-Frank Act now has consolidated authority to write regulations implementing these and other laws. First National’s consumer financial products and services will be subject to the Consumer Bureau’s regulations. As an institution with assets of less than $10 billion, First National Bank will continue to be examined by the OCC for compliance with these rules. Relating to mortgage lending, the Dodd-Frank Act authorized the Consumer Bureau to issue new regulations governing the ability to repay (“ATR”), qualified mortgages (“QM”), mortgage servicing, appraisals and compensation of mortgage lenders, all of which have been issued and have taken effect. They limit the mortgage products offered by First National Bank and have an impact on timely enforcement of delinquent mortgage loans. In addition, the Dodd-Frank Act required the Federal Reserve Board to write rules to limit debit card interchange fees to those “reasonable and proportional” to the cost of transactions, which were effective on October 1, 2011. Even though the limits on debit card interchange fees apply only to institutions with more than $10 billion in assets, market forces may over time limit debit card interchange fees as a source of revenue for all banks, including smaller banks such as First National Bank.
Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

The CRA requires First National Bank’s primary federal bank regulatory agency, the OCC, to assess First National Bank’s record in meeting the credit needs of the communities served by the bank, including low and moderate-income neighborhoods and persons. Institutions are assigned one of four ratings: “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” This assessment is reviewed when a bank applies to merge or consolidate with or acquire the assets or assume the liabilities of an insured depository institution, or to open or relocate a branch office. First National Bank’s current CRA rating is “Satisfactory” as a result of an OCC exam in 2012.
Anti-Money Laundering Initiatives and the USA Patriot Act
A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA PATRIOT Act of 2001 (the “USA Patriot Act”) substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The United States Treasury Department has issued various implementing regulations which apply certain requirements of the USA Patriot Act to financial institutions, such as First National Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of First National Bank to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for First National Bank.

Future Legislation
Various other legislative and regulatory initiatives are from time to time introduced in Congress and state legislatures, as well as regulatory agencies. Such legislation may change banking statutes and the operating environment of First National and First National Bank in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of First National or any of its subsidiaries.
First National is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or laws could have a substantial impact on First National and its operations. Additional legislation and regulations that could significantly affect its powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on its financial condition and results of operations.
Further, First National’s regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties.
Monetary Policy and Economic Conditions
The business of financial institutions is affected not only by general economic conditions but also by the policies of various governmental regulatory agencies, including the Federal Reserve. The Federal Reserve regulates money and credit conditions and interest rates to influence general economic conditions primarily through open market operations in U.S. government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against depository institutions’ deposits. These policies and regulations significantly affect the overall growth and distribution of loans, investments and deposits, and the interest rates charged on loans, as well as the interest rates paid on deposits and accounts.

The monetary policies of the Federal Reserve have had a significant effect on the operating results of financial institutions in the past and are expected to continue to have significant effects in the future. In view of the changing conditions in the economy and the money markets, and the activities of monetary and fiscal authorities, First National cannot predict future changes in interest rates, credit availability, or deposit levels.
Effect of Environmental Regulation
First National’s primary exposure to environmental risk is through its lending activities. In cases when management believes environmental risk potentially exists, First National mitigates its environmental risk exposures by requiring environmental site assessments at the time of loan origination to confirm collateral quality as to commercial real estate parcels posing higher than normal potential for environmental impact, as determined by reference to present and past uses of the subject property and adjacent sites. Environmental assessments are typically required prior to any foreclosure activity involving nonresidential real estate collateral.
With regard to residential real estate lending, management reviews those loans with inherent environmental risk on an individual basis and makes decisions based on the dollar amount of the loan and the materiality of the specific credit.
First National anticipates no material effect on anticipated capital expenditures, earnings, or competitive position as a result of compliance with federal, state, or local environmental protection laws or regulations.

Employees

At September 30, 2015, First National employed 55 full-time equivalent employees all of whom were allocated to First National Bank.

Properties

First National Bank owns its principal office at One Cedar Street in Ronceverte, West Virginia. The building, which approximates 17,400 square feet in size, is fully used by First National in its operations. It also owns an adjacent drive-in banking facility that also provides customer parking.

First National Bank owns its Lewisburg branch which is located on U.S. 219 approximately two miles north of the Lewisburg city limits. The facility, which approximates 4,500 square feet, was constructed in 1997 following the expiration of a lease arrangement on a similar facility in Lewisburg, which the Bank occupied from 1986 to January 1997.  First National also owns the downtown Lewisburg branch which is located at 1125 East Washington Street.  It consists of approximately 11,000 square feet and was opened in December 2009 after an extensive remodel from the previous owner.

First National Bank owns its branch located at 901 E. Main St, White Sulphur Springs, West Virginia. This branch has approximately 4,000 square feet and was opened in May 2006.

First National Bank owns its Covington branch which is located at 151 North Court Avenue in Covington, Virginia. The facility opened on February 4, 2002, and replaced the loan production office opened in February 2001. This facility approximates 3,700 square feet.

First National Bank leases its Hot Springs branch, located at 2812 Main Street, Hot Springs, Virginia, which consists of 1,000 square feet and was opened in November 2004.

First National Bank’s properties are considered well suited for its current needs. The main office located in Ronceverte, West Virginia, and the branch locations in Lewisburg and White Sulphur Springs, West Virginia and Hot Springs and Covington, Virginia have full-service banking available, including drive-in banking services at all locations except Hot Springs, Virginia. Space at all locations is ample, and no significant modifications are required at any location.

Legal Proceedings

Various legal proceedings are presently pending in which First National Bank is a named party. These proceedings involve routine litigation incidental to First National Bank’s business. In management’s opinion, based upon advice of counsel, the resolution of such proceedings will not have a material impact on the financial position or results of operation of First National.

DESCRIPTION OF
PREMIER COMMON STOCK
General
The authorized capital stock of Premier consists of 20,000,000 shares of common stock, no par value per share, of which 8,175,021 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding. The outstanding shares are held by 1,423 shareholders of record, as well as 2,461 shareholders in street name as of April, 29, 2015. All outstanding shares of Premier common stock are fully paid and nonassessable. The unissued portion of Premier’s authorized common stock are available for issuance as the board of directors of Premier determines advisable.
Premier has also established stock option plans as incentive for certain eligible employees. As of September 30, 2015 Premier had 260,129 stock options issued and outstanding, of which 184,794 were immediately exercisable.
Common Stock
Voting Rights. Premier has only one outstanding class of stock and all voting rights are vested in the holders of Premier’s common stock. On all matters subject to a vote of shareholders, the shareholders of Premier will be entitled to one vote for each share of common stock owned. Shareholders of Premier have cumulative voting rights with regard to election of directors. At the present time, no senior securities of Premier are outstanding and no shares of preferred stock are outstanding, nor does the board of directors presently contemplate issuing senior securities or preferred stock. However, incident to the Merger, Premier will assume First National’s outstanding Trust Preferred Securities.
Dividend Rights. The shareholders of Premier are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly since September 30, 2012. Dividends paid are described in the section captioned “PRICE RANGE OF COMMON STOCK AND DIVIDENDS” at page 30. The payment of dividends is subject to the restrictions set forth in the Kentucky Business Corporation Act, Kentucky banking laws and the limitations imposed by federal banking regulators.

Dividend Restrictions. Premier is dependent on dividends from the Premier Subsidiary Banks for its revenues. Various federal and state regulatory provisions limit the amount of dividends the Premier Financial Subsidiary Banks can pay to Premier Financial without regulatory approval. During 2015 the Premier Financial Subsidiary Banks could, without prior regulatory approval, declare dividends of approximately $5.5 million plus any 2015 net profits retained to the date of the dividend declaration.

In addition, federal bank regulatory authorities have authority to prohibit the Premier Subsidiary Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Premier Subsidiary Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as each of the Premier Subsidiary Bank's earnings and financial condition.
Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of Premier common stock are entitled to receive pro rata all of the assets of Premier available for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of Premier common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Premier common stock.
Transfer Agent and Registrar. The transfer agent and registrar for Premier’s common stock is Computershare.
Preemptive Rights
No holder of any share of the capital stock of Premier has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.
Certain Provisions of the Bylaws
Indemnification and Limitations on Liability of Officers and Directors
As permitted by the Kentucky Business Corporation Act, the articles of incorporation of Premier contain provisions that indemnify its directors and officers to the fullest extent permitted by the Kentucky Business Corporation Act. These provisions do not limit or eliminate the rights of Premier or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
In addition, the articles of incorporation of Premier provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. Premier has attempted to limit its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.
The rights of indemnification provided in the articles of incorporation of Premier are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Premier pursuant to the foregoing provisions, Premier has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Shares Eligible for Future Sale
All of the shares of First National that will be exchanged for shares of Premier common stock upon consummation of the Merger will be freely tradable without restriction or registration under the Securities Act.
Premier cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS
The rights of Premier’s shareholders are governed by the Kentucky Business Corporation Act and the rights of First National’s shareholders are governed by the West Virginia Business Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the Merger, the rights of First National’s shareholders that receive Premier common stock will be governed by the articles and bylaws of Premier. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, First National’s articles of incorporation and bylaws, Premier’s articles of incorporation and bylaws and West Virginia and Kentucky law.

Authorized Capital Stock
Premier	First National
20,000,000 shares of common stock, no par value per share and 1,000,000 shares of preferred stock, without par value.

Authority is given in Premier’s articles of incorporation for its board of directors to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, to divide the shares of preferred stock into series and, within the limitations of laws of the Commonwealth of Kentucky, to vary, as between series, dividend rates, voting rights, redemption provisions, voluntary and involuntary liquidation prices, sinking fund provisions and conversion privileges.  Any preferred stock issued could be granted priority and preference over Premier common stock in payment of dividends and upon liquidation or dissolution of Premier.  Premier has no current plans for issuance of authorized shares of preferred stock.

However, Premier’s assumption of First National’s Trust Preferred Stock may affect the ability of Premier to declare and pay dividends on its outstanding common stock if Premier fails to pay the scheduled installments on First National’s Trust Preferred Stock or if an event of default exists under the First National Trust Preferred Stock governing instruments.
10,000,000 shares of common stock, $1.00 par value per share. First National is not authorized to issue preferred stock.

Size of Board of Directors
Premier	First National
Premier’s bylaws provide that the number of directors of Premier shall be fixed by the board of directors from time to time.  Presently the board of directors of Premier consists of nine (9) individuals.

First National’s bylaws provide that the total number of directors of First National shall be not less than five (5) nor more than twenty-five (25) as from time to time fixed by the board of directors or shareholder resolution. Presently the board of directors of First National consists of eight (8) individuals.

Cumulative Voting for Directors
Under both Kentucky and West Virginia law, cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation.  Both Premier and First National have cumulative voting. Under West Virginia law, shares are only voted cumulatively if the notice of meeting or proxy statement states conspicuously that cumulative voting is authorized or on the request of a shareholder at least 48 hours prior to the meeting at which the shares are to be voted.

Classes of Directors
Premier	First National
Premier only has one class of directors.
The First National board of directors is divided into three classes. Each class serves a term of three years. The term of office of directors of one class shall expire at each annual meeting of shareholders, and as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.  At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting for, if less, the number of directors properly nominated and qualified for election shall be elected to hold office until the third succeeding annual meeting of the shareholders after their election.

Filling Vacancies on the Board
Premier	First National
Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by action of a majority of the remaining directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders.

When any vacancy occurs among the board of directors due to an increase in the number thereof, the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.  Any vacancy resulting from the removal of a director shall be filled by the shareholders at the meeting at which such removal occurs.

Removal of Directors
Premier	First National
At a meeting of shareholders called expressly for the purpose of removing one or more directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.  If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal are sufficient to elect him if such votes had been cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he is a part.

At a meeting of shareholders called expressly for the purpose of removing one or more directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.  If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal are sufficient to elect him if such votes had been cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he is a part.

Director Nominations
Premier	First National
Nominations for election to the board of directors may be made by the board of directors or by any shareholder entitled to vote for election of directors.  Nominations other than those made by or on behalf of the existing management shall be made in writing and be delivered or mailed to the President of Premier not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of Premier not later than the close of business on the 7th day following the day on which the notice of the meeting was mailed.  Such notification shall contain specified information to the extent known to the notifying shareholder.

Nominations for election of a director may be made by the board of directors or any shareholder or group thereof representing 5% or more of the common stock of First National.  Nominations must be made in writing and mailed to First National not less than 14 days nor more than 50 days prior to the shareholders meeting called for election of directors.  The nominations must contain (a) information regarding the name and address of the proposed nominee; (b) the nominee’s principal occupation; (c) the total number of shares of stock to be voted for the nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock represented by the notifying shareholder or group thereof along with verification or proof of support.

Anti-Takeover Provisions — Business Combinations
Premier	First National
None

The Articles of Incorporation require the affirmative vote of holders of a majority of shares of common stock deemed “independently owned” in transactions involving a merger or consolidation to which First National and “an interested person” are parties, or any sale or lease, exchange or other disposition of all or substantially all the assets of First National to an “interested person” or any similar transaction involving an “interested person” or an associate of any such person.  An “interested person” is defined as any person who beneficially owns 10% or more of the outstanding shares of common stock of First National. The affirmative vote of the holders of at least 75% of the outstanding shares of common stock entitled to vote are required to amend or repeal this provision.  The voting requirements of this section do not apply to any transaction if the board of directors have approved the transaction by majority vote prior to the time the interested person became such, or the board of directors shall have approved the transaction prior to consummation thereof by majority vote of those directors who are not an interested person or an associate of such, or the board of directors approve such transaction by a majority vote prior to the consummation thereof, and the consideration to be received by all shareholders who do not vote in favor of such transaction shall be cash or marketable securities with a fair value not less than a certain amount.

Calling Annual Meetings of Shareholders
Premier	First National
The annual meeting of the shareholders of Premier shall be held at such time, place and on such date as the chief executive officer may designate, said date to be no later than six months following the end of Premier’s fiscal year.  The purpose of such meetings shall be the election of directors and the transaction of such other business as may properly come before it.  If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders to be held as soon thereafter as may be practicable.

The annual meeting of the shareholders of First National shall be held at such time, place and or such date as fixed by the board of directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

Vote Required for Amendments to Articles
of Incorporation and Certain Transactions
Premier	First National
The Articles of Incorporation of Premier may be amended by a majority vote of shareholders voting at any meeting at which a quorum is present called for the purpose of amending the Articles of Incorporation.

The Articles of Incorporation of First National provides that any amendment, change or repeal of the anti-takeover provisions of the Articles of Incorporation discussed under the section captioned “Anti-Takeover Provisions – Business Combina-tions” shall require approval by holders of 75% of outstanding shares entitled to vote.  Otherwise, identical to Premier

Amendment of Bylaws
Premier	First National
The board of directors shall have the power and authority to alter, amend or repeal the bylaws by the vote of a majority of the entire board of directors, subject always to the power of the shareholders to change or repeal such bylaws.

The bylaws may be amended by the board of directors at any regular or special meeting of the board of directors, but any bylaws or amendments to bylaws made by the directors may be amended, altered or repealed by the board of directors or by a majority of the shareholders.

Appraisal Rights
Premier	First National
Shareholders of Premier have appraisal rights in accordance with Kentucky law.	Shareholders of First National have appraisal rights in accordance with West Virginia law.

Dividends
Premier	First National
A Kentucky corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification
Premier	First National
Premier bylaws provide that Premier shall, to the fullest extent permitted by, and in accordance with the provisions of, the Kentucky Business Corporation Act, indemnify each director and officer of Premier against expenses (including attorneys’ fees), judgments, taxes, fines, and amounts paid in settlement, incurred in connection with, and shall advance expenses (including attorneys’ fees) incurred in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer of Premier, or is or was serving at the request of Premier as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise.

First National’s bylaws provide that it shall be the policy of First National to indemnify any person who serves or has served as director, officer, employee or officer, partner, employee or agent of  First National or any other entity at the request of First National against reasonable expenses, including reasonable attorneys’ fees, payments and settlements, etc. to the full extent contemplated and permitted by the Code of West Virginia as amended, and that First National is specifically empowered and authorized to purchase and maintain insurance on behalf of such person.

PROPOSAL 2 – ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION

The Non-Binding Advisory Proposal.

In connection with voting on the Merger, First National is providing our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will become payable by First National to its named executive officers in connection with the Merger, as disclosed in the section of this proxy statement entitled “Approval of The Merger – Interests of Certain Persons in the Merger” beginning on page 54.

We are asking our shareholders to indicate their approval of the compensation that will become payable by First National to Matthew L. Burns, its President, in connection with the Merger.  These payments are set forth in the section entitled “The Merger – Interests of Certain Persons in the Merger” beginning on page 54 of this proxy statement and the accompanying footnotes.  In general, the various plans and arrangements pursuant to which this compensation payment will be made formed part of First National’s overall compensation program for its President.  Premier requires, as a condition of the Merger, that Mr. Burns’ employment contract be terminated.  Accordingly, the First National board unanimously recommends that you vote “FOR” the following proposal:

“RESOLVED, that the shareholders of First National approve, on a nonbinding, advisory basis, the compensation that will become payable to First National’s President Matthew L. Burns that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Approval of The Merger – Interests of Certain Persons in the Merger” in First National’s proxy statement for the special meeting.”

Shareholders should note this proposal is not a condition of the Merger, and as an advisory vote, the result will not be binding on First National or Premier.  Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval.  Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, Mr. Burns will be entitled to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by First National to Mr. Burns in connection with the Merger requires the affirmative vote of a majority of shares voting at the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by First National to Mr. Burns in connection with the Merger.

PROPOSAL 3 - ADJOURNMENT OF THE MEETING
In the event that there are not sufficient votes to constitute a quorum, the Merger Agreement could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, First National has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of First National recommends that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.
The board of directors of First National unanimously recommends that you vote “FOR” approval of this proposal.
LEGAL MATTERS
Dinsmore & Shohl, LLP and Jackson Kelly PLLC will opine as to the qualification of the Merger as a reorganization and the tax treatment of the consideration paid in connection with the Merger under the Internal Revenue Code. Dinsmore & Shohl, LLP will opine as to the legality of the common stock of Premier offered by this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of Premier incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
Premier filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Premier common stock to be issued to First National shareholders in connection with the Merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Premier and its common stock. The rules and regulations of the SEC allow Premier and First National to omit certain information included in the registration statement from this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement and is a prospectus of Premier in addition to being First National’s proxy statement for its special meeting.
Premier (File No. 0-20908) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Premier, who file electronically with the SEC. The address of that site is www.sec.gov.  You can also inspect reports, proxy statements and other information that Premier has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.
The SEC allows Premier to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately by Premier with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Premier has previously filed with the SEC:

• Annual Report on Form 10-K for the calendar year ended December 31, 2014	Filed on March 16, 2015

• Definitive Proxy Materials for the 2015 Annual Meeting of Shareholders	Filed on April 29, 2015

• Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2015	Filed on May 11, 2015
• Quarterly Report on Form 10-Q for the calendar quarter ended June 30, 2015	Filed on August 10, 2015
• Quarterly Report on Form 10-Q for the calendar quarter ended September 30, 2015	Filed on November 9, 2015

• Current Reports on Form 8-K
Filed on: March 3, 2015, March 6, 2015, May 6, 2015, May 7, 2015, May 8, 2015, May 21, 2015, June 16, 2015, July 7, 2015, August 4, 2015, August 25, 2015, August 27, 2015, September 22, 2015, and October 1, 2015

Premier also incorporates by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this proxy statement/prospectus and the completion of the Merger or the termination of the Merger Agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
You can obtain additional copies of the documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25301
Attention: Brien M. Chase
Telephone: (304) 525-1600

If you would like to request any documents, please do so by December 22, 2015 in order to receive them before the shareholder meeting.
Neither Premier nor First National has authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about Premier has been supplied by Premier and information about First National has been supplied by First National. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS
The board of directors knows of no other matters that may come before this meeting. If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Ronald B. Snyder,
Chairman of the Board

APPENDIX I

AGREEMENT OF MERGER

DATED AS OF JULY 6, 2015

between

PREMIER FINANCIAL BANCORP, INC.

and

FIRST NATIONAL BANKSHARES CORPORATION

Appendix I - continued

Section 2. Conversion, Exchange and Cancellation of Shares

2.1	General	5
2.2	Conversion of First National Common Stock	5
2.3	Manner of Exchange	6
2.4	Fractional Shares	7
2.5	Lost Certificates	7

Section 3. Representations, Warranties and Covenants of Premier

3.1	Organization, Standing and Authority	8
3.2	Capital Structure	8
3.3	Premier Subsidiaries	9
3.4	Authority	9
3.5	Premier Financial Statements	10
3.6	Allowance for Possible Loan Losses	10
3.7	Accuracy of Annual Reports	10
3.8	Absence of Undisclosed Liabilities	11
3.9	Tax Matters	11
3.10	Loans	12
3.11	Properties	12
3.12	Compliance with Laws	12
3.13	Employee Benefit Plans	12
3.14	Commitments and Contracts	13
3.15	Labor	13
3.16	Material Contracts Furnished	14
3.17	Material Contracts	14
3.18	Material Contract Defaults	14
3.19	Legal Proceedings	14
3.20	Absence of Certain Changes or Events	14
3.21	Reports	15

Appendix I - continued

3.22	Investments	15
3.23	Securities Portfolio	15
3.24	Environmental Matters	15
3.25	Preparation of Registration Statement On Form S-4/Accuracy of Proxy Statement	15
3.26	Interim Company Formation; Adoption Agreement	16
3.27	Filing of Application to Merge	16
3.28	Best Efforts	16
3.29	Conduct of Business - Acquisitions	16
3.30	Conduct of Business - Affirmative Covenants of Premier	17
3.31	Directors and Officers Indemnification and Insurance	17
3.32	Stock Listing	18

Section 4. Representations, Warranties and Covenants of First National

4.1	Organization, Standing and Authority	19
4.2	Capital Structure	19
4.3	Subsidiaries	19
4.4	Authority	19
4.5	First National Financial Statements	20
4.6	Accuracy of Annual Reports	20
4.7	Allowance for Possible Loan Losses	20
4.8	Absence of Undisclosed Liabilities	21
4.9	Tax Matters	21
4.10	Loans	22
4.11	Properties	22
4.12	Compliance with Laws	22
4.13	Employee Benefit Plans	23
4.14	Commitments and Contracts	23
4.15	Labor	24
4.16	Material Contracts Furnished	24
4.17	Material Contracts	24
4.18	Material Contract Defaults	24
4.19	Legal Proceedings	25
4.20	Absence of Certain Changes or Events	25
4.21	Reports	25
4.22	Accuracy of Proxy Statement	25
4.23	Investments	25
4.24	Securities Portfolio	26
4.25	Environmental Matters	26
4.26	Best Efforts	26
4.27	Conduct of Business – Negative Covenants of First National	26
4.28	Conduct of Business – Affirmative Covenants of First National	28
4.29	Balance Sheet Due Diligence Checklist	30
4.30	Branch Operations Certification	30
4.31	Acquisition Proposals	30

Appendix I - continued
Section 5. Indemnification and Confidentiality

5.1	Access and Information	31
5.2	Furnishing Information and Indemnification	31
5.3	Confidentiality	32
5.4	Updates to Information	32

Section 6. Conditions Precedent

(a)	Governmental Approvals	33
(b)	Shareholder Approval	33
(c)	Registration Statement	33
(d)	First National Shareholders Equity	33
(e)	Trust Preferred as Tier 1 Capital	34
(f)	Assumption of Trust Preferred	34
(g)	FiServ Extension	34
(h)	No Divestiture or Adverse Condition	34
(i)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Premier	34
(j)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – First National	35
(k)	Opinion of Counsel for First National	35
(l)	Opinion of Counsel for Premier	37
(m)	Less than 20% Dissenters	39
(n)	Tax Ruling or Opinion Letter	39
(o)	Absence of Material Adverse Changes - Premier	39
(p)	Absence of Material Adverse Changes – First National	40
(q)	Consent of Premier Lenders	40
(r)	No Excess Parachute Payment	40
(s)	Fairness Opinion – First National	41

Section 7. Closing Date and Effective Time

7.1	Closing Date	42
7.2	Effective Time	42

Section 8. Conversion of Operating Systems

8.1	Cooperation in Preparation for Conversion	43
8.2	Conversion Expenses	43
8.3	Archived Records of Bank	43

Appendix I - continued
Section 9. Operations after the Closing Date

9.1	Employees of Bank	44
9.2	Severance	44
9.3	Survival	44

Section 10. Termination of Agreement

10.1	Grounds for Termination	45
10.2	Effect of Termination	46
10.3	Lost Opportunity Costs	46
10.4	Return of Information	47

Section 11. Waiver and Amendment	48

Section 12. Meeting of Shareholders of First National	49

Section 13. Rights of Dissenting Shareholders	50

Section 14. Miscellaneous

14.1	Public Announcements	51
14.2	Brokers and Finders	51
14.3	Disclosed In Writing	51
14.4	Entire Agreement	51
14.5	Counterparts	51
14.6	Invalid Provisions	51
14.7	Notices	51
14.8	Headings	52
14.9	Expenses	52
14.10	Governing Law	52
14.11	No Assignment	52
14.12	Effectiveness of Agreement	53
14.13	Further Acts	53
14.14	Representations and Warranties Not to Survive	53
14.15	Disclosure Letter	53

EXHIBIT A – Adoption Agreement

EXHIBIT B – Plan of Merger of First National Bankshares Corporation and First National Acquisition, Inc

Appendix I - continued
AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (hereinafter sometimes referred to as the "Agreement”), made and entered into as of the 6th  day of July, 2015, by and between PREMIER FINANCIAL BANCORP INC. (“Premier”) and FIRST NATIONAL BANKSHARES CORPORATION (“First National”);

W I T N E S S E T H:

WHEREAS, Premier is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and a registered bank holding company, with its principal executive office and place of business located in the City of Huntington, County of Cabell and State of West Virginia, with authorized capital stock consisting of 20,000,000 common shares, no par value per share (“Premier Common Stock”), of which 8,167,806 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding (“Premier Preferred Stock”); and

WHEREAS, First National is a corporation duly organized and validly existing under the laws of the State of West Virginia and a registered bank holding company, with its principal executive office and place of business located in Ronceverte, West Virginia, with authorized capital stock consisting of 10,000,000 common shares, par value $1.00 per share (“First National Common Stock”), of which 896,897 shares are issued, 832,812 shares are currently outstanding and 64,085 treasury shares are held by First National (“Treasury Stock”); and

WHEREAS, Premier and First National have agreed to the merger of Interim Company (defined below) with and into First National so that upon consummation of the merger First National will be a wholly-owned subsidiary of Premier; and

WHEREAS, Premier will cause the merger of First National, as the survivor of the merger of First National and Interim Company, with and into Premier immediately following the effective time of the merger of Interim Company into First National; and

WHEREAS, Premier and First National have agreed to the merger of First National’s wholly owned subsidiary bank, First National Bank (“Bank”) with and into Premier’s wholly owned subsidiary bank, Premier Bank, Inc. (“Premier Bank”) immediately following the effective time of the merger of Interim Company with First National; and

WHEREAS, First National has agreed to seek approval from the appropriate regulatory authorities to pay, immediately prior to the effective time of the merger of First National and Interim Company, a special dividend in an amount not in excess of $5.08 per share of First National Common Stock (the “Special Dividend”); and

WHEREAS, subject to certain limitations set forth in Section 2, Premier has agreed to pay holders of First National Common Stock a cash amount up to $1.00 per share of First National Common Stock if the Special Dividend amount approved and paid is less than $5.08 per share of First National Common Stock; and

1

Appendix I - continued
WHEREAS, the Board of Directors of Premier has approved this Agreement, authorized the execution hereof in counterparts; and

WHEREAS, the Board of Directors of First National has approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and

WHEREAS, Premier has agreed to cause a new West Virginia corporation to be organized which shall be named First National Acquisition, Inc., or such other name as Premier may determine (“Interim Company”), with its initial principal office and place of business to be located in Huntington, West Virginia, and all shares of its capital stock to be owned by Premier; and

WHEREAS, Premier has agreed to cause Interim Company to approve this Agreement and authorize the execution of an Adoption Agreement substantially in the form attached hereto as “Exhibit A” which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.     Merger

1.1            General Effect of Merger; Assets.  At the Effective Time (hereinafter defined in Section 7.2), Interim Company shall merge with and into First National (the “Merger”) under the charter of First National pursuant to the provisions of and with the effect provided in the West Virginia Business Corporation Act, Chapter 31D (The “WVBCA”).  First National shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the “Surviving Company”.  At the Effective Time of the Merger, the corporate existence of Interim Company shall cease.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Interim Company and First National; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Interim Company and First National, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Interim Company and First National and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

1.2            Liabilities of Surviving Company.  From and after the Effective Time of the Merger, the Surviving Company shall be liable for all liabilities of First National and Interim Company and all deposits, debts, liabilities, obligations and contracts of First National and Interim Company, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether
2

Appendix I - continued

or not reflected or reserved against on balance sheets, books of account or records of First National or Interim Company, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Company and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of either First National or Interim Company shall be preserved unimpaired, and the Surviving Company shall have all rights and shall be liable for all obligations of First National under all employee benefit plans and arrangements of First National and such plans and related trusts shall continue in effect without any interruption or termination unless and until changed as therein, in this Agreement or by law provided or permitted or as mutually agreed to by the parties hereto.

1.3            Name, Directors and Officers of Surviving Company.  The Articles of Incorporation and the By-laws of First National in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Company until changed as therein or by law provided.  Until changed by the shareholder or Board of Directors of Surviving Company, as the case may be, the directors and officers of the Surviving Company at the Effective Time shall be those persons who are directors and officers respectively of Interim Company immediately before the Effective Time.  The committees of the Board of Directors of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Interim Company as they exist immediately before the Effective Time.  The committees of officers of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same officers who are serving on the committees of officers of Interim Company as they exist immediately before the Effective Time.

1.4            Capital Structure of Surviving Company.  The capital structure of the Surviving Company shall be the same as the capital structure of First National.

1.5            Subsidiary Merger.  Immediately after the Effective Time of the Merger, First National, as the Surviving Company, shall merge with and into Premier (the “Subsidiary Merger”) under and with the effect provided in the WVBCA.  At the effective time of the Subsidiary Merger, Premier shall be the surviving corporation and the corporate existence of First National as the Surviving Company of the Merger shall cease.  The Subsidiary Merger shall become effective upon the occurrence of the filing in the office in the West Virginia Secretary of State of articles of merger in accordance with Section 31D-11-1106 of the WVBCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State under the WVBCA.

1.6            (a)The Bank Merger.  After the Effective Time, First National Bank (“Bank”), the wholly owned subsidiary of First National, shall merge with and into Premier Bank, Inc. (“Premier Bank”), a wholly owned subsidiary of Premier (the "Bank Merger"), the separate existence of Bank shall cease and Premier Bank shall survive and continue to exist as a West Virginia banking corporation. Premier may at any time prior to the Effective Time, change the method of effecting the combination with Bank (including, without limitation, the provisions of this Section 1.6) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and Premier Common Stock included therein, (ii) adversely affect the tax-free treatment of the Merger to First National's shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that Premier shall provide First National with prior written notice of such change and the reasons therefore.

3

Appendix I - continued
(b)            Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Bank Merger shall become effective upon the occurrence of the filing in the office in the West Virginia Secretary of State of articles of merger in accordance with Section 31D-11-1106 of the WVBCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State under the WVBCA. The Bank Merger shall have the effects prescribed in the WVBCA.

(c)            Effective Time. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the "Bank Merger Effective Date") to occur as soon as reasonably practicable after the Effective Time or such later date to which the parties may agree in writing.

1.7            Change in Method of Effecting Acquisition.  Premier may at any time prior to the Effective Time change the method of effecting the combination with Interim Company (including, without limitation, the provisions of this Section 1 if and to the extent it deems such change to be necessary, appropriate or desirable; however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of First National’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Premier shall provide First National prior written notice of such change and the reasons therefore.

4

Appendix I - continued
Section 2.     Conversion, Exchange and Cancellation of Shares

2.1            General.  The manner of converting and exchanging First National Common Stock, all of which is represented by outstanding share certificates, into the Merger Consideration shall be as hereinafter provided in this Section 2.

2.2               Conversion of First National Common Stock.Each share of First National Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares, Treasury Stock and any share of First National Common Stock held by any wholly-owned subsidiary of First National, shall automatically be converted into the right to receive (i) stock consideration in accordance with subparagraphs (a) and (b), (ii) Cash Consideration in accordance with subparagraphs (c) and (e), and (iii) Additional Cash Consideration in accordance with subparagraphs (d) and (e) (collectively, the “Merger Consideration”), as follows:

(a)            1.725 fully paid and non-assessable shares of Premier Common Stock (determined by dividing (n) 1,436,600  by (d) the number of shares of First National Common Stock issued and outstanding at the Effective Time, which as of June 29, 2015 is 832,812); provided, however, if

(b)            The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time, rounded to the nearest whole cent (“Premier's Trading Price”) is greater than $15.50 then the Exchange Ratio shall be reduced and calculated as follows: (n) $22,267,300 divided by (d) Premier's Trading Price, with that quotient further divided by (dd) the number of shares of First National Common Stock outstanding as of the Effective Time.  The lower ratio determined pursuant to (a) or (b), rounded to the nearest thousandth, shall be hereinafter referred to as the “Exchange Ratio”.  The Exchange Ratio, as adjusted pursuant to this Section 2.2(b) shall not be less than 1.650.

(c)            If Premier's Trading Price is less than $15.50,  then,  subject to the limitation set forth in subparagraph (e), Premier shall pay up to an additional $1.20 in cash for each share of First National Common Stock, the exact amount to be calculated as follows: $15.50 less Premier's Trading Price multiplied by 1.725 (the “Cash Consideration”).  In no event, however, shall the sum of Cash Consideration and Additional Cash Consideration defined in subparagraph (d) below exceed the sum of $1.20 per share of First National Common Stock.

(d)            If First National’s Special Dividend approved and paid is less than $5.08 per share, then, subject to the limitation set forth in subparagraph (e) Premier shall pay further additional cash consideration of up to $1.00 for each share of First National Common Stock (the “Additional Cash Consideration”), however, Additional Cash Consideration is payable if, and only if, the Estimated PreClosing Shareholders’ Equity described in Section 6(d) equals or exceeds $21,836,000.

5

Appendix I - continued
(e)            In no event shall the total of the Cash Consideration and the Additional Cash Consideration exceed $1.20 per First National share, or $1,000,000 in the aggregate.

(f)            In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be less than $27.50 per share of First National, then this Agreement may be terminated by First National, on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $27.50 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(f), and this Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration by Premier may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) hereof.

(g)            In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be greater than $36.14 per share of First National, then this Agreement may be terminated by Premier, on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration so that the sum of the Special Dividend and the Merger Consideration is equal to $36.14 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(g), and this Agreement shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) hereof.

(h)            Treasury Shares.  Each share of First National Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

2.3            Manner of Exchange.    After the Effective Time of the Merger, except for persons who may have dissenters’ rights pursuant to WVBCA and who exercise any rights they may have as dissenting shareholders of First National, if any, each holder of a certificate theretofore evidencing outstanding shares of First National Common Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal, to Premier shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration for which shares of First National Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 2, without interest.  Premier, or its Exchange Agent shall mail such Letter of Transmittal to First National shareholders no later than three (3) business days after the Effective Time.  Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented First National Common Stock will be deemed to evidence the right to receive the number of full shares of Premier Common Stock, Cash Consideration and
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Appendix I - continued

Additional Cash Consideration into which the shares of First National Common Stock represented thereby may be converted, and will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration into which the shares of First National Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing First National Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of First National of shares of First National Common Stock.  Upon surrender of certificates of First National Common Stock for exchange for Premier Common Stock, Cash Consideration and Additional Cash Consideration, there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any record date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

2.4            Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any First National shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a First National shareholder would otherwise be entitled by Premier’s Trading Price. Payment for fractional shares will be made with respect to each shareholder at the time such shareholder’s certificates of First National Common Stock are exchanged.

2.5            Lost Certificates.  If a certificate evidencing outstanding shares of First National Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier  certificate and cash, without interest, to which he would otherwise be entitled on exchange of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen or destroyed certificate and the issuance of the certificate and cash.

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Section 3.                          Representations, Warranties and Covenants of Premier

Standard.  No representation or warranty of Premier contained in Section 3 or of First National contained in Section 4 shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Section 3, in the case of Premier, or Section 4, in the case of First National, has had or would reasonably be expected to have a Material Adverse Effect with respect to Premier or a Material Adverse Effect with respect to First National, (disregarding for purposes of Section 3 and Section 4 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect,” and words of similar import).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2 and Section 4.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent.

Except as disclosed in the Disclosure Letter (as defined in Section 14.15), Premier hereby represents and warrants to and covenants with First National that:

3.1            Organization, Standing and Authority.  Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  Premier has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger, the Subsidiary Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Premier in accordance with its terms.  At the Effective Time, Premier will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

3.2            Capital Structure.  The authorized capital stock of Premier consists of 20,000,000 shares of Premier Common Stock, of which 8,167,806 shares are currently issued and outstanding and 1,000,000 shares of Premier Preferred Stock, none of which are currently issued and outstanding.  All of such shares are fully paid and non-assessable.  Premier does not have any other shares of Premier Common Stock or Premier Preferred Stock or any other capital stock issued or outstanding.  Premier does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock except that Premier has reserved 640,659 shares of Premier Common Stock to be issued upon the exercise of stock options granted to certain Premier employees.

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As of June 29, 2015, 286,409 option grants for Premier Common Stock were outstanding, of which 204,675 were immediately exercisable.  The holders of Premier Common Stock have no preemptive rights with respect to the issuance of additional authorized shares of Premier Common Stock.  Nothing in this Agreement shall prohibit or impair the ability and right of Premier to increase its authorized capital stock, or issue or agree to commit to issue additional shares of its capital stock, and any increase in authorized capital stock, or issuance, or agreement or commitment to issue, additional shares of Premier Common Stock (other than an issuance, or agreement or commitment to issue, resulting from a stock dividend, stock split, or reverse stock split) shall not alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.3            Premier Subsidiaries.  At the date of this Agreement, Premier has two (2) state bank subsidiaries, as follows:

(a)            Premier State Banks:

Premier Bank, Inc.; and
Citizens Deposit Bank and Trust, Inc.

hereinafter referred to as “Premier State Banks”.

The Premier State Banks are hereinafter jointly referred to as the “Premier Subsidiaries”.

Except for the Premier State Banks, Premier has no subsidiaries.

Each of the Premier State Banks is a banking corporation, duly organized, validly existing under the laws of either the State of West Virginia, or the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  Premier owns all of the issued and outstanding capital stock of each of the Premier Subsidiaries, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever, except that (i) 25% of Premier’s 100% interest in Premier Bank is pledged as collateral for a $4,700,000 loan and $3,000,000 line of credit from First Guaranty Bank of Hammond, Louisiana and (ii) 100% of Premier’s 100% interest in Citizens Deposit Bank is pledged as collateral for a $5,700,000 loan and a $5,000,000 line of credit from The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky.

Nothing in this Agreement shall prohibit or impair the ability and right of Premier or any Premier Subsidiary to create or acquire, or agree to create or acquire, any other subsidiaries or entities or to acquire, consolidate or merge with any other company, corporation, bank or banking association, or to acquire or establish any branch prior to the Effective Time, provided however that none of the transactions described in this paragraph shall adversely affect Premier’s ability to fulfill its obligations under this Agreement or result in the imposition of a burdensome condition by a regulatory authority.

3.4            Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger, the Subsidiary Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Premier, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Premier is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Premier is subject.

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3.5            Premier Financial Statements.  Premier has delivered to First National prior to the execution of this Agreement copies of the following financial statements of Premier (which, together with all future financial statements to be furnished are collectively referred to herein as the “Premier Financial Statements”): the audited Consolidated Balance Sheets of Premier as of December 31, 2014 and December 31, 2013, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2014, and the notes thereto.  The Premier Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)            are in accordance with the books and records of Premier, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)            present fairly, in all material respects, the financial position and results of operations and cash flows of Premier as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Premier’s unaudited Balance Sheet and the related unaudited Statements of Income and Statements of Changes in Cash Flows, for the calendar quarter and year-to-date periods ended March 31, 2015, and for each calendar quarter thereafter until the Effective Time, all of which Premier shall deliver to First National as soon as practicable, will be prepared in accordance with accounting principals consistently applied and will fairly present Premier’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

3.6            Allowance for Possible Loan Losses.  The allowance for possible loan losses shown on the Consolidated Balance Sheet of Premier as of December 31, 2014, and March 31, 2015, has been established and is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2014 and March 31, 2015 respectively.

3.7            Accuracy of Annual Reports.  The annual reports of Premier to its shareholders for the years 2014, 2013 and 2012 do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

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3.8            Absence of Undisclosed Liabilities.  At December 31, 2014 and March 31, 2015, none of Premier or the Premier Subsidiaries had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Premier (i) except as disclosed in the Premier Financial Statements and (ii) except, in the case of any of the Premier State Banks, for unfunded loan commitments made in the ordinary course of their respective businesses and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2014, or from any action omitted to be taken during such period that, to the knowledge of Premier, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Premier Financial Statements.  The amounts set up as liabilities for taxes in the Premier Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2014.  Since December 31, 2014, none of Premier or the Premier Subsidiaries has incurred or paid any obligation or liability which would be material (on a consolidated basis) to Premier, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

3.9            Tax Matters.

(a)            All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of any of Premier or the Premier Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Premier management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any of Premier or the Premier Subsidiaries, except as reserved against in the Premier Financial Statements, or as previously disclosed to First National in writing.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)            None of Premier or the Premier Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)            To the extent any federal, state, local or foreign taxes are due from any of Premier or the Premier Subsidiaries for the period or periods beginning January 1, 2015, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Premier or the Premier Subsidiaries prepared before the Effective Time.

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(d)            Deferred taxes of Premier or the Premier Subsidiaries have been provided for in accordance with generally accepted accounting principles.

3.10            Loans.  Except as disclosed or provided for in the Premier Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of any Premier State Bank in the Premier Financial Statements as of December 31, 2014, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $500,000.00 is subject to any asserted defense, offset or counterclaim known to Premier.

3.11            Properties.  Except as disclosed in the Premier Financial Statements, Premier and the Premier Subsidiaries have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Premier Financial Statements as being owned by them at December 31, 2014 or acquired by them after December 31, 2014.  To the best knowledge and belief of Premier management, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business on a consolidated basis, held under leases or subleases by any of Premier and the Premier Subsidiaries, as the case may be, are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to First National and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

3.12            Compliance with Laws.  Premier and each of the respective Premier Subsidiaries:

(a)            is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)            has received no notification from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization.

3.13            Employee Benefit Plans.  With respect to any plan or arrangement of Premier or any Premier Subsidiary which constitutes an employee benefit within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

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(a)            All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by any of Premier or any Premier Subsidiary (each individually, a “Plan”, and collectively, the “Plans”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2014, none of Premier or any Premier Subsidiary had any material liability under any Plan that is not reflected on the audited statements of financial condition of Premier or the unaudited balance sheets of the Premier Subsidiaries, as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(b)            No litigation is pending against any Plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(c)            Neither Premier nor any Premier Subsidiary is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

3.14            Commitments and Contracts.       Neither Premier nor any Premier Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

 (i)            any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant;

(ii)            any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant;

(iii)            any contract or agreement with any labor union;

(iv)            any contract not made in the ordinary course of business containing covenants limiting the freedom of Premier or any Premier Subsidiary to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Premier or any Premier Subsidiary will carry on its business (other than as may be required by law or applicable regulatory authorities).

3.15            Labor.      No work stoppage involving Premier or any Premier Subsidiary is pending or, to the best Premier’s knowledge, threatened.  Neither Premier nor any Premier Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Premier or any Premier Subsidiary.  Employees of Premier or any Premier Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

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3.16            Material Contracts Furnished.  Premier has made available to First National true and complete copies of all material contracts, leases and other agreements to which Premier or any Premier Subsidiary are parties or by which they are bound and of all employment, pension, retirement, stock option, profit sharing and deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers, or other employees of Premier or any Premier Subsidiary.

3.17            Material Contracts.  Except as is otherwise provided in this Agreement, none of Premier or the Premier Subsidiaries, nor any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

3.18            Material Contract Defaults.  None of Premier or the Premier Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default.

3.19            Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to any of Premier or the Premier Subsidiaries, respectively, or against any property, asset, interest or right of any of them, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Premier or any of the Premier Subsidiaries, respectively, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  None of Premier or the Premier Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

3.20            Absence of Certain Changes or Events.  Since December 31, 2014, none of Premier or the Premier Subsidiaries has:  (i) incurred any material liability, except in the ordinary course of its business, and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

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3.21            Reports.  Since January 1, 2015, each of Premier and the Premier Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, which they were required to file with:  (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements; (ii) the Board of Governors of the Federal Reserve System; (iii) the Federal Deposit Insurance Corporation; (iv) the West Virginia Division of Financial Institutions; (v) the Kentucky Department of Financial Institutions; and (vi) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to First National by Premier does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

3.22            Investments.     Except as incurred in the ordinary course of business as heretofore conducted all securities owned by Premier and the Premier Subsidiaries of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Premier and the Premier Subsidiaries in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to First National in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

3.23            Securities Portfolio.    Since December 31, 2014, there have been no material changes in the quality of Premier’s or any of the Premier Banks’ portfolios of securities.

3.24            Environmental Matters.  To the knowledge of Premier, neither Premier nor any Premier Subsidiary nor any properties owned or operated by Premier or any Premier Subsidiary has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Premier’s management, threatened relating to the liability of any properties owned or operated by Premier or any Premier Subsidiary under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, sub-surface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

3.25            Preparation of Registration Statement on Form S-4/Accuracy of Proxy Statement.  Premier at its sole cost and expense shall prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 relating to the

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shares of Premier Common Stock to be issued to First National shareholders.  The material which refers to Premier and which will be submitted by Premier for inclusion in the proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of First National Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.26            Interim Company Formation; Adoption Agreement.  Premier at its sole cost and expense shall cause to be organized Interim Company as a West Virginia corporation and shall cause Interim Company to execute and enter into an Adoption Agreement in substantially the form attached hereto as “Exhibit A” and a Plan of Merger in substantially the form annexed hereto as “Exhibit B” and cause Interim Company to take such action as is provided in this Agreement or in said Adoption Agreement or Plan of Merger upon Interim Company’s part to be taken.  Immediately prior to the Effective Time, Premier will own all of the issued and outstanding shares of Interim Company’s capital stock.

3.27            Filing of Applications to Merge.  Premier at its sole cost and expense shall cause to be filed with the Federal Reserve Board, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, West Virginia Division of Financial Institutions and the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission (i) an application to merge First National and Interim Company, and to merge the Surviving Company into Premier in the Subsidiary Merger and shall cause Interim Company to take such action as is provided in this Agreement upon Interim Company’s part to be taken and (ii) an application to approve the Bank Merger, and shall cause Premier Bank to take such action as is provided in this Agreement upon Premier Bank’s part to be taken.

3.28            Best Efforts.  On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Premier will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.29            Conduct of Business - Acquisitions.  Premier and First National have agreed in principle that continued growth of Premier through the acquisition of, or consolidation or merger with, one or more banks or bank holding companies, and the payment of cash, the issuance of additional shares of Premier, or both, as consideration therefor, all upon proper terms and conditions, will inure to the benefit of Premier and to First National in the event the Merger is effected.  First National has agreed that in the event the Merger is effected, such contemplated actions will inure to the benefit of First National as well as to Premier, and has generally approved, in principle, such acts. First National hereby consents to, and agrees that Premier, without obtaining any further consent or approval of First National, may acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire any assets of any other company, corporation, bank or banking association; provided however that no such enumerated action may (i) result in Premier abrogating or modifying its obligations under this Agreement or (ii) impair Premier’s ability to obtain regulatory approval of the transactions contemplated by this Agreement or (iii) result in any regulatory approval containing an unreasonable regulatory condition and no agreement to issue Premier Common Stock or issuance thereof in connection with any such act shall alter or affect the Merger Consideration set forth in Section 2.2 hereof.

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3.30            Conduct of Business - Affirmative Covenants of Premier.  Premier covenants and agrees that:

(a)            Subsequent to the date of this Agreement and prior to the Effective Time, Premier and the Premier Subsidiaries will operate their respective businesses only in the normal course and manner;

(b)            Immediately upon the execution of this Agreement, Premier will direct its accountants to give First National access to all information, documents and working papers pertaining to Premier;

(c)            From and after the execution of this Agreement, Premier will promptly advise First National of any material adverse change in its or any Premier Subsidiary’s respective financial conditions, assets, business operations or key personnel and of any material breach of any representation or warranty made by Premier in this Agreement;

(d)            Subsequent to the date of this Agreement and prior to the Effective Time Premier shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Premier against losses for which insurance protection can reasonably be obtained; and

(e)            Premier will use its best efforts in good faith to take or cause to be taken all actions required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger, the Bank Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with First National to that end.

3.31            Directors and Officers Indemnification and Insurance.
(a)            Indemnification.  Following the Closing Date and for a period of three (3) years thereafter, Premier shall indemnify, defend and hold harmless the present directors, officers and employees of Bank and First National (an “Indemnified Party)” against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or omissions occurring at or prior to the Closing Date (including, but not limited to, the transactions contemplated by this Agreement to the fullest extent that Premier is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of West Virginia, Premier’s Articles of Incorporation, Premier’s By-laws, and any agreement as in effect as of the date hereof.

(b)            Insurance. For a period of three (3) years from the Closing Date, Premier shall use its reasonable best efforts to provide director’s and officer’s liability insurance for the present and former officers and directors of Bank and First National with
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respect to claims against such directors and officers arising from facts or events which occurred before the Closing Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as coverage currently being provided by Bank and First National, but in no event shall the premium for said coverage exceed $75,000.  Alternatively, Bank and First National, at their option, may purchase the coverage provided for in this Section 3.31(b) prior to Closing for a premium not to exceed $75,000, and such expenditure shall not be considered in calculating shareholders’ equity for purposes of Sections 2.2(d) and 6(d) of this Agreement.

(c)            Consolidation or Merger. If Premier or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 3.31.

(d)            Survival. Provisions of this Section 3.31 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

3.32            Stock Listing.
Premier agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Premier Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Premier Common Stock to be issued in the Merger.

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Section 4.     Representations, Warranties and Covenants of First National.

Except as disclosed in the Disclosure Letter (as defined in Section 12.15) First National hereby represents and warrants to and covenants with Premier that:

4.1            Organization, Standing and Authority.  First National is a corporation validly existing and in good standing under the laws of the State of West Virginia, and is a duly registered, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  First National has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of First National in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by First National’s shareholders.  At the Effective Time, First National and Bank will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

4.2            Capital Structure.  The authorized capital stock of First National consists of 10,000,000 shares of First National Common Stock, par value of $1.00 per share, of which 896,897 shares are issued, 832,812 shares are issued and outstanding and 64,085 shares are held as Treasury Stock.  First National does not have any subscriptions, options, warrants, calls, or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock.  Further, there are no securities outstanding which are convertible into capital stock of First National.  None of the shares of First National Common Stock has been issued in violation of any preemptive rights of shareholders.

4.3            Subsidiaries.  First National has three subsidiaries: (i) First National Bank (“Bank”), a national banking association, (ii) FNB Insurance, LLC, a West Virginia limited liability company and (iii) FNB Capital Trust One, a Delaware statutory trust (collectively, the “First National Subsidiaries”).  First National will not organize or acquire any other subsidiaries prior to the Effective Time of the Merger without the written consent of the President of Premier.

The Bank validly exists under the laws of the United States of America, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.

First National owns all of the issued and outstanding capital stock of the First National Subsidiaries, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever.

4.4            Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger, the Subsidiary Merger and the Bank Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of First National or Articles of Association or By-laws of Bank, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which First National or Bank or any of the First National Subsidiaries is a party or by which any of them is bound, and will not violate or conflict with any other material restriction of any kind or character to which First National or Bank or any First National Subsidiary is subject.

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4.5            First National Financial Statements.  First National has delivered to Premier prior to the execution of this Agreement copies of the following financial statements of First National (which, together with all future financial statements to be furnished are collectively referred to herein as the “First National Financial Statements”):  the audited Consolidated Balance Sheets of First National as of December 31, 2014 and December 31, 2013, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2014, and the notes thereto.  The First National Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)            are in accordance with the books and records of First National, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)            present fairly the financial position and results of operations and cash flows of First National as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

First National’s unaudited Consolidated Balance Sheet and the related unaudited Consolidated Statements of Income and Consolidated Statement of Changes in Shareholders’ Equity, for the calendar quarter and year to date periods ending March 31, 2015, and for each calendar quarter thereafter until the Effective Time, all of which First National shall deliver to Premier as soon as practicable, will be prepared in accordance with accounting principles consistently applied and will fairly present First National’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

4.6            Accuracy of Annual Reports.  First National’s annual reports to its shareholders for the years 2014 and 2013 heretofore delivered to Premier do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.7            Allowance for Possible Loan Losses.  The allowances for possible loan losses shown on the Consolidated Balance Sheet of First National and the Bank as of December 31, 2014 and March 31, 2015, have been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2014 and March 31, 2015, respectively.  Bank will continue to calculate its allowance for possible loan losses under the requirements of generally accepted accounting principles using methods consistent with prior periods including specific reserve allocations determined under ASC 310-10-35 (formerly FAS 114).

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4.8            Absence of Undisclosed Liabilities.  At December 31, 2014 and March 31, 2015, neither First National nor Bank nor any First National Subsidiary had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to First National (i) except as disclosed in the First National Financial Statements; and (ii) except, in the case of Bank for unfunded loan commitments made in the ordinary course of its business and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2014, or from any action omitted to be taken during such period that, to the knowledge of First National, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the First National Financial Statements.  The amounts set up as liabilities for taxes in the First National Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2014 and March 31, 2015.  Since December 31, 2014, neither First National nor Bank has incurred or paid any obligation or liability which would be material to First National, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

4.9            Tax Matters.

(a)            All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of First National or Bank or the First National Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of First National management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to First National or the Bank or any First National Subsidiary, except as reserved against in the First National Financial Statements.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)            Neither First National nor Bank nor any First National Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

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(c)            To the extent any federal, state, local or foreign taxes are due from First National or the Bank or any First National Subsidiary for the period or periods beginning January 1, 2015, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of First National or the Bank or any First National Subsidiary, prepared before the Effective Time.

(d)            Deferred taxes of First National and the First National Subsidiaries have been provided for in accordance with generally accepted accounting principles.

4.10            Loans.  Except as disclosed or provided for in First National’s Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of First National or the Bank in the First National Financial Statements as of December 31, 2014, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $100,000 is subject to any asserted defense, offset or counterclaim known to First National or Bank.

4.11            Properties.  Except as disclosed in the First National Financial Statements, First National and the First National Subsidiaries have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the First National Financial Statements as being owned by it at December 31, 2014 or acquired by it after December 31, 2014.  To the best knowledge and belief of First National, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business, held under leases or subleases by First National or the Bank are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Premier and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

4.12            Compliance with Laws.  First National and the First National Subsidiaries, to First National’s best knowledge and belief:

(a)            are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)            have received no notification (not previously disclosed to Premier in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

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4.13            Employee Benefit Plans.  With respect to any plan or arrangement of First National or Bank which constitutes an employee benefit plan within the meaning of Section 3(3) of ERISA:

 (a)            Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1986, if any, all of which have been fully paid, neither First National nor Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1986.

 (b)            All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by First National or Bank (each individually, a “Plan”, and collectively, the “Plan”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2014, no material liability under any Plan that is not reflected in the First National Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Other than remedial measures under any IRS voluntary correction program, neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c)            No litigation is pending against any plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d)            Neither First National nor Bank is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

4.14            Commitments and Contracts.  Neither First National nor any First National Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i)            any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than (a) those which are terminable at will not involve in excess of $25,000 per year and (b) First National’s and the Bank’s Executive Endorsement Split Dollar Agreements previously disclosed to Premier);

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(ii)            any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant involving in excess of $25,000 per year;

(iii)            any contract or agreement with any labor union;

(iv)            any contract not made in the ordinary course of business containing covenants limiting the freedom of First National to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, First National will carry on its business (other than as may be required by law or applicable regulatory authorities);

(v)            any lease with annual rental payments aggregating $50,000 or more.

4.15            Labor.  No work stoppage involving First National or the Bank is pending or, to the best of First National’s knowledge, threatened.  Neither First National nor Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of First National or the Bank.  Employees of First National or the Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

4.16            Material Contracts Furnished.  First National has provided to Premier true and complete copies of all material contracts, leases and other agreements to which First National or any First National Subsidiary is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plans with respect to any of the directors, officers, or other employees of First National or the Bank.

4.17            Material Contracts.  Except as is otherwise provided in this Agreement, neither First National nor any First National Subsidiary or any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

4.18            Material Contract Defaults.  Neither First National nor any First National Subsidiary are in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Premier in writing.

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4.19            Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of First National threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to First National or any First National Subsidiary, or against any property, asset, interest or right of First National or any First National Subsidiary, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of First National or any First National Subsidiary, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  Neither First National nor any First National Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

4.20            Absence of Certain Changes or Events.  Since December 31, 2014, neither First National nor any First National Subsidiary has:  (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable banking practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

4.21            Reports.  Since January 1, 2015, First National and the Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with: (i) the Securities and Exchange Commission, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Board of Governors of the Federal Reserve System; (iii) the Office of the Comptroller of the Currency; (iv) the West Virginia Division of Financial Institutions; (v) the Federal Deposit Insurance Corporation; (vi) the Bureau of Financial Institution of the Commonwealth of Virginia, State Corporation Commission; and (vii) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Premier by First National does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

4.22            Accuracy of Proxy Statement.  The material which refers to First National and the Bank and which will be submitted by First National for inclusion in the proxy statement referred to in Section 12 hereof, or in any amendment or supplement thereto, mailed to the holders of First National Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.23            Investments.  Except as incurred in the ordinary course of business as heretofore conducted, all securities owned by First National and the First National Subsidiaries of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by First National or the Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Premier in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

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4.24            Securities Portfolio.  Since December 31, 2014, there have been no material changes in the quality of the Bank’s portfolio of securities except as previously disclosed to Premier in writing.

4.25            Environmental Matters.  To the knowledge of First National, neither First National nor the Bank nor any properties owned or operated by First National or the Bank has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or the best knowledge of First National’s management, threatened relating to the liability of any properties owned or operated by First National’s or the Bank under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

4.26            Best Efforts.  On or prior to the Closing Date (hereinafter defined), First National will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

4.27            Conduct of Business - Negative Covenants of First National.  Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, First National or Bank or any First National Subsidiary will not, without the prior written approval of Premier, which approval will not be unreasonably withheld:

(a)            Make any change in its authorized capital stock.

(b)            Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

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(c)            Issue or grant any options, warrants, or other rights to purchase shares of its common stock.

(d)            Declare or pay any dividends or other distributions on any shares of First National Common Stock, except for regular quarterly dividends not to exceed Ten Cents ($0.10) per share and the Special Dividend.  The Special Dividend shall not exceed an amount which would cause First National’s Estimated PreClosing Shareholders Equity to be less than $17,600,000.

(e)            Purchase or otherwise acquire or agree to acquire for a consideration any share of First National Common Stock (other than in a fiduciary capacity).

(f)            Except as otherwise contemplated herein or the ordinary course of business, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect, except for retention bonuses.

(g)            Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of First National or the Bank.

(h)            Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association.

(i)            Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract.

(j)            Amend its Articles of Incorporation or Association, By-laws or Charter.

(k)            Unless required to be taken by First National’s or Bank’s primary banking regulator, the primary banking regulator of its subsidiary banks or the FDIC take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of First National or Bank, or the acquisition of their First National Common Stock, or the merger of First National or Bank with any person other than Premier, and First National shall promptly notify Premier in writing of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.  Nothing herein shall be construed to limit or affect the fiduciary obligation of First National’s officers and directors to First National shareholders.

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4.28            Conduct of Business - Affirmative Covenants of First National.  First National covenants and agrees that:

(a)            It will promptly advise Premier in writing of the name and address of and number of shares of First National Common Stock held by each shareholder who elects to exercise his, her or its rights to dissenters’ appraisal in connection with the Merger pursuant to the WVBCA, if any.

(b)            Except as specifically required herein, subsequent to the date of this Agreement and prior to the Effective Time each of First National and Bank will operate its business only in the normal course and manner.

(c)            It will notify Premier and forward the appropriate credit memorandum and on request, make available to Premier for review prior to either First National or Bank’s final loan approval, any loan documentation, credit memoranda or other related documentation requested or received by First National or Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $400,000 or greater; or

(2)	Any new loan, or renewal of an existing loan, which, when included with all other loans from First National or Bank to any such borrower and their related interests, would cause such borrower’s total loans from First National or Bank, including loans from First National or Bank to their related interests, to exceed $800,000.

Any objections by Premier to proposed loans reviewed hereunder will be made in writing to the Bank within two (2) business days of receipt by Premier of the information provided hereunder.

(d)            From and after the execution of this Agreement, First National will promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of First National or the Bank and of any material breach of any representation or warranty made by First National or the Bank in this Agreement.

(e)            Immediately upon the execution of this Agreement, it will direct its accountants to give Premier access to all information, documents and working papers pertaining to First National, the Bank or First National Subsidiaries.

(f)            Subsequent to the date of this Agreement and prior to the Effective Time, First National and the Bank shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect First National and the Bank against losses for which insurance protection can reasonably be obtained.

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(g)            Within ten days from the execution of this Agreement, First National shall furnish to Premier a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of First National Common Stock as the same appear on the stock registration books of First National and the number of shares held by each.  At the Effective Time, First National shall furnish to Premier a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of First National Common Stock as the same appear on First National’s stock registration books and the number of shares held by each.

(h)            Within 30 days from the execution of this Agreement, First National and Bank shall provide notice in the required format to all contracted vendors with automatic renewal features that either the Bank or First National does not wish for the contract to automatically renew at the next renewal date.  Any contract for any contracted services expiring between the date of this Agreement and prior to the Effective Time that are critical for First National or Bank to operate its business in the normal course and manner shall be renewed on a limited term with reference to the Closing Date and Effective Time in Section 7.  The President of Premier shall be notified in writing of any such renewals as well as the updated term.

(i)            Each of First National and Bank will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the Bank Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Premier to that end.

(j)            Subsequent to the date of this Agreement and prior to the Effective Time, First National and the Bank shall take all steps necessary and appropriate and authorized by relevant law or regulation and as permitted by the relevant primary bank regulator to:

(1)	Terminate pursuant to the terms thereof any and all employment contracts to which either First National or the Bank is a party.

(2)	Terminate any defined benefit plan to which either First National or the Bank is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

(3)	Terminate any and all deferred compensation plans to which First National or Bank are parties, including, without limitation, First National’s and Bank’s Executive Endorsement Split Dollar Agreements, in full.

Premier acknowledges and agrees that termination of the employee benefit plans, as required by this section, may require the payment of cash and/or other consideration to affected employees, in accordance with the terms thereof and applicable law.  Premier also acknowledges that in the event First National or Bank is unable to terminate such plan or agreements as set forth in (l) (1) through (3) above, Premier shall honor any such payments due and owing.

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(k)            Special Dividend.  First National and Bank shall seek approval of the appropriate regulatory authorities to pay to holders of First National Common Stock immediately prior to the Effective Time a special dividend from Bank to First National and from First National to its shareholders not to exceed $5.08 per each share of First National Common Stock, and if approved, regardless of the amount approved, shall pay said dividend (the “Special Dividend”) immediately prior to the Effective Time.

(l)            Bank and First National shall cause to be prepared and filed by the earlier of the Closing Date or September 15, 2015 all Federal, State and local tax returns for the calendar year ending December 31, 2014.

4.29            Balance Sheet Due Diligence Checklist.  The Balance Sheet Due Diligence checklist certified by the Bank CEO and CFO prior to the execution of this Agreement is true and correct in all respects and a new true and accurate Balance Sheet Due Diligence checklist will be executed prior to the Effective Time.

4.30            Branch Operations Certification.  The Branch Operations Certification for each branch of Bank completed prior to the execution of this Agreement by the Bank CEO and CFO is true and correct in all material respects and a new true and accurate Branch Operations Certification for each branch will be executed prior to the Effective Time.

4.31            Acquisition Proposals.  First National agrees that it shall not, and shall cause First National’s and the  Bank’s officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving First National or the Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of First National or the Bank, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that if First National or the Bank is not otherwise in violation of this Section 4.31, nothing in this Agreement shall prevent the First National Board of Directors from providing information to, and engaging in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the First National Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be inconsistent with its fiduciary duties in accordance with West Virginia law.  First National shall promptly (within 48 hours) advise Premier following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Premier of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

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Section 5.     Indemnification and Confidentiality

5.1            Access and Information.  First National and Premier shall each upon reasonable notice afford to the other, and to the other’s accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Merger.

5.2            Furnishing Information and Indemnification.  Premier and the Premier Subsidiaries, on the one hand, and First National and the Bank, on the other hand, have furnished or will furnish as soon as practicable after the date of this Agreement, to each other all the information (including financial statements, information and schedules) concerning themselves required for inclusion in:

(a)            any applications to be filed by any of Premier or First National with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Kentucky Department of Financial Institutions, the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission and the West Virginia Division of Financial Institutions;

(b)            the registration statement to be filed with the Securities and Exchange Commission on behalf of under the Securities Act of 1933 in connection with the Merger and the proxy statement to solicit the approval of First National shareholders to the Merger, and any documents to be filed with the Securities and Exchange Commission in connection therewith;

(c)            any filings to be made by Premier with state securities authorities in connection with the transactions contemplated hereunder; and

(d)            any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.

Premier represents and warrants to First National, and First National represents and warrants to Premier, that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading.  Premier will indemnify and hold harmless First National and Bank, and First National will indemnify and hold harmless Premier and each of the Premier Subsidiaries, and each of their respective directors and officers, and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, from and against any and all losses, damages, expenses or liabilities to which such entity,

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or any such director, officer or controlling person may become subject under applicable laws (including the Securities Act of 1933 and the Securities Exchange Act of 1934) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

5.3            Confidentiality.  It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Merger or the Bank Merger and (ii) as otherwise required by law or regulation, or as otherwise may be required by the primary banking regulators of each party (including subsidiaries), any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Merger.  Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

5.4            Updates to Information.  At the reasonable request of any party hereto, any other party will update by amendment or supplement the Disclosure Letter and each party hereby represents and warrants that the Disclosure Letter, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

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Section 6.     Conditions Precedent

The consummation of the Merger is conditioned upon the following:

(a)            Governmental Approvals.  The approval of and consent to the Merger, the Subsidiary Merger, the Bank Merger and the transactions contemplated hereby shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules and regulations, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the West Virginia Division of Financial Institutions, the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission and the Securities and Exchange Commission, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of the Merger and this Agreement shall have expired.  Such approvals shall not be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of Premier, materially and adversely affects the consolidated business, operations, financial condition, property or assets of Premier or First National or materially impair the value of First National to Premier.

(b)            Shareholder Approval.  The shareholders of First National, Interim Company, Bank and Premier Bank shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote required by law of shareholders of each such corporation, and final approval of this Agreement shall have taken place as provided in Section 12 hereof, and all provisions of Section 12 shall have been fully complied with.

(c)            Registration Statement.  Premier at its sole cost and expense shall have prepared and filed a registration statement on Form S-4 or on such other appropriate form as may be prescribed by the Securities and Exchange Commission and as Premier may reasonably be able to prepare and file, providing timely registration under the provisions of the Securities Act of 1933, as amended, of the Premier Common Stock to be exchanged in connection with the Merger. Such Registration Statement shall have been declared effective by the SEC and a prospectus shall have been delivered to shareholders of First National prior to obtaining the approval of this Agreement by such shareholders as provided in Section 10.  The Registration Statement shall be effective and all post-effective amendments filed by Premier with respect to such registration statement shall have been declared effective or shall have been withdrawn and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall, before the Effective Time, have been initiated nor, to the knowledge of Premier, threatened by the Securities and Exchange Commission.

(d)            First National Shareholders Equity.  First National’s shareholders equity immediately prior to payment of the Special Dividend (the “Estimated PreClosing Shareholders’ Equity”) shall be at least $21,836,000, excluding net negative adjustments for changes in securities marked to market after September 30, 2015 not to exceed $300,000, and shall reflect the expenditure (paid, accrued or otherwise) of the net of tax costs as may be reasonably estimated at the Effective Time related to:

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(i)            First National’s information systems deconversion costs;
(ii)            any contract termination costs;
(iii)            employee severance accruals;
(iv)            the fees of Baxter Fentress and Company’s investment  banker fees related to the Merger;
(v)            costs related to terminating First National’s employees’  Executive Endorsement Split Dollar Agreement
(vi)            retention bonuses; and
(vii)            other costs incurred by First National incident to the  Merger.

(e)            Trust Preferred as Tier 1 Capital.  The appropriate regulatory authorities shall have allowed the inclusion of the $6,000,000 principal amount of Capital Securities of FNB Capital Trust One (the “Trust Preferred”) in Premier’s calculation of Tier 1 capital.

(f)            Assumption of Trust Preferred.  Premier shall have assumed and been substituted for First National under the Indenture dated as of February 26, 2004 between First National, as Issuer, and Wilmington Trust Company, as Trustee, with respect to the Floating Rate Junior Subordinated Debt Securities Due 2034.

(g)            FiServ Extension.   FiServ, First National’s and the Bank’s operating systems provider, shall have entered into a written agreement reasonably satisfactory to Premier extending the term of the Data Processing Agreement between FiServ and the Bank dated December 1, 2006, as amended (“DP Agreement”), for a period of not less than one hundred twenty (120) days after its scheduled termination date of September 30, 2015 at a monthly consideration reasonably acceptable to Premier and First National, whereby FiServ shall provide similar services to Bank or Premier Bank, as its successor.

(h)            No Divestiture or Adverse Condition.  The approvals, consents and permissions referred to in subparagraphs (a), (b) and (c) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Premier, First National or any Premier Subsidiary, and shall not have imposed any other condition, which divestiture, cessation or condition Premier reasonably deems to be materially burdensome.

(i)            Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier.  Unless waived by First National, the representations and warranties of Premier contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties, or operations of Premier and Premier shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and First National shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Premier by one or more appropriate executive officers of Premier.

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(j)            Accuracy of Representations and Warranties; Performance of Obligations and Covenants – First National.  Unless waived by Premier, the representations and warranties of First National contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of First National, and First National shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Premier shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of First National by one or more appropriate executive officers of First National.

(k)            Opinion of Counsel for First National.  Premier shall have received an opinion of Jackson Kelly PLLC, counsel for First National, dated the Closing Date, to the effect that:

(1)	First National is a corporation validly existing and in good standing under the laws of the State of West Virginia, is a bank holding company under the Bank Holding Company Act of 1956 and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)	Bank is a national banking association validly existing and in good standing under the laws of the United States of America and is duly authorized to own its properties and to conduct its business as then being conducted.

(3)	The authorized capitalization of First National is as set forth in such opinion and to counsel’s knowledge the shares of First National Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion. Such issued and outstanding shares of stock are to counsel’s knowledge validly issued, fully paid and were not issued in violation of any preemptive rights of the shareholders of First National. As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of First National or Bank, calling for the purchase from it of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement. All of the issued and outstanding shares or equity interests of each of the First National Subsidiaries are held of record by First National.

(4)	First National had the corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by First National and constitutes the legal, valid and binding obligation of First National, enforceable in accordance with its terms.

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(5)	All necessary corporate proceedings of the board of directors and the shareholders of First National, to the extent required by law, its Articles of Incorporation and Bylaws or otherwise, to authorize the execution and delivery of this Agreement by First National and the consummation of the Merger by First National pursuant to this Agreement have been duly and validly taken.

(6)	All necessary corporate proceedings of the board of directors and the shareholder of Bank, to the extent required by law, its Articles of Association and By-laws or otherwise, to authorize the consummation of the Bank Merger pursuant to this Agreement have been duly and validly taken.

(7)	Such counsel has reviewed the registration statement filed by Premier as described in Section 6(c), and with respect to all information relating to First National and the Bank contained therein. To such counsel’s knowledge counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial and pro forma data, as to which such counsel need express no opinion).

(8)	To counsel’s knowledge the consummation of the Merger or the Subsidiary Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of First National or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a Material Adverse Effect on the business of First National and the First National Subsidiaries taken as a whole, and to which First National or any First National Subsidiary is a party or by which it or any of its property is bound.

(9)	To counsel’s knowledge the consummation of the Bank Merger will not violate or result in a breach of, or constitute a default under, the Articles of Association or By-laws of the Bank or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a Material Adverse Effect on the business of Bank, and to which Bank is a party or by which it or any of its property is bound.

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(10)	To such counsel’s knowledge there has been no material breach of any warranty contained in this Agreement on the part of First National or any failure on the part of First National to materially perform any of the conditions precedent to the consummation of the Merger imposed upon it herein.

(l)            Opinion of Counsel for Premier.  First National shall have received the opinion of Dinsmore & Shohl LLP, counsel for Premier, dated the Closing Date, to the effect that:

(1)	Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, is a bank holding company under the Bank Holding Company Act of 1956, and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)	Each of the Premier State Banks are banking corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia or the Commonwealth of Kentucky, as the case may be, and each is duly authorized to own its properties and to conduct its business as then being conducted.

(3)	The authorized capitalization of Premier is as set forth in such opinion and the shares of Premier Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion. Such issued and outstanding shares of stock are to counsel’s knowledge validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of Premier or any Premier Subsidiary. As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Premier or any Premier Subsidiary, calling for the purchase from any of them of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement or for those shares of stock issued pursuant to any employee stock option plan of Premier. All of the issued and outstanding shares of each of the Premier Subsidiaries are held of record by Premier.

(4)	All necessary corporate proceedings of the Boards of Directors and the shareholders of Premier and Interim Company to the extent required by law, their Articles of Incorporation or Association or By-Laws or otherwise, to authorize the execution and delivery of this Agreement or the Adoption Agreement and the consummation of the Merger and the Subsidiary Merger pursuant to this Agreement have been duly and validly taken. Premier and Interim Company have the corporate power and authority to execute, deliver and perform this Agreement or the Adoption Agreement. This Agreement has been duly authorized, executed and delivered by Premier and Interim Company (by virtue of the Adoption Agreement) and constitutes the legal, valid and binding obligation of Premier and Interim Company in accordance with its terms.

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(5)	All necessary corporate proceedings of the Board of Directors and the shareholder of Premier Bank to the extent required by law, its Articles of Incorporation or By-Laws or otherwise, to authorize the consummation of the Bank Merger pursuant to this Agreement have been duly and validly taken.

(6)	The consummation of the Merger or the Subsidiary Merger will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Premier or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier is a party or by which it or its property is bound.

(7)	The consummation of the Bank Merger will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Premier Bank or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier Bank is a party or by which it or its property is bound.

(8)	To the best of such counsel’s knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the Merger, the Subsidiary Merger and the Bank Merger by Premier have been obtained.

(9)	The shares of Premier Common Stock into which shares of First National Common Stock are to be converted upon the Effective Time will upon the Effective Time be duly authorized, and such shares, when transferred to holders of First National Common Stock pursuant to the terms of the Merger, will be validly issued, fully paid and nonassessable shares of Premier Common Stock.

(10)	Such counsel has reviewed the registration statement described in Section 6(c), and with respect to all information relating to the Merger and to Premier and the Premier Subsidiaries contained therein. To such counsel’s knowledge counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial or pro forma data, as to which such counsel need express no opinion).

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(11)	The registration statement has been filed on the proper form under the rules and regulations of the Securities and Exchange Commission, notice of effectiveness of the registration statement has been received, and, to the best of such counsel’s knowledge, no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for that purpose has been instituted.

(m)            Less than 20% Dissenters.  Unless waived by Premier, the holders of no more than 20% of the outstanding shares of First National Common Stock shall have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby, pursuant to the WVBCA.

(n)            Tax Ruling or Opinion Letter.  Premier and First National shall have received a ruling from the Internal Revenue Service, or at their option, First National shall have received an opinion of tax counsel acceptable to it and Premier shall have received an opinion of tax counsel acceptable to it, to the effect that:

(1)	The Merger and the Subsidiary Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and First National, Surviving Company and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)	No gain or loss will be recognized by the shareholders of First National who exchange their First National Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, the Special Dividend, Cash Consideration and Additional Cash Consideration;

(3)	No gain or loss will be recognized by Premier, First National, or Surviving Company by reason of the Merger or the Subsidiary Merger; and

(4)	The holding period of Premier Common Stock received by First National shareholders in exchange for First National Common Stock will include the holding period of the shares of First National Common Stock so exchanged, provided that the First National Common Stock is held as a capital asset at the Effective Time.

(o)            Absence of Material Adverse Changes - Premier.  Unless waived by First National at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of Premier since December 31, 2014, and there shall be no suit, action or proceeding pending or threatened against Premier or any Premier Subsidiary which, if successful, would have a material adverse effect on Premier or the Surviving Company after the

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consummation of the Merger.  “Material Adverse Effect” means, with respect to First National or Premier, any effect that (i) is material and adverse to the financial position, results of operations or business of First National and the First National Subsidiaries taken as a whole or Premier and the Premier Subsidiary Banks taken as a whole, respectively, or (ii) would materially threaten or materially impede the consummation of the Merger, the Bank Merger, and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such changes have a disproportionate impact on First National (except in the case of FDIC insurance assessments or FHLB borrowing costs) or Premier, as the case may be, relative to the overall effects on the banking industry, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent changes have a disproportionate impact on First National or Premier, as the case may be, relative to the overall effect on the banking industry, (c) modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) actions and omissions of First National or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) changes in economic conditions affecting financial institutions generally, including, without limitations, changes in market interest rates or the projected future interest rate environment, except to the extent that such changes have a disproportionate impact on First National or Premier, as the case may be, relative to the overall effect on the banking industry or (f) direct effects of compliance with this Agreement on the financial condition and operating performance of the parties, including, without limitation, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

(p)            Absence of Material Adverse Changes – First National.  Unless waived by Premier at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of First National or any First National Subsidiary since December 31, 2014, and there shall be no suit, action or proceeding pending or threatened against First National which if successful would have a Material Adverse Effect on First National or the Surviving Company after the consummation of the Merger.

(q)            Consent of Premier Lenders.Premier shall have received the consents of First Guaranty Bank of Hammond, Louisiana and The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky as may be required by those loan agreements entered into by Premier with First Guaranty Bank and The Bankers’ Bank of Kentucky, as identified in Section 3.3 on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  Premier shall use its best efforts to obtain such consents.

(r)            No Excess Parachute Payment.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Premier, First National nor the Bank will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Internal Revenue Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

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(s)            Fairness Opinion – First National. First National shall have received an opinion from its financial advisor, Baxter Fentriss and Company, that the Merger Consideration is fair, from a financial point of view, to the shareholders of First National.

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Section 7.     Closing Date and Effective Time

7.1            Closing Date.  The closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied.  The closing shall be held at the offices of Premier in Huntington, West Virginia, and the closing date (“Closing Date”) shall be a mutually agreeable date following the date of final approval by such regulatory agencies whose approval is required of the Merger, the Bank Merger, the Subsidiary Merger and the transactions contemplated hereby but, in no event, later than forty-five (45) days following the date of such final approval and/or the date when all such conditions are satisfied, whichever date shall last occur.

7.2            Effective Time.  Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, the Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of West Virginia (such time herein called “Effective Time”).

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Section 8.                          Conversion of Operating Systems.

8.1            Cooperation in Preparation for Conversion.  Bank, First National, Premier and Premier Bank mutually agree that it is in the best interest of the Bank’s customers and Premier’s ability to properly serve the Bank’s customers that all organizations work toward a core operating and accounting system conversion.  Bank, First National, Premier and Premier Bank agree to work with their third party providers as may be required for a successful conversion to occur.  This cooperation shall commence after the execution of this Agreement and shall include, but is not limited to data mapping, data line installation and testing, ATM network, electronic funds transfer processing and access to Bank’s premises prior to the Closing Date.

8.2            Conversion Expenses.  Bank shall be responsible for all costs incurred by Bank employees during the conversion including travel costs, training costs, or other costs specific to the deconversion of Bank’s current operating systems.

Premier shall be responsible for all costs incurred by Premier or Premier Bank employees during the conversion including travel costs, training costs, or other costs specific to the conversion of Bank’s current operating systems to Premier’s operating systems.

8.3            Archived Records of Bank. Bank will be responsible for archiving the historical loan, deposit and corporate accounting records and transactions of the Bank prior to the Closing Date.  Such archived records will become the property of Premier Bank at the Effective Time and will be immediately accessible by Premier Bank employees after the Effective Time.

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Section 9.                          Operations after the Closing Date.

9.1            Employees of Bank. Premier shall consider the current employees of First National and Bank for employment by Premier or Premier Bank after the Closing Date.  Premier agrees that those employees of Bank who become employees of Premier or Premier Bank on the Closing Date, while they remain employees of Premier or Premier Bank after the Closing Date, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Premier Bank to similarly situated employees of Premier Bank, except as provided herein.  Premier Bank and First National agree that all employees of First National or Bank at the Effective Time shall be considered “at will” employees and no employment contracts between First National or Bank and any of their employees will extend beyond the Effective Time.  Except as hereinafter provided, as of the Closing Date, with respect to any Premier or Premier Bank employee benefit and welfare plan in which Bank employees are eligible to participate, (i) such plans will take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plans), the service of such employees with Bank or First National as if such service were with Premier Bank; (ii) provided a Bank employee is currently covered under Bank’s medical and/or health plan at Closing Date, Bank employees will not be subject to any waiting periods or preexisting condition limitations under any medical, dental or health plans of Premier Bank in which they are eligible to participate and may participate, except that Bank employees hired within 90 days prior to the Closing Date will be subject to the waiting periods, preexisting  condition limitations, and/or eligibility requirements of Premier Bank’s benefit plans calculated using the Bank’s date of hire; (iii) Bank employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Closing Date; and (iv) for purposes of determining the entitlement of Bank employees to sick leave and vacation pay following the Closing Date, the service of such employees with the Bank shall be treated as if such service were with Premier Bank.

9.2            Severance.  Premier agrees that each First National or Bank employee who is involuntarily terminated (other than for cause) within one year after the Closing Date, shall receive, upon execution of an appropriate full release, a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at First National or Bank (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

“Cause” as used in this Agreement shall mean embezzlement, personal dishonesty causing injury to Bank or Premier Bank, gross personal misconduct which is repetitive and results in a decline in the net worth of Bank or Premier Bank, breach of a fiduciary duty involving personal profit, conviction of a felony involving personal dishonesty, knowing and willful failure to perform duties, intentional injury to Bank or Premier Bank, gross incompetence, falsification of bank records or documents, or any material breach of any term or condition of employment.

9.3            Survival.  The provisions of this Section 9 shall survive the Closing Date.

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Section 10.     Termination of Agreement

10.1            Grounds for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, either before or after the meeting of the shareholders of First National:

(a)            By mutual consent in writing of First National and Premier; or

(b)            By First National by giving written notice thereof to Premier if (i) a Material Adverse Effect (as defined in Section 6(o) shall have occurred in the financial condition, results of operations or business of Premier or any Premier Bank since the date of this Agreement, or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(c)            By Premier by giving written notice thereof to First National if (i) a Material Adverse Effect (as defined in Section 6(p) shall have occurred in the financial condition, results of operations or business of First National or any First National Subsidiary since the date of this Agreement or (ii) First National has breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(d)            By either First National or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(e)            By either First National or Premier upon written notice to the other if any condition precedent to either party’s performance hereunder is not satisfied or fulfilled; or

(f)            By either First National or Premier if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(g)            By either First National or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of First National or any First National Subsidiary, Premier or of any of the Premier State Banks; or

(h)            By either First National or Premier, if the shareholders of First National shall fail to approve the Merger by the vote required under the WVBCA and the Articles of Incorporation and Bylaws of First National; or

(i)            By either First National or Premier, if the Closing does not occur on or before December 31, 2015 unless extended by mutual agreement in writing; or

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(j)            By First National, if, without breaching Section 4.31, First National shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the First National Board, after consulting with and considering the advice of First National’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate this Agreement under this Section 10.1(j) shall not be available to First National unless it delivers to Premier (1) written notice of First National’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Termination Fee referred to in Section 10.3(a).  For purposes of this Section 10.1(j), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of First National, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, (2) if consummated, is reasonably likely to result in a more favorable transaction than the Merger for First National and its shareholders, and (3) whose refusal would constitute a breach of the fiduciary duty of the Board of Directors of First National; or

(k)            By First National in accordance with Section 2.2(f).

(l)            By Premier in accordance with Section 2.2(g).

10.2            Effect of Termination.  In the event of termination of this Agreement for any reason other than a breach thereof, neither party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 10.3.

10.3            Lost Opportunity Costs.

(a)            First National shall pay promptly to Premier a cancellation fee of $500,000 (the “Termination Fee”) if a Triggering Event (as defined in Section 10.3(b) below) has occurred; provided that Premier has not breached in any material respect the obligations of Premier contained in this Agreement.  The Termination Fee shall be payable in immediately available funds.

(b)            For purposes of this Section 10.3, a “Triggering Event” shall mean:

(i)            a breach of this Agreement which would permit Premier to terminate this Agreement; or

(ii)            the occurrence of both paragraphs (A) and (B):

(A)            The First National Board of Directors fails to recommend the Merger to First National shareholders and to continue such recommendation until the First National shareholders meeting duly called and held for the purpose of approving the Merger (the “Shareholders Meeting”), unless the First National Board of Directors reasonably concludes that one of the conditions precedent to First National’s obligation to close, other than the required shareholders’ vote, is not likely to be met, or unless a recommendation of the Merger would constitute a breach of the First National Board of Directors fiduciary duty, and

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(B)            the shareholders of First National fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof; or

(iii)            the occurrence of both paragraphs (A) and (B):

(A)            The shareholders of First National fail to approve and adopt the Merger at the Shareholders Meeting in accordance with the terms hereof and,

(B)            pursuant to an offer or negotiations initiated or commenced while this Agreement is in effect, either:  (a) within 6 months following the date hereof, First National announces or enters into a contract for a transaction with any person or group of persons relating to a merger or other business combination involving First National or the sale or other disposition of a majority of the assets of, or equity interest in, First National other than a transaction pursuant to which First National is the surviving corporation and the shareholders of First National are the owners of a majority of the stock of the surviving corporation subsequent to the transaction (an “Acquisition Transaction”) and such transaction is consummated within 12 months following the date hereof; (b) within 12 months following the date hereof, a tender or exchange offer is commenced by any person or group of persons to acquire equity securities of First National if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in First National (a “Tender Offer”), and such equity interest is acquired pursuant to such Tender Offer within 18 months following the date hereof.

(iv)            the termination of this Agreement pursuant to Section 10.1(j).

As used in this Section 10.3, the terms “person” and “group of persons” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934.  Only one Termination Fee shall be payable, regardless of the number of Triggering Events.

10.4            Return of Information.  In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 5 hereof.  Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

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Section 11.     Waiver and Amendment

Except with respect to required approvals of the applicable governmental authorities and shareholders, Premier or First National by written instrument signed by its authorized officers at any time (whether before or after approval of the Agreement or the Merger by the shareholders of First National), may extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:  (i) any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations, contained in this Agreement, and/or (iii) the performance (including performance to the satisfaction of a party) of any obligations set out herein.  This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders).  Any waiver, amendment or supplement hereof shall be in writing.  Any waiver by Premier or First National of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

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Section 12.     Meeting of Shareholders of First National.

First National shall take all steps necessary to call and hold a meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of First National as soon as practicable for the purpose of submitting this Agreement to its shareholders for their ratification, approval and confirmation, and First National will send to its respective shareholders for purposes of such meeting a proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  First National agrees to assist Premier in the preparation of such proxy statement/prospectus which will adequately disclose all information relevant and material to the Merger and which will comply with all such laws, rules and regulations.  Premier agrees that the material included in the proxy statement/prospectus which refers to the Merger and to Premier and the Premier Subsidiaries will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  First National agrees that the material submitted by it to Premier for inclusion in the proxy statement which refers to First National and the Bank will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations. First National will cause such proxy statement/prospectus to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in its records and in the proxy statement/prospectus and at such meeting of its shareholders First National will recommend that all shareholders vote in favor of this Agreement and the Merger.  Notwithstanding the foregoing, First National may disclose to any or all of its shareholders any facts with respect to Premier which First National reasonably deems to be material to such shareholders’ consideration of this Agreement and the Merger.

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Section 13.     Rights of Dissenting Shareholders

Any shareholder of First National who has and who properly exercises his right to dissent and perfect his appraisal rights under WVBCA, if any, shall be entitled, with respect to any shares as to which he or she shall so dissent, to the fair value of such shares as of the day prior to the date on which the shareholders of First National voted to approve the Merger, excluding any appreciation or depreciation in anticipation of the Merger.  The procedures to be followed and the rights of such dissenting shareholders shall be those set forth in the WVBCA.

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Section 14.     Miscellaneous

14.1            Public Announcements.  Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

14.2            Brokers and Finders.  First National and Premier represent each to the other that this Agreement and the Merger contemplated hereby are the result of direct negotiations between them and further, except for fees due Baxter Fentriss and Company by First National, that neither First National nor Premier has incurred any liability for any broker’s, finder’s or similar fees in connection with this Agreement or the Merger.

14.3            Disclosed In Writing.  As used in this Agreement, the phrase “disclosed in writing” shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a writing describing in reasonable detail the matters contained therein and delivered in accordance with Section 12.5 hereof.  For purposes of this Agreement, anything appearing, contained, disclosed or described (i) in any Premier Financial Statement or First National Financial Statement (including the notes thereto), (ii) in any call report or similar periodic report furnished to the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board, Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission or the West Virginia Division of Financial Institutions, or (iii) in any periodic report or other document filed with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, Forms 10-K, Forms 10-Q, Annual Reports, and proxy statements) by either of Premier or First National, shall be deemed to be previously disclosed.

14.4            Entire Agreement.  This Agreement embodies the entire agreement among the parties and there have been no agreements, representations, or warranties among the parties other than those set forth herein or those provided for herein.

14.5            Counterparts.  This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

14.6            Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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14.7            Notices.  Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

TO FIRST NATIONAL:                        First National Bankshares Corporation
One Cedar Street
P.O. Box 457
Ronceverte, WV 24970
Attention:  Matthew L. Burns

with a copy to:                                                              Charles D. Dunbar, Esquire
Jackson Kelly PLLC
500 Lee Street, East, Suite 1600 (zip 25301)
P.O. Box 553
Charleston, WV 25322

TO PREMIER:	Brien M. Chase, Senior Vice President and Chief Financial Officer
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702

with a copy to:                                                             Thomas J. Murray, Esquire
Daniel J. Konrad, Esquire
Dinsmore & Shohl LLP
611 Third Avenue
Huntington, West Virginia  25701

or such other addresses as shall be furnished in writing by either party to the other party.  Any such notice or communication shall be deemed to have been given as of the date so mailed.

14.8            Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

14.9            Expenses.  Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

14.10       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to contracts made and performed within the state and the United States of America.

14.11        No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

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14.12          Effectiveness of Agreement.  This Agreement shall become effective and binding as to Premier and First National when one or more counterparts shall have been signed and delivered by Premier and First National, and shall become effective and binding as to Interim Company when Interim Company has executed an Adoption Agreement in substantially the form attached hereto as Exhibit “A”.

14.13           Further Acts.  Premier and First National each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements, or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.14             Representations and Warranties Not to Survive.  Except for the representations and warranties contained in Sections 5, 9.3, 14.9 and 14.15, the representations and warranties included or provided in this Agreement shall not survive the Effective Time.

14.15              Disclosure Letter.  Disclosure Letter means a letter delivered by Premier/First National, First National/Premier on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement.  The Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement.  The matters expressly disclosed in the Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent.  The inclusion of any matter in the Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

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IN WITNESS WHEREOF, Premier and First National have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier and First National, acting by a majority thereof, and WITNESS also the signatures hereto of a majority of the board of directors of First National.

PREMIER FINANCIAL BANCORP, INC.

By  /s/ Robert W. Walker
Robert W. Walker, President and
Chief Executive Officer

ATTEST:

_/s/ Brien M. Chase  _______________
Brien M. Chase, Senior Vice President
and Chief Financial Officer

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FIRST NATIONAL BANKSHARES CORPORATION

By /s/ Matthew L. Burns
Matthew L. Burns
Its:  President and CEO

ATTEST:
  /s/ Mary Thompson
Its: Secretary

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EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT, made and entered into as of this __ day of June, 2015, by and among FIRST NATIONAL ACQUISITION, INC. ("Interim Company"), PREMIER FINANCIAL BANCORP, INC. ("Premier"), and FIRST NATIONAL BANKSHARES CORPORATION (“First National”);

WHEREAS, Premier and First National have entered into an Agreement of Merger dated as of the ___ day of June, 2015 ("Agreement"), to which this Adoption Agreement is attached, and which Agreement is incorporated herein by reference; and

WHEREAS, it is provided in Section 3.26 of the Agreement that Premier shall cause Interim Company to be organized and shall cause Interim Company to execute and enter into an Adoption Agreement in substantially the form of this Adoption Agreement so as to cause Interim Company to be bound by the applicable terms and provisions of the Agreement; and

WHEREAS, Interim Company has been organized;

NOW, THEREFORE, in consideration of the foregoing premises which are not mere recitals but an integral part hereof and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.            Interim Company hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it to the same extent as if Interim Company were an original party thereto.

2.            Interim Company agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all actions on its part to be taken so as to permit the consummation of the Agreement and the Merger (as defined in the Agreement) at the earliest possible date, and that it shall cooperate fully with Premier and First National to that end.

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3.            Interim Company represents and warrants to and covenants with Premier and First National that:

3.1            Interim Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of West Virginia.

3.2            Interim Company has the corporate power to execute and deliver this Adoption Agreement and to merge with First National pursuant to the Agreement and has taken or will have taken at the Effective Time of the Merger all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby; and this Adoption Agreement and the Agreement are or at the Effective Time of the Merger will be valid and binding agreements of Interim Company in accordance with their terms.

IN WITNESS WHEREOF, Premier, First National and Interim Company have caused this Agreement to be executed by their duly authorized officers, and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier, First National and Interim Company, acting by a majority thereof.

PREMIER FINANCIAL BANCORP, INC.

By _____________________________________
Brien M. Chase, Senior Vice President
   and Chief Financial Officer

ATTEST

________________________________
Its Assistant Secretary

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FIRST NATIONAL BANKSHARES CORPORATION

By _____________________________________
Matthew L. Burns
Its:            President and CEO
ATTEST

________________________________
Its Secretary

FIRST NATIONAL ACQUISITION, INC.

By _____________________________________
________________________________
Its:_____________________________________

ATTEST

________________________________
Its Secretary

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EXHIBIT B

PLAN OF MERGER

OF

FIRST NATIONAL BANKSHARES CORPORATION

AND

FIRST NATIONAL ACQUISITION, INC.

1.            The Parties.  First National Acquisition, Inc., a West Virginia corporation ("Interim Company") shall merge with and into First National Bankshares Corporation, a West Virginia corporation (“First National”) (both corporations are sometimes collectively referred to herein as the "Constituent Corporations") under the charter of First National.  First National shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Company.  The Merger shall become effective at the time specified in articles of merger to be filed with the Secretary of State of West Virginia (the "Effective Time of the Merger").

2.            Articles of Incorporation; Bylaws.  At the Effective Time of the Merger, the Articles of Incorporation and Bylaws of First National in effect at the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Company until altered, amended or repealed in accordance with applicable law.

3.            Assets and Rights.  At the Effective Time of the Merger, the corporate existence of Interim Company shall, as provided in the West Virginia Business Corporation Act, be merged with and into First National and continued in the Surviving Company.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on
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whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Constituent Corporations, and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

4.            Liabilities and Obligations. At the Effective Time of the Merger, First National as the Surviving Company shall henceforth be and remain responsible and liable for all the liabilities and obligations of the Constituent Corporations; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

5.            Conversion, Exchange and Cancellation of Shares

(i)            Conversion Rate.  At the Effective Time of the Merger each outstanding share of First National Common Stock shall ipso facto, without any action on the part of the holder thereof, become and be converted into the right to receive (i) stock consideration in accordance with subparagraphs (a) and (b), (ii) Cash Consideration in accordance with subparagraphs (c) and (e), and (iii) Additional Cash Consideration in accordance with subparagraphs (d) and (e) (collectively, the “Merger Consideration”), as follows:

(a)            1.725 fully paid and non-assessable shares of Premier Common Stock (determined by dividing (n) 1,436,600  by (d) the number of shares of First National Common Stock issued and outstanding at the Effective Time, which as of June ___, 2015 is 832,812); provided, however, if

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(b)            The weighted average of the daily closing trade prices of Premier Common Stock on the NASDAQ Global Market System during the twenty (20) consecutive NASDAQ Global Market System trading days ending on the trading day before the Effective Time (“Premier's Trading Price”) is greater than $15.50 then the Exchange Ratio shall be reduced and calculated as follows: (n) $22,267,300 divided by (d) Premier's Trading Price, with that quotient further divided by (dd) the number of shares of First National Common Stock outstanding as of the Effective Time.  The lower ratio determined pursuant to (a) or (b), rounded to the nearest thousandth, shall be hereinafter referred to as the “Exchange Ratio”.  The Exchange Ratio, as adjusted pursuant to this subparagraph (b) shall not be less than 1.650.

(c)            If Premier's Trading Price is less than $15.50,  then,  subject to the limitation set forth in subparagraph (e), Premier shall pay up to an additional $1.20 in cash for each share of First National Common Stock, the exact amount to be calculated as follows: $15.50 less Premier's Trading Price multiplied by 1.725 (the “Cash Consideration”).  In no event, however, shall the sum of Cash Consideration and Additional Cash Consideration defined in subparagraph (d) below exceed the sum of $1.20 per share of First National Common Stock.

(d)            If First National’s Special Dividend approved and paid is less than $5.08 per share, then, subject to the limitation set forth in subparagraph (e) Premier shall pay further additional cash consideration of up to $1.00 for each share of First National Common Stock (the “Additional Cash Consideration”); however, Additional Cash Consideration is payable if, and only if, the Estimated PreClosing Shareholders’ Equity described in Section 6(d) of the Agreement of Merger equals or exceeds $21,836,000.

(e)            In no event shall the total of the Cash Consideration and the Additional Cash Consideration exceed $1.20 per First National share, or $1,000,000 in the aggregate.

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(f)            In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be less than $27.50 per share of First National, then this Plan may be terminated by First National, on written notice to Premier; provided that Premier may, at its sole option and discretion, increase the Merger Consideration to $27.50 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(f), and this Plan shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration by Premier may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) of the Merger Agreement.

(g)            In the event that the sum of the Special Dividend and the Merger Consideration, based on Premier’s Trading Price, the Cash Consideration and the Additional Cash Consideration, would be greater than $36.14 per share of First National, then this Plan may be terminated by Premier, on written notice to First National; provided that First National may, at its sole option and discretion, decrease the Merger Consideration to $36.14 per share, whereupon no termination shall have occurred pursuant to this Section 2.2(g), and this Plan shall remain in effect in accordance with its terms (except as the applicable Merger Consideration shall have been so modified); provided further, that the change of the Merger Consideration may not adversely affect the tax treatment of the transactions as contemplated herein and specifically in Section 6(n) of the Merger Agreement.

(h)            Treasury Shares.  Each share of First National Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

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All shares of Premier Common Stock into which the aforesaid First National Common Stock is so converted shall be fully paid and non-assessable.

(ii)            Manner of Exchange.     After the Effective Time of the Merger, except for persons exercising their rights as dissenting shareholders of First National, each shareholder of First National, upon surrender to Premier of certificates representing First National Common Stock, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration for which shares of First National Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 5.  After the Effective Time of the Merger, each outstanding certificate which, prior to the Effective Time of the Merger, represented First National Common Stock, will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock, Cash Consideration and Additional Cash Consideration into which the shares of First National Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing First National Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of First National of shares of First National Common Stock.  Upon surrender of certificates of First National Common Stock for exchange for Premier Common Stock, there shall be paid to the record holder of the certificates of
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Premier Common Stock, Cash Consideration and Additional Cash Consideration issued in exchange therefor the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

(iii)            Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any First National shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which a First National shareholder would otherwise be entitled by Premier’s Trading Price.  Payment for fractional shares will be made with respect to each shareholder at the time such shareholder's certificates of First National Common Stock are exchanged.

(iv)            Lost Certificates.  If a certificate evidencing outstanding shares of First National Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier certificate to which the shareholder would otherwise be entitled on surrender of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.

6.            Further Assurances.  If at any time the Surviving Company shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Company the title to any property or rights of Interim Company or First National or any subsidiary thereof, or otherwise to carry out the provisions hereof, the proper
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officers and directors of Interim Company or First National, as the case may be, as of the Effective Time of the Merger, and thereafter the officers of the Surviving Company acting on behalf of Interim Company or First National, as the case may be, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise carry out the provisions hereof.

7.            Termination and Abandonment.  This Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement of Merger.

8.            Other Terms and Conditions.  All other terms and conditions to the Merger are as provided in the Agreement of Merger.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized, all as of the day and year first above written.

FIRST NATIONAL BANKSHARES CORPORATION,
a West Virginia corporation

By _____________________________________
            Matthew L. Burns
Its:            President and CEO

ATTEST:

__________________________________
Its Secretary

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FIRST NATIONAL ACQUISITION, INC.,
a West Virginia corporation

By _____________________________________
_________________________________
Its:            President and Chief Executive Officer

ATTEST:

_________________________________
Its Secretary

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FIRST AMENDMENT TO
AGREEMENT OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT OF MERGER (hereinafter sometimes referred to as the “Amendatory Agreement”), dated as of the 22nd day of September, 2015, by and among PREMIER FINANCIAL BANCORP, INC. (“Premier”), FIRST NATIONAL BANKSHARES CORPORATION (“First National”) and FIRST NATIONAL ACQUISITION, INC. (“Interim Company”);

W I T N E S S E T H:

WHEREAS, Premier and First National have entered into an Agreement of Merger dated as of July 6, 2015 (the “Agreement”) which has been adopted by Interim Company by Adoption Agreement dated as of September 16, 2015 (the “Adoption Agreement’); and

WHEREAS, Section 10.1 of the Agreement, captioned “Grounds for Termination”, provides that the Agreement and the transactions contemplated thereby may be terminated at any time prior to the Closing Date (as defined in the Agreement) upon occurrence of various events, including, as set forth in Subsection (i) of Section 10.1, by either First National or Premier if the Closing does not occur on or before December 31, 2015 unless extended by mutual agreement in writing; and

WHEREAS, First National, Premier and Interim Company wish to extend the date by which Closing must occur to January 31, 2016; and

WHEREAS, the Agreement provides in Section 11 that it may be amended or modified as therein provided.

NOW, THERFORE, in consideration of the foregoing premises, which are not mere recitals but are an integral part hereof, and in consideration of the mutual agreements hereinafter provided for, the parties hereto agree as follows:

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1.            Subsection (i) of Section 10.1 of the Agreement is hereby amended to read as follows:

(j)	By either First National or Premier, if the Closing does not occur on or before January 31, 2016 unless extended by mutual agreement in writing.

2.            Except as herein amended, the Agreement and the Adoption Agreement shall remain in full force and effect in accordance with their respective terms, which are hereby reaffirmed.

PREMIER FINANCIAL BANCORP, INC.

By  /s/ Brien M. Chase                                    _
Brien M. Chase, Senior Vice President
   and Chief Financial Officer
ATTEST

  /s/ Toney K. Adkins                                    _
Its Secretary

FIRST NATIONAL BANKSHARES CORPORATION

By   /s/ Matthew L. Burns                                        _
Matthew L. Burns, President
   and Chief Executive Officer
ATTEST

  /s/ Mary Thompson                              _
Its Secretary

FIRST NATIONAL ACQUISITION, INC.

By   /s/ Robert W. Walker                                          _
Robert W. Walker, President
ATTEST

  /s/ Brien M. Chase                              _
Its Secretary

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APPENDIX II

ARTICLE 13. APPRAISAL RIGHTS.

PART 1. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES.

§31D-13-1301. Definitions.

In this article:

(1)            "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2)            "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)            "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) "Fair value" means the value of the corporation's shares determined:

(A)            Immediately before the effectuation of the corporate action to which the shareholder objects;

(B)            Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C)            Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5)            "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)            "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

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(7)            "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)            "Senior executive" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9)            "Shareholder" means both a record shareholder and a beneficial shareholder.

§31D-13-1302. Right to appraisal.

(a)            A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)            Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2)            Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3)            Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4)            An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5)            Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b)            Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

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(1)            Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A)            Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B)            Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2)            The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A)            The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B)            The day before the effective date of the corporate action if there is no meeting of shareholders.

(3)            Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4)            Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

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(c)            Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d)            A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1)            Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

(2)            Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners.

(a)            A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)            A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1)            Submits to the corporation the record shareholder's written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2)            Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

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PART 2.                          PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS.

§31D-13-1320. Notice of appraisal rights.

(a)            If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)            In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§31D-13-1321. Notice of intent to demand payment.

(a)            If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)            Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

(2)            Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b)            A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§31D-13-1322. Appraisal notice and form.

(a)            If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)            The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

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(1)            Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2)            State:

(A)            Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B)            A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C)            The corporation's estimate of the fair value of the shares;

(D)            That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E)            The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3)            Be accompanied by a copy of this article.

§31D-13-1323. Perfection of rights; right to withdraw.

(a)            A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

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(b)            A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation's written consent.

(c)            A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§31D-13-1324. Payment.

(a)            Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)            The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1)            Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

(2)            A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3)            A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation's obligations under this article.

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§31D-13-1325. After-acquired shares.

(a)            A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b)            If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1)            Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2)            Of the corporation's estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3)            That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4)            That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer; and

(5)            That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation's offer.

(c)            Within ten days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)            Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer.

(a)            A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

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(b)            A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation's payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

PART 3.                          JUDICIAL APPRAISAL OF SHARES.

§31D-13-1330. Court action.

(a)            If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b)            The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c)            The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d)            Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

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§31D-13-1331. Court costs and counsel fees.

(a)            The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b)            The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)            Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2)            Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c)            If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d)            To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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APPENDIX III

9100 ARBORETUM PARKWAY SUITE 170                                                                                                                                            RICHMOND, VIRGINIA 23236
BAXTERFENTRISS.COM                                                                                    (804) 323-7540                                                      FAX (804) 323-7457

July 6, 2015

The Board of Directors
First National Bankshares Corporation
One Cedar Street
Ronceverte, West Virginia  24970

Dear Members of the Board:

First National Bankshares Corporation, Ronceverte, West Virginia, (“First National”) and Premier Financial Bancorp, Inc., Huntington, West Virginia (“Premier”) have entered into an agreement providing for the acquisition of First National by Premier (“Merger”). The terms of the Merger are set forth in the Agreement of Merger (“Agreement”) dated July 6, 2015.

The terms of the Merger provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of First National common stock $1.00 par value less any treasury stock, will be exchanged for the right to receive up to 1,436,600 whole shares of Premier Financial Bancorp, Inc.'s common stock plus up to $6.28 in cash subject to certain limitations and exemptions as defined in the Agreement, (the “Merger Consideration”).

You have asked our opinion as to whether the Merger Consideration is fair to the respective shareholders of First National from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of First National and Premier available to us from published and nonpublished sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared First National and Premier from a financial point of view to the other financial institutions; (b) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the Agreement and related documents; (d) reviewed the historical market price of First National’s and Premier’s common stock; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of First National and Premier to discuss the foregoing as well as other matters that may be relevant.

We have not independently verified the financial and other information concerning First National or Premier or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of First National and Premier as they exist and are known to us as of July 6, 2015.

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We have acted as financial advisor to First National and in connection with the Acquisition will receive from First National a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

It is understood that this opinion may be included in its entirety in any communication by First National or the Board of Directors to the shareholders of First National. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Merger Consideration is fair to the shareholders of First National Bankshares Corporation from a financial point of view.

Sincerely,

Baxter Fentriss and Company

Baxter Fentriss and Company

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.                                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 271B.2-020(2)(d) of Kentucky Business Corporation Act (the "Act") enables a Kentucky corporation to provide in its articles of incorporation, and the Registrant has so provided in its Articles of Incorporation, for the elimination or limitation of the personal liability of  a director to the corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that a director's liability is not eliminated or limited:  (1) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (3) for any vote or assent to an unlawful distribution to shareholders as prohibited under Section 271B.8-330 of the Act (which imposes liability on directors for payments of dividends, purchases, redemptions or other acquisitions of shares, and distributions of indebtedness that are unlawful); or (4) for any transaction from which the director derived an improper personal benefit.

Section 271B.8-510 of the Act permits the indemnification by a corporation of any director who is made party to a threatened, pending or completed action, suit or proceeding because he is or was a director of such corporation. To be eligible for indemnification, such person must have conducted himself in good faith and reasonably believed that his conduct, if undertaken in his official capacity with the corporation, was in the corporation's best interests, and, if not in his official capacity, was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director must also not have reasonable cause to believe his conduct was unlawful. A director may not be indemnified under the above-referenced section in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit by him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 271B.8-510 of the Act in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Section 271B.8-560 of the Act provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors.  Mandatory indemnification against reasonable expenses incurred in connection with a proceeding is provided for by the Act, unless otherwise limited by the corporation's articles of incorporation, where a director or officer has been wholly successful on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.  A court of competent jurisdiction may also order indemnification if the director is fairly and reasonably entitled thereto in view of all relevant circumstances, whether or not he met the applicable standard of conduct or was adjudged liable to the corporation.

The Act provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.  Additionally, the Act provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents of the corporation against liability asserted against or incurred by such party in their respective capacity with the corporation.

Articles X of the Registrant's Articles of Incorporation and Article VIII of the Registrant's By-Laws require Registrant to indemnify its directors and officers to the fullest extent permitted by the Act.

ITEM 21.                                  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)                The Exhibit Index appearing on the page following the signature page of this Registration Statement is hereby incorporated by reference.

(b)                The financial statement schedules are being furnished as part of the prospectus.

(c)                The Opinion of Baxter Fentriss and Company is being furnished as part of the proxy statement/prospectus.

ITEM 22.                                  UNDERTAKINGS

1.                (a)                The undersigned registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)                That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other Items of the applicable form.

3.                The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.                Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5.                The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

6.                The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

7.                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on the 12th day of November, 2015.

PREMIER FINANCIAL BANCORP, INC.

By: /s/ Robert W. Walker
Robert W. Walker – President and Chief Executive Officer

Signature	Title	Date

/s/ Robert W. Walker	Director, President and Chief Executive Officer	November 12, 2015
Robert W. Walker
/s/ Brien M. Chase	Chief Financial Officer and Chief Accounting Officer	November 12, 2015
Brien M. Chase
*	Director	November 12, 2015
Toney K. Adkins
*	Director	November 12, 2015
Philip E. Cline
*	Director	November 12, 2015
Harry M. Hatfield
*	Director	November 12, 2015
Lloyd G. Jackson, II
*	Director	November 12, 2015
Keith F. Molihan
*	Director	November 12, 2015
Marshall T. Reynolds
*	Director	November 12, 2015
Neal W. Scaggs
*	Director	November 12, 2015
Thomas W. Wright

    *  Signed pursuant to Powers of Attorney dated October 14, 2015, included as part of the signature page to the Registration Statement on Form S-4 for Premier Financial Bancorp, Inc. filed on October 15, 2015.

By: /s/ Brien M. Chase
Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

EXHIBIT                                  DESCRIPTION OF DOCUMENT

2.1	Agreement of Merger dated July 6, 2015 between Premier Financial Bancorp, Inc. and First National Bankshares Corporation and First National Acquisition, Inc. as amended by First Amendment to Agreement of Merger dated September 22, 2015 (included as Appendix I to Joint Proxy Statement)
3.1.1	Form of Articles of Incorporation of Premier included as Exhibit 3.1 to Premier’s Registration Statement on Form S-1, Registration No. 333-1702, filed on February 28, 1996 is incorporated herein by reference.
3.1.2	Form of Articles of Amendment to Premier Articles of Incorporation, included as Exhibit 3.2 to Premier’s Amendment No. 1 to Registration Statement on Form S-1, Registration No. 333-1702, filed on March 25, 1996 is incorporated herein by reference.
3.1.3	Articles of Amendment to Articles of Incorporation effective September 3, 2009 re: increase in authorized common shares (included as Exhibit 3.1 to Form 8-K filed on September 9, 2009) is incorporated herein by reference.
3.1.4	Articles of Incorporation of registrant (reflecting amendments through September 29, 2009) [For SEC reporting compliance purposes only – not filed with Kentucky Secretary of State], filed as Exhibit 3.1(e) to Form 10-K filed on March 30, 2010 is incorporated herein by reference.
5.1	Opinion of Dinsmore & Shohl LLP, including consent. *
8.1	Tax Opinion of Dinsmore & Shohl LLP, including consent.
8.2	Tax Opinion of Jackson Kelly PLLC, including consent.
21	Subsidiaries of Registrant (Incorporated herein by reference to Premier Financial Bancorp, Inc.’s Form 10-K for the year ended December 31, 2014).
23.1	Consent of Dinsmore & Shohl LLP (included in Legal Opinion Exhibit 5.1 and 8.1).
23.2	Consent of Jackson Kelly PLLC (included in Tax Opinion Exhibit 8.2).
23.3	Consent of Baxter Fentriss and Company. *
23.4	Consent of Crowe Horwath LLP
24	Powers of Attorney (included on Pages II-5 and II-6) *
99.1	Form of Proxy for First National Bankshares Corporation
____________________
*  Previously filed.